Exhibit 2.1

Confidential

EXECUTION VERSION

TRANSACTION AGREEMENT

dated as of

May 15, 2021

by and among

CLARIVATE PLC,

CAMELOT UK BIDCO LIMITED,

MILLENNIUM RESEARCH GROUP INC.,

CLARIVATE SCIENCE HOLDINGS CORPORATION,

CLARIVATE US SCIENCE HOLDINGS CORPORATION,

PROQUEST HOLDINGS LLC,

PROQUEST LLC,

PROQUEST HOLDINGS CANADA LLC,

CAMBRIDGE INFORMATION GROUP, INC.

CAMBRIDGE INFORMATION GROUP I LLC,

CSA GP CORPORATION,

A-PQ HOLDINGS, LLC,

CAMBRIDGE INFORMATION GROUP III LLC,

in its capacity as the Equityholders’ Representative,

and

THE OTHER PARTIES SIGNATORY THERETO

2

3

4

Exhibits

Exhibit A	–	Form of Merger Agreement
Exhibit B	–	Form of Penn Written Consent
Exhibit C	–	Illustrative Calculation of Closing Working Capital
Exhibit D	–	Form of Accredited Investor Questionnaire
Exhibit E	–	Form of Registration Rights Agreement Amendment
Exhibit F	–	Pre-Closing Restructuring Plan
Exhibit G	–	Unpaid and Accrued Retention Bonuses

Schedules

Schedule I	–	Acquired Company Securities

5

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”) dated as of May 15, 2021 by and among Camelot UK Bidco Limited, a private company limited by shares incorporated under the laws of England and Wales (“Cornell UK Buyer”), Millennium Research Group Inc., a corporation incorporated under the laws of the Province of Ontario (“Cornell Canada Buyer”), Clarivate Science Holdings Corporation, a Delaware corporation (“Cornell US Buyer 1”), Clarivate US Science Holdings Corporation, a Delaware corporation (“Cornell US Buyer 2” and, together with Cornell UK Buyer, Cornell Canada Buyer and Cornell US Buyer 1, the “Cornell Buyers”), Clarivate Plc, a public limited company organized under the laws of the Island of Jersey (“Cornell Parent” and, together with the Cornell Buyers, the “Cornell Parties”), ProQuest LLC, a Delaware limited liability company (“Penn LLC”), ProQuest Holdings Canada LLC, a Delaware limited liability company (“Penn Holdings Canada”), ProQuest Holdings LLC, a Delaware limited liability company (“Penn Parent” and, together with Penn LLC and Penn Holdings Canada, the “Penn Parties”), Cambridge Information Group, Inc., a Maryland corporation, Cambridge Information Group I LLC, a Delaware limited liability company, CSA GP Corporation, a Delaware corporation, Sara Synder Educational Trust, Samuel Snyder Educational Trust, Natalie Granader Educational Trust, Joshua Granader Educational Trust, Jessica Granader Educational Trust, and A-PQ Holdings, LLC, a Delaware limited liability company (collectively, with Penn Parent, the “Selling LPs”) and Cambridge Information Group III LLC, a Delaware limited liability company, in its capacity as the representative of the Equityholders as set forth herein (the “Equityholders’ Representative”). The Cornell Parties, the Penn Parties, the Selling LPs and the Equityholders’ Representative are sometimes individually referred to as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Parties’ willingness to enter into this Agreement, Ex Libris Intermediate TopCo, Inc., a Delaware corporation (“Penn ELI”), Clarivate Science, LLC, a Delaware limited liability company (“Cornell Merger Sub 1”), Clarivate EL Corporation, a Delaware corporation (“Cornell Merger Sub 2”) and Cornell Parent are entering into an Agreement and Plan of Merger (the “Merger Agreement”) in the form attached hereto as Exhibit A pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Cornell Merger Sub 1 shall be merged with and into Penn ELI in accordance with Delaware Law and Delaware LLC Law (the “First Merger”), whereupon the separate existence of Cornell Merger Sub 1 shall cease and Penn ELI shall be the surviving company (the “Initial Surviving Corporation”) and (ii) the Initial Surviving Corporation shall be merged with and into Cornell Merger Sub 2 in accordance with Delaware Law (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the Initial Surviving Corporation shall cease and Cornell Merger Sub 2 shall be the surviving corporation;

WHEREAS, Penn LLC is the record and beneficial owner of (i) all of the outstanding Equity Securities of ProQuest European Holdings Ltd, a private company limited by shares incorporated under the laws of England and Wales (“Penn European Holdings” and the “Penn European Holdings Acquired Securities”, respectively) and (ii) all of the outstanding Equity Securities of ProQuest Netherlands BV, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) existing under the laws of the Netherlands, having its registered seat in Schellinkhout, the Netherlands, and its registered address at Kraanspoor 50, 1033 SE, Amsterdam, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce under number 37084896 (“Penn Netherlands” and the “Penn Netherlands Acquired Securities”, respectively);

WHEREAS, Penn Holdings Canada is the record and beneficial owner of all of the outstanding Equity Securities of ProQuest Information Access ULC, an Alberta corporation (“Penn Canada” and the “Penn Canada Acquired Securities”, respectively);

WHEREAS, Penn Parent and the Selling LPs are the record and beneficial owners of all of the outstanding Equity Securities of ProQuest LP, a Maryland limited partnership (“Penn LP” and the “Penn LP Acquired Securities”, respectively);

WHEREAS, prior to the Closing, Penn Parent intends to undertake, or cause to be undertaken, a series of transactions to consummate the Pre-Closing Restructuring;

WHEREAS, immediately following the Mergers, Penn LLC desires to sell to Cornell UK Buyer, and Cornell UK Buyer desires to purchase from Penn LLC, (i) the Penn European Holdings Acquired Securities and (ii) the Penn Netherlands Acquired Securities, upon the terms and subject to the conditions hereinafter set forth (the “First Equity Sale”);

WHEREAS, immediately following the First Equity Sale, Penn Holdings Canada desires to sell to Cornell Canada Buyer, and Cornell Canada Buyer desires to purchase from Penn Holdings Canada, the Penn Canada Acquired Securities, upon the terms and subject to the conditions hereinafter set forth (the “Second Equity Sale”);

WHEREAS, immediately following the Second Equity Sale, (i) Penn Holdings Canada desires to distribute to Penn LLC the proceeds from the Second Equity Sale, and (ii) Penn LLC desires to distribute to Penn Parent and the Selling LPs the proceeds from the First Equity Sale and the proceeds received pursuant to (i) (the “Proceeds Distributions”);

WHEREAS, immediately following the Proceeds Distributions, Penn Parent and the Selling LPs desire to sell to Cornell US Buyer 1 and Cornell US Buyer 2, and Cornell US Buyer 1 and Cornell US Buyer 2 desire to purchase from Penn Parent and the Selling LPs, the Penn LP Acquired Securities, upon the terms and subject to the conditions hereinafter set forth (the “Third Equity Sale” and, together with the First Equity Sale and the Second Equity Sale, the “Equity Sales”);

WHEREAS, the respective boards of directors (or its equivalent) of each Cornell Transaction Party and each Penn Transaction Party have approved this Agreement and each other Transaction Document to which it is (or is specified to be) a party and the Transactions;

WHEREAS, Cornell Parent has entered into that certain amendment, dated as of May 15, 2021, to the Purchase Agreement dated as of July 29, 2020, by and among Cornell Parent, a public limited company organized under the laws of the Island of Jersey, Cornell UK Buyer, a private company limited by shares incorporated under the laws of England and Wales, Clarivate IP (US) Holdings Corporation, a Delaware corporation and Capri Acquisitions Topco Limited, a private company limited by shares incorporated under the laws of the Island of Jersey (the “CPA Purchase Agreement”), pursuant to which Section 6.07(c) of the CPA Purchase Agreement, which prohibits Cornell Parent from issuing Cornell Parent Common Stock to the extent such issuance would cause the ownership (as determined in accordance with Section 1297(c) of the Code and Section 6.07(c) of the CPA Purchase Agreement) of Cornell Parent by Capri Acquisitions Topco Limited, immediately after such issuance, to fall below twenty-five percent (25%), will be, concurrently with entry into this Agreement, irrevocably deleted and of no further force or effect;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Cornell Parties’ willingness to enter into this Agreement, each Sponsor and Cornell Parent are entering into Support Agreements (each, a “Support Agreement”) agreeing to certain matters with respect to the Transactions; and

WHEREAS, the Parties intend that, for U.S. federal income tax purposes (and to the extent permitted by Law, U.S. state and local income tax purposes): (i) the First Merger and the Second Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for which the sole consideration is the Merger Consideration, and Cornell Parent be treated as a corporation under Section 367(a) of the Code with respect to each indirect transfer thereto (under Treasury Regulations Section 1.367(a)-3(d)(1)) in connection with the Mergers (other than a transfer by a shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Cornell Parent immediately following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) (the “Penn ELI Reorganization”) and this Agreement, together with the Merger Agreement, is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code with respect to the Penn ELI Reorganization, (ii) the acquisition pursuant to the First Equity Sale of (a) the Penn European Holdings Acquired Securities and (b) the Penn Netherlands Acquired Securities from Penn LLC by Cornell UK Buyer be treated as a taxable sale and purchase of the assets of Penn European Holdings and Penn Netherlands under Section 1001 of the Code, (iii) the acquisition pursuant to the Second Equity Sale of the Penn Canada Acquired Securities from Penn Holdings Canada by Cornell Canada Buyer be treated as a taxable sale and purchase of the assets of Penn Canada under Section 1001 of the Code, (iv) the acquisition of the Penn LP Buyer 1 Acquired Securities by Cornell US Buyer 1 from Penn Parent be treated as a taxable sale and purchase of the Penn LP Buyer 1 Acquired Securities under Section 741 and Section 1001 of the Code, and (v) the acquisition of the Penn LP Buyer 2 Acquired Securities by Cornell US Buyer 2 from Penn Parent and the Selling LPs be treated as a taxable sale and purchase of the Penn LP Buyer 2 Acquired Securities under Section 741 and Section 1001 of the Code (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01.     Definitions. (a) The following terms, as used herein, have the following meanings:

“Accounting Change Item” means the aggregate amount includible in income by Penn LP under Section 481(a) of the Code (and any similar provision under U.S. state and local Law) as result of the change in method of accounting made by Penn LP with the filing of its 2019 U.S. federal income tax return with respect to Penn LP’s accounting for revenue recognition, but only to the extent not taken into account by Penn Parent and the Selling LPs in a Pre-Closing Tax Period.

“Accounting Principles” means GAAP applied in a manner consistent with the principles, practices, policies, procedures, judgments and methodologies as were used in connection with the preparation of the Balance Sheet included in the Historical Audited Financial Statements.

“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

“Accredited Investor Questionnaire” means a questionnaire in the form attached hereto as Exhibit D or such other form as may be approved by Cornell Parent in its reasonable discretion.

“Acquired Companies” means Penn ELI, Penn European Holdings, Penn Netherlands, Penn Canada and Penn LP.

“Acquired Company Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between any Acquired Company Entity and any labor organization, works council or other authorized employee representative representing Acquired Company Service Providers.

“Acquired Company Employee Plan” means any Employee Plan (excluding (A) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) any plan that is mandated by a Governmental Authority or by Applicable Law that is sponsored or maintained by a Governmental Authority, and (C) any equity or equity-based compensation arrangement maintained by Penn Parent that does not relate to or provide for the issuance of Equity Securities of any Acquired Company) (x) that is sponsored, maintained, administered, contributed to or required to be contributed to or entered into by any Acquired Company Entity for the current or future benefit of any Acquired Company Service Provider or (y) for which any Acquired Company Entity has, or could reasonably be expected to have, any direct or indirect Liability.

“Acquired Company Entity” means each of the Acquired Companies and each of their Subsidiaries.

“Acquired Company International Plan” means any Acquired Company Employee Plan that is not an Acquired Company U.S. Plan.

“Acquired Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each, an “Effect”) that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, Liabilities or results of operations of the Acquired Company Entities, taken as a whole, excluding any Effect to the extent resulting from (A) changes generally affecting the industry in which the Acquired Company Entities operate, (B) changes in general economic or political conditions in the United States or elsewhere in the world, including the financial and capital markets in general (including currency and interest rates), (C) changes in Applicable Law or generally applicable accounting standards (including GAAP or IFRS) affecting the Acquired Company Entities, or the interpretation thereof, (D) acts of war, sabotage or terrorism, natural disasters, epidemics, pandemics (including the COVID-19 pandemic) or disease outbreaks or any escalation or worsening of any stoppages, shutdowns or habits or behavior of people, or any response of any Governmental Authority (including requirements for business closures or “sheltering in place”), related to any of the foregoing, (E) the public announcement of the Transactions, including the identity of the Cornell Parties or any public announcement by Cornell Parent or any of its Subsidiaries regarding their plans or intentions with respect to the business of any Acquired Company Entity, and including the impact of such announcement on relationships with customers, suppliers, distributors or employees of any Acquired Company Entity (it being understood that this clause (E) shall not apply to a breach of any representation or warranty related to the announcement or consummation of the Transactions), (F) the failure by the Acquired Company Entities to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (provided that clause (F) shall not prevent an assertion that any Effect that may have contributed to such failure and is not otherwise excluded constitutes or contributed to an Acquired Company Material Adverse Effect) or (G) any action taken by the Penn Parties or the Acquired Companies that is expressly required to be taken pursuant to this Agreement or at the written request of any Cornell Party, other than, in the case of clause (A), (B), (C) and (D) to the extent that such Effects have a disproportionate effect on the Acquired Company Entities, taken as a whole, relative to other participants in the industry in which the Acquired Company Entities operate or (ii) would reasonably be expected to prevent, materially delay or materially impede the Penn Parties’, the Acquired Company Entities’ or the Selling LPs’ ability to consummate the Transactions or to perform any of their respective obligations under this Agreement or the other Transaction Documents.

“Acquired Company Securities” means (i) all of the Equity Securities of Penn ELI, (ii) the Penn European Holdings Acquired Securities, (iii) the Penn Netherlands Acquired Securities, (iv) the Penn Canada Acquired Securities and (v) the Penn LP Acquired Securities.

“Acquired Company Service Provider” means any current or former director, officer, employee (whether temporary, part-time or full-time), individual independent contractor or consultant, intern or other individual service provider of any Acquired Company Entity.

“Acquired Company U.S. Plan” means any Acquired Company Employee Plan that covers Acquired Company Service Providers who perform (or who, as of immediately prior to termination of their employment or other service with any Acquired Company Entity, performed) services primarily within the United States.

“Action” means any claim or counterclaim, hearing, audit, action, investigation, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), arbitral action or criminal prosecution.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether now or in the future, and, with respect to any individual, shall also include any “associate” or member of such individual’s “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act); provided that (i) the holders of Cornell Parent Common Stock party to the Existing Investor Rights Agreement shall not be deemed Affiliates of Cornell Parent or any of its Subsidiaries, (ii)no Sponsor or investment fund advised or managed by or affiliated with any Sponsor or its Affiliates, or any “portfolio company” (as such term is customarily understood among institutional private equity investors) of such investment funds, will be deemed to be an Affiliate of any Penn Party or Acquired Company Entity hereunder, and (ii) no Sponsor will be deemed an Affiliate of any other Sponsor. For purposes of this definition, “control” when used with respect to any Person means the power, directly or indirectly, to direct the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“AICPA” means the American Institute of Certified Public Accountants.

“Allocation Schedules” means the Merger Allocation Schedule and the Sale Allocation Schedule.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, national or local law (statutory, common or otherwise), constitution, treaty, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties.

“Base Cash Consideration” means $3,988,000,000.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or London, United Kingdom are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority, or any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19.

“Closing Cash” means, as of the Measurement Time, the aggregate amount of the Acquired Company Entities’ cash, cash equivalents and short-term investments with a maturity of less than 30 days, in each case, on hand or in bank or other accounts, and any accrued and unpaid interest thereon, net of outstanding checks and overdrafts, in each case, determined in accordance with the Accounting Principles, but (i) excluding any Restricted Cash and (ii) in the case of any such cash, cash equivalents and short-term investments held by the Acquired Company Entities that are organized in the jurisdictions set forth in Section 1.01(a)(i) of the Penn Disclosure Schedules, the aggregate amount of Taxes that would be incurred by the Acquired Company Entities in connection with the distribution of such cash in excess of the amounts set forth in Section 1.01(a)(i) of the Penn Disclosure Schedules, to Penn ELI or Penn LP, as applicable (through any intervening Acquired Company Entities in the relevant chain of ownership) as a dividend or other distribution on shares or equity interests immediately after the Closing.

“Closing Cash Consideration” means an amount in cash equal to (i) the Base Cash Consideration plus (ii) the Estimated Adjustment Amount (for the avoidance of doubt, if the Estimated Adjustment Amount is a negative number, this will result in a reduction to the Closing Cash Consideration) minus (iii) the Escrow Amount minus (iv) the Equityholders’ Representative Expense Amount.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Acquired Company Entities as of the Measurement Time.

“Closing Working Capital” means the amount equal to (i) the aggregate amount of current assets of the Acquired Company Entities (excluding Closing Cash, Restricted Cash, any current or deferred Income Tax assets, non-operating accounts receivable, and derivative or hedging assets, but including the long-term portion of prepaid expenses, deferred royalties and accounts receivable), minus (ii) the aggregate amount of current liabilities of the Acquired Company Entities (excluding any current or deferred Income Tax liabilities and the current portion of any Indebtedness, but including the long-term portion of deferred revenue), in each case, calculated in accordance with the Accounting Principles and as of the Measurement Time. For the avoidance of doubt, no amounts or accruals in respect of Closing Cash, Transaction Expenses or Closing Indebtedness shall be reflected in Closing Working Capital. The illustrative calculation of Closing Working Capital that is set forth on Exhibit C hereto is included in this Agreement solely to provide guidance with respect to mathematical calculations, and the balances therein are not intended to provide any basis with respect to how the Accounting Principles shall be applied. In the event of an inconsistency between such illustrative calculation of Closing Working Capital and the Accounting Principles, the Accounting Principles shall control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable, and any other Governmental Authority that enforces Competition Laws.

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Applicable Laws.

“Compliant” means, with respect to any Required Information proposed to be used in connection with the Financing, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Acquired Company Entities necessary in order to make such Required Information not misleading in light of circumstance in which they were made, (ii) no independent auditor has withdrawn, or has advised any of the Acquired Company Entities in writing that it intends to withdraw, its audit opinion with respect to any audited Historical Financial Statements contained in the Required Information, (iii) the Acquired Company Entities have not stated their intent to, or determined that they must, restate any historical financial information included in the Required Information or that any such restatement is under consideration or may be a possibility in any material respect and (iv) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act.

“Confidentiality Agreement” means that Confidentiality Agreement dated as of January 25, 2021 by and between Penn LLC and Cornell UK Bidco Limited.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, subcontract, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or any other arrangement or undertaking of any nature, whether written or oral, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto (in each case, other than an Acquired Company Employee Plan).

“Cornell Disclosure Schedules” means the Cornell Disclosure Schedules dated the date of this Agreement and delivered by Cornell Parent to Penn Parent in connection with the execution of this Agreement.

“Cornell Material Adverse Effect” means any Effect that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, Liabilities or results of operations of Cornell Parent and its Subsidiaries, taken as a whole, excluding any Effect to the extent resulting from (A) changes generally affecting the industry in which Cornell Parent and its Subsidiaries operate, (B) changes in general economic or political conditions in the United States or elsewhere in the world, including the financial and capital markets in general (including currency and interest rates), (C) changes in Applicable Law or generally applicable accounting standards (including GAAP or IFRS) affecting Cornell Parent and its Subsidiaries, or the interpretation thereof, (D) acts of war, sabotage or terrorism, natural disasters, epidemics, pandemics (including the COVID-19 pandemic) or disease outbreaks or any escalation or worsening of any stoppages, shutdowns or habits or behavior of people, or any response of any Governmental Authority (including requirements for business closures or “sheltering in place”), related to any of the foregoing, (E) the public announcement of the Transactions, including the identity of Penn Parent, the Sponsors or the Acquired Company Entities or any public announcement by Cornell Parent or any of its Subsidiaries regarding their plans or intentions with respect to the business of Cornell Parent and its Subsidiaries (in connection with the Transaction) or the Acquired Company Entities, and including the impact of such announcement on relationships with customers, suppliers, distributors or employees of Cornell Parent or any of its Subsidiaries (it being understood that this clause (E) shall not apply to a breach of any representation or warranty related to the announcement or consummation of the Transactions), (F) the failure by Cornell Parent and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (provided that clause (F) shall not prevent an assertion that any Effect that may have contributed to such failure and is not otherwise excluded constitutes or contributed to a Cornell Material Adverse Effect) or (G) any action taken by Cornell Parent or its Subsidiaries that is expressly required to be taken pursuant to this Agreement or at the written request of any Penn Party, other than, in the case of clause (A), (B), (C) and (D), to the extent that such Effects have a disproportionate effect on Cornell Parent or its Subsidiaries, taken as a whole, relative to other participants in the industry in which Cornell Parent and its Subsidiaries operate or (ii) would reasonably be expected to prevent, materially delay or materially impede the Cornell Parties’ ability to consummate the Transactions or to perform any of their respective obligations under this Agreement or the other Transaction Documents.

“Cornell Parent Common Stock” means the ordinary shares, with no par value per share, of Cornell Parent.

“Cornell Transaction Parties” means (i) the Cornell Parties and (ii) each Subsidiary of Cornell Parent that is (or is specified to be) a party to this Agreement or any other Transaction Document.

“COVID-19” means the 2019 novel coronavirus pandemic.

“Deferred CARES Act Taxes” means any amount payable by the Acquired Company Entities, the Cornell Parties or their respective Affiliates after the Closing Date which would have been payable by Penn Parent, the Acquired Company Entities or their respective Affiliates on or prior to the Closing Date but for the deferral of such Taxes pursuant to the CARES Act.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Delaware LLC Law” means the Limited Liability Company Act of the State of Delaware.

“Disregarded Entity” means an entity that, pursuant to U.S. Treasury Regulations Sections 301.7701-2(c)(2), is disregarded for U.S. federal income tax purposes as an entity separate from its owner.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or other insurance benefits), in each case whether or not written.

“Environmental Laws” means any Applicable Law relating to human health or safety, the environment or any pollutant, contaminant or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

“Environmental Permits” means all Permits required by Environmental Laws.

“Equity Consideration” means 46,910,923 shares of Cornell Parent Common Stock.

“Equity Security” means, with respect to any Person, (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest in such Person, (ii) any other interest or participation (including “phantom” units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of the assets of, such first Person, (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment or right of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest of such first Person, (iv) any securities convertible into or exercisable or exchangeable for any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest in such first Person, or (v) any other interest classified as an equity security of such Person, including, in the case of each of the foregoing clauses (i) – (iv), any “profits interests”, and, for the avoidance of doubt, “units”, “equity security” or “equity interest” shall have the same meaning.

“Equity Seller” means each of the Penn Sellers and the Selling LPs.

“Equityholder” means any holder of Equity Securities of Penn Parent.

“Equityholders’ Representative Expense Amount” means $250,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such first entity (as of any relevant time), would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Bank of America, National Association.

“Escrow Agreement” means an escrow agreement, to be entered into at the Closing by Cornell Parent, the Equityholders’ Representative and the Escrow Agent, in a form reasonably acceptable to Cornell Parent and the Equityholders’ Representative.

“Escrow Amount” means $10,000,000.

“Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Escrow Account pursuant to the Escrow Agreement.

“Estimated Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Estimated Closing Cash minus (ii) Estimated Closing Indebtedness plus (iii) Estimated Closing Working Capital minus (iv) Target Working Capital minus (v) Estimated Transaction Expenses.

“Excluded Arrangements” means (i) any employment, severance or other similar arrangements with any Acquired Company Service Providers (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), (ii) the Transaction Documents and (iii) the Contracts set forth in Section 6.11 of the Penn Disclosure Schedules.

“Existing Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of October 1, 2020, by and among Cornell Parent and the other Persons party thereto.

“FIN 48 Reserve” means the FIN 48 reserve of the Acquired Company Entities as of the Closing, determined in accordance with GAAP.

“Final Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Final Closing Cash minus (ii) Final Closing Indebtedness plus (iii) Final Closing Working Capital minus (iv) Target Working Capital minus (v) Final Transaction Expenses.

“Final Amounts” means each of Final Closing Cash, Final Closing Indebtedness, Final Closing Working Capital, Final Transaction Expenses and Final Adjustment Amount.

“Financing” means the financing contemplated by the Commitment Letter (as it may be amended, restated, replaced, or substituted, in whole or in part, in a manner not in contravention of this Agreement, including as a result of any Alternative Financing), including any bridge facility and together with any take-out financing (which may include, but shall not be limited to, one or more offering(s) of equity or equity-linked securities, bank debt financing(s) and/or private placement(s) of non-convertible secured and/or unsecured debt securities pursuant to Rule 144A promulgated under the Securities Act).

“Financing Parties” means the Financing Sources that have committed to provide the Financing pursuant to the Commitment Letter (including through the execution of one or more joinder agreements thereto).

“Financing Sources” means any Person that has committed to provide the Financing, including the financial institutions party to the Commitment Letter, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, in each case together with their respective Affiliates, and the respective officers, directors, employees, partners, members, managers, controlling persons, agents, advisors and Representatives of the foregoing and the successors and assigns of the foregoing.

“Fraud” means actual or intentional common law fraud (as interpreted under Delaware law) with respect to the making of a representation or warranty expressly set forth in Article 3, Article 4 or Article 5, with intent to deceive a Party, and to induce such Party to enter into this Agreement and, in each case, requires (a) an intentional false representation of material fact expressly set forth in such representations and warranties; (b)  actual knowledge that such representation is false (as opposed to any claim based on constructive knowledge, negligent or reckless misrepresentation or another similar theory); (c) a specific intention to induce the Party to whom such representation was made to rely upon it; (d) such Party took or refrained from taking action based upon such misrepresentation; and (e) such Party suffered damage as a result of such reliance.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Government Contract” means (i) any Contract between any Acquired Company Entity and any Governmental Authority other than any college, university or national library, including any bid, quote, or offer for such Government Contract, and all service orders, purchase orders, delivery orders or task orders under such Government Contracts, each of which is a separate Government Contract, and (ii) any Contract or subcontract (at any tier) of any Acquired Company Entity with any other Person that arises under or pursuant to, or relates to such other Person’s prime contract or subcontract under, a Government Contract.

“Government Official” means (i) any public or elected official, officer, employee (regardless of rank), or person acting on behalf of a Governmental Authority, state-owned or state-controlled company, public international organization, political party or entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions or has its key officers and directors appointed by a Governmental Authority and (ii) any party official or candidate for political office or any person acting on behalf of such party official or candidate for political office, including issuers of Permits, airport authorities, state-owned factories or other businesses, customs, immigration or tax officials, or ministers or representatives of Governmental Authorities.

“Governmental Authority” means any supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative or judicial authority.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos-containing materials and any substance, waste or material that is regulated or for which Liability could arise under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, and interpretations issued by the IFRS Interpretations Committee applicable to companies reporting under IFRS.

“Inactive Employee” means a former Acquired Company Service Provider whose employment with the Acquired Companies was terminated prior to the Closing Date by reason of long-term disability, and who, as of immediately prior to the Closing Date, is receiving benefits under a long-term disability plan or policy sponsored or maintained by the Equityholders’ Representative, one of the Selling LPs, or Penn Parent.

“Income Tax” means (i) any U.S. federal, state, local or non-U.S. Tax that is, in whole or in part, based on or measured by net income or gains and (ii) any business franchise or similar Tax.

“Indebtedness” of any Person means, the aggregate amount owed, without duplication, in respect of (i) the principal of and accrued and unpaid interest in respect of indebtedness (A) for borrowed money, (B) evidenced by notes, debentures, bonds or other similar instruments or (C) evidenced by letters of credit, performance bonds, bankers’ acceptances, surety bonds and similar debt securities (in the case of this clause (C), solely to the extent drawn), (ii) conditional sale obligations and obligations under title retention agreements relating to property or assets purchased by such person (other than customary trade credit incurred in the ordinary course of business), (iii) any interest rate swap, currency swap, forward currency or interest rate Contracts or other interest rate or currency hedging arrangements to which such Person is a party, (iv) an amount of $26,500,000 in respect of capital lease obligations, (v) the Unpaid Pre-Closing Income Tax Liability Amount, (vi) the Deferred CARES Act Taxes, (vii) accrued rent obligations on the exited facilities set forth in Section 1.01(a)(ii) of the Penn Disclosure Schedules, (viii)  any earn-outs recorded in a manner consistent with the Accounting Principles, (ix) the FIN 48 Reserve, (x) any unpaid retention bonuses reflected in Exhibit H, reduced by any payments made between the date herein and the Measurement Time, (xi) accrued severance obligations, (xii) accrued dividends, and (xiii) any indebtedness or other obligations of the types described in the preceding clauses (i) through (xii) that are guaranteed by such Person, including, in each of clauses (i) through (xii), any and all prepayment fees, premiums and penalties payable in connection with any prepayment of amounts that become payable solely as a result of the Transactions; provided that Indebtedness shall not include (x) any intercompany obligations solely between the Acquired Company Entities, (y) any Transaction Expenses, or (z) any Israel statutory severance obligations (as reflected in general ledger account A29021) and the related prepaid severance asset (as reflected in general ledger account A19011).

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights throughout the world, whether or not registered, including any and all United States, international or foreign rights in, arising out of or associated with any of the following: (i) all patents and applications therefor, including all related provisionals, continuations, continuations-in-part, divisionals, reissues, renewals, reexaminations and extensions, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrightable works, copyright registrations and applications therefor and any and all renewals, extensions, reversions, restorations and derivative works associated with any of the foregoing, (iv) all industrial designs and any registrations and applications therefor, (v) all domain names, uniform resource locators, social media identifiers and accounts and other names and locators associated with the internet, (vi) all trade names, corporate names, brand names, certification marks, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and any and all other indications of origin, together with all goodwill associated therewith, (vii) all databases and data collections, (viii) all moral rights of authors and inventors, (ix) all rights in Software and related technology, and (x) all rights to sue for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

“Interim Review” means, with respect to any unaudited interim financial statements prepared by an entity, a review of such financial statements performed by such entity’s independent auditor in accordance with all applicable AICPA standards, in a manner that would enable such independent auditor to provide a customary comfort letter (including customary “negative assurance” comfort) with respect to such financial statements.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means any and all computers, Software, platforms, interfaces, firmware, hardware, peripherals, networks, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other related systems, databases, websites, equipment and information technology assets, including all associated documentation related to any of the foregoing (i) owned, or purported to be owned by any Acquired Company Entity or (ii) licensed or leased, or purported to be licensed or leased to any Acquired Company Entity.

“Key Service Provider” means the individuals set forth in Section 1.01(a)(iii) of the Penn Disclosure Schedules.

“Knowledge” or any other similar knowledge qualifier with respect to a Person’s awareness of the presence or absence of a fact, event or condition, shall mean (i) in the case of Penn Parent, the knowledge, after due inquiry (including due inquiry of such individual’s direct reports), of any of the individuals set forth in Section 1.01(a)(iv) of the Penn Disclosure Schedules and (ii) in the case of Cornell Parent, the knowledge, after due inquiry (including due inquiry of such individual’s direct reports), of any of the individuals set forth in Section 1.01(a)(ii) of the Cornell Disclosure Schedules.

“Liability” means any debt, liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to any Acquired Company Entity, or for which any Acquired Company Entity has obtained, or has purported to have obtained, a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, hypothecation, lien, pledge, charge, security interest, deed of trust, lease or sublease, license or sublicense, right of first refusal, option, restriction on right to vote, sell or dispose, rights of way, easements, restrictions, covenants, encumbrance or other similar adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own or lease subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Long-Term Services Agreement” means a long-term services agreement to be entered into between Penn LLC and R.R. Bowker LLC at or prior to the Closing, in form and substance reasonably satisfactory to Cornell Parent and Penn Parent.

“Lookback Date” means January 1, 2018; provided that, to the extent the term “Lookback Date” is used in reference to any Acquired Company Entity that was acquired following January 1, 2018, “Lookback Date” shall be deemed to mean the date of the underlying acquisition of such Acquired Company Entity, directly or indirectly, by Penn Parent.

“Measurement Time” means 11:59 p.m. (New York time) on the day immediately prior to the Closing Date.

“Merger Allocation Schedule” means the Merger Allocation Schedule as defined in the Merger Agreement.

“Merger Consideration” means the 31,464,643 shares of Cornell Parent Common Stock issued pursuant to the Merger Agreement.

“Nominating Agreement” means the Nominating Agreement to be entered into at the Closing, by and between Cornell Parent and Andrew M. Snyder, in a customary form reasonably satisfactory to Cornell Parent and Andrew M. Snyder, providing that upon the Closing, Cornell Parent shall take all reasonably necessary action to cause Andrew Snyder to be appointed to the Cornell Parent’s Board of Directors in accordance with the Cornell Parent’s Articles of Association, with the title “Vice Chairman” (which title shall not carry a specific role or responsibility different from the Cornell Parent’s directors generally), including ensuring that there are sufficient vacancies on the Board to permit such appointment. Thereafter, for a period of 3 years from the date of the Closing, Cornell Parent shall (x) include Mr. Snyder in its slate of nominees for election to the Board at each annual or special meeting of shareholders of Cornell Parent at which directors are to be elected, with such title, and (y) recommend that Cornell Parent’s shareholders vote in favor of the election of Mr. Snyder.

“Non-Qualified Investor” means any Equityholder that is not a Qualified Investor.

“Occupancy Agreement” means a short-term services agreement to be entered into between Cambridge Information Group, Inc. and Penn LLC at or prior to the Closing, in form and substance reasonably satisfactory to Cornell Parent and Penn Parent.

“Open Source Software” means any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by any Acquired Company Entity.

“Owned IP Registrations” means any and all Owned Intellectual Property Rights that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents, and pending applications for any of the foregoing.

“Owned Software” means any and all Software owned, or purported to be owned, by any Acquired Company Entity.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code as amended by the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, 2015 Budget Act, together with any administrative guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Penn Disclosure Schedules” means the Penn Disclosure Schedules dated the date of this Agreement and delivered by Penn Parent to Cornell Parent in connection with the execution of this Agreement.

“Penn Partnerships” means Penn LP and any Subsidiaries of Penn LP that are partnerships for U.S. federal income tax purposes.

“Penn Related Party” means (i) Penn Parent, any Equityholder or any other direct or indirect beneficial owner or holder of any Equity Securities of any Acquired Company Entity, (ii) any Affiliate (other than any Acquired Company Entity) of any Person described in the foregoing clause (i), (iii) any Sponsor or investment fund advised or managed by or affiliated with any Sponsor or its Affiliates, (iv) any parent, spouse, child (including legally adopted child), spouse of a child, sibling or sibling’s child, of any individual described in the foregoing clause (i), (v) any employee, equityholder, partner, manager, member, director, officer, or controlling person of any non-natural Person described in the foregoing clauses (i), (ii) or (iii), including any investment fund, co-investment vehicle, other vehicle, client or account that is managed, sponsored or advised by, or under common control with, or that shares a general partner with, any of the foregoing, or (vi) any trust or other estate in which a Person described in clause (i), (ii) or (iv) has any substantial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Penn Sellers” means each of Penn Parent, Penn Holdings Canada and Penn LLC.

“Penn Transaction Parties” means (i) the Penn Parties and (ii) each Subsidiary of Penn Parent that is (or is specified to be) a party to this Agreement or any other Transaction Document.

“Penn Written Consent” means the written consent of the holders of Equity Interests of Penn ELI irrevocably adopting this Agreement and approving the Mergers, in the form of Exhibit B hereto.

“Permit” means a license, franchise, permit, certificate, approval, grant, award, concession, identification number, registration, order, decree or other similar authorization.

“Permitted Liens” means (i) Liens disclosed and adequately reserved against on the Balance Sheet, (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar statutory Liens arising or incurred in the ordinary course of business for sums not yet due and payable or that are being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet), (iii) Liens for Taxes not yet due and delinquent or being contested by appropriate proceedings in good faith (and, in each case, for which adequate accruals or reserves have been established on the Balance Sheet), (iv) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, (v) with respect to any real property, any easements, covenants, permits, servitudes, licenses and rights of way and other similar restrictions, zoning, entitlements, exceptions, restrictions, imperfections of title and charges that would not, individually or in the aggregate, reasonably be expected to materially and adversely interfere with the present use of the assets of the affected Person and its Subsidiaries, taken as a whole, (vi) Liens securing Specified Closing Indebtedness that will be released in connection with the Closing, or (vii) Liens described in Section 1.01(a)(v) of the Penn Disclosure Schedules or the Cornell Disclosure Schedules, as applicable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any information or data that (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable natural person or household or (ii) constitutes “personal data,” “personal information,” or any comparable term, or is otherwise regulated with respect to the Processing thereof, under any Applicable Laws in relation to data protection or data privacy (including, by way of example only, the European Union’s General Data Protection Regulation or the California Consumer Privacy Act).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Tax Period, the portion of the Straddle Tax Period ending on and including the Closing Date.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Tax Period beginning after the Closing Date.

“Privacy Requirements” means all (i) Applicable Laws (including, as applicable, the European Union’s General Data Protection Regulation and the California Consumer Privacy Act), (ii) internal and external policies, programs and procedures, including any data privacy and security policies, (iii) contractual obligations, and (iv) applicable industry or other nongovernmental regulatory body rules, regulations and standards, in each case of the foregoing ((i)-(iv)) to the extent relating to (x) data privacy, cybersecurity or the privacy of individuals or (y) the Processing of any Personal Information or other sensitive, regulated or confidential data by or on behalf of a Person.

“Process” means, as to any data or information, to collect, use, disclose, transfer, transmit, disseminate, store, retain, manage, control, host, dispose of, process, analyze, or otherwise handle.

“Qualified Investor” means any Equityholder (i) for which Penn Parent has a current W-2 evidencing that such Equityholder is an Accredited Investor or (ii) that has provided a complete and accurate Accredited Investor Questionnaire indicating that such Equityholder is an Accredited Investor.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 1, 2020, by and among Cornell Parent, the Kevlar Investors, the Onex Investors, the Baring Investors and the Churchill Representative (each as named therein), as amended by the Registration Rights Agreement Amendment.

“Registration Rights Agreement Amendment” means Amendment No. 1 to Registration Rights Agreement to be entered into at the Closing, by and among each Equityholder and Cornell Parent in the form attached hereto as Exhibit E.

“Representative” means with respect to any Person, such Person’s Affiliates and its and their respective directors, managers, members, officers, employees, consultants, agents, counsel, advisors, auditors and other representatives.

“Required Information” means (i) the Historical Financial Statements and the Additional Acquired Company Financial Statements; (ii) information requested by Cornell Parent and reasonably available to the Acquired Company Entities regarding the Acquired Company Entities and reasonably necessary for Cornell Parent to prepare customary pro forma financial statements for the fiscal year ended December 31, 2020, as of and for the three months ended March 31, 2021 and as of and for any more recent interim fiscal period for which unaudited interim financial statements of the Acquired Company Entities either have been delivered or were required to be delivered by this Agreement (it being understood that the Acquired Company Entities shall not be required to provide pro forma financial statements or any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments); and (iii) such other financial and operating data regarding the Acquired Company Entities of the type and form customarily included in an offering memorandum relating to a private placement of non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act or other marketing materials for one or more financing transactions contemplated by the Financing for a business meeting the criteria of Rule 3-05(b)(2)(ii) of Regulation S-X; provided that in no event shall the Required Information require the Acquired Company Entities to deliver (A) projections, (B) financial information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, (C) Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K or the executive compensation and related person disclosure rules required by SEC Release Nos. 33-8732A, 34-54302A or IC-27444A or (D) any management’s discussion and analysis of financial condition and results of operations.

“Resolution Accountants” means KPMG LLP, or another independent, internationally recognized public accounting firm to be mutually agreed by Cornell Parent and the Equityholders’ Representative.

“Restricted Cash” means cash invested in bank deposits, which are pledged to the bank and provide guarantees with respect to office lease agreements and customer letters of credit, and recorded in a manner consistent with the Accounting Principles.

“Retained Plan” means any Employee Plan (excluding (A) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and (B) any plan that is mandated by a Governmental Authority or by Applicable Law that is sponsored or maintained by a Governmental Authority) that is sponsored, maintained, administered, contributed to or required to be contributed to or entered into by the Equityholders’ Representative, one of the Selling LPs, or Penn Parent for the current or future benefit of any Acquired Company Service Provider.

“Sale Allocation Schedule” means the Sale Allocation Schedule setting forth the following information:

(i)            the number of each class and series of (A) the Penn European Holdings Acquired Securities, (B) the Penn Netherlands Acquired Securities, (C) the Penn Canada Acquired Securities and (D) the Penn LP Acquired Securities, in each case, held as of immediately prior to the Closing by each Equity Seller;

(ii)            each Equityholder’s name, address and email address (if available);

(iii)            the percentage of the Closing Cash Consideration that is (A) to be paid to each Equity Seller pursuant to Section 2.03(b)(ii), Section 2.03(c)(ii), Section 2.03(d)(iii) and Section 2.03(d)(iv) and (B) to be distributed to each Equityholder by the Penn Sellers pursuant to Section 2.07(a);

(iv)            the percentage of the Equity Consideration and number of shares of Cornell Parent Common Stock that are (A) to be paid to each Equity Seller pursuant to Section 2.03(d)(iii) and Section 2.03(d)(iv) and (B) to be distributed to each Equityholder by the Penn Sellers pursuant to Section 2.07(a);

(v)            the percentage of any Escrow Funds to be released to each Equityholder pursuant to Section 2.06(b)(i)(B) or Section 2.06(b)(ii)(B);

(vi)            the percentage of the Underpayment Amount that is to be paid to each Equityholder pursuant to Section 2.06(b)(ii)(A);

(vii)           the percentage of the Equityholders’ Representative Fund Distribution Amount that is to be paid to each Equityholder pursuant to Section 2.10(c);

(viii)          the wire instructions of each of (A) the Equity Sellers, (B) the Equityholders, and (C) the Equityholders’ Representative;

(ix)            whether each Equityholder is an Accredited Investor; and

(x)             whether Penn Parent has a current W-2 evidencing that each Equityholder is an Accredited Investor.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” the Securities and Exchange Commission.

“Second Merger Effective Time” has the meaning set forth in the Merger Agreement.

“Securities Act” means the Securities Act of 1933.

“Severance Pay Law” means Severance Pay Law, 1963.

“Short-Term Services Agreement” means a short-term services agreement to be entered into between Penn LLC and R.R. Bowker LLC at or prior to the Closing, in form and substance reasonably satisfactory to Cornell Parent and Penn Parent.

“Software” means any and all (i) computer programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all libraries, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) technology supporting, and the contents and audiovisual displays of, any internet sites, and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Specified Closing Indebtedness” means the Indebtedness of the Acquired Company Entities set forth in Section 1.01(a)(vi) of the Penn Disclosure Schedules.

“Sponsor” means any of Robert N. Snyder, Cambridge Information Group I LLC, Cambridge Information Group II LLC, Cambridge Information Group III LLC, CSA GP Corporation, ProQuest Management Investment Vehicle LLC, A-PQ Holdings, LLC, Broad Street Principal Investments, L.L.C., StoneBridge 2019, L.P., Goldman Sachs & Co. LLC F/B/O 051-52942-8, and StoneBridge Gilgamesh Offshore, Inc.

“Straddle Tax Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity (i) of which Equity Securities having voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of Equity Securities, Contract or otherwise, to do so), (ii) for which such Person or one of its other Subsidiaries is or controls the general partner, manager or managing member or (iii) in which such Person owns, directly or indirectly, a majority of the Equity Securities thereof.

“Target Working Capital” means negative Two Hundred Seventy Million Dollars (-$270,000,000).

“Tax” means all federal, state, provincial, local, and non-U.S. taxes, charges, fees, levies, imposts, duties, tariffs or other assessments or charges of whatever kind imposed by a Taxing Authority, including taxes or other charges based upon, measured by, or otherwise related to income, franchise, property, sales, goods and services or harmonized sales taxes, use, excise, employment, unemployment, payroll, social security, national insurance, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind whatsoever, including any interest, penalties and additions thereto and including amounts in respect of Tax.

“Tax Asset” means any net operating loss, net capital loss, carryforward of disallowed amounts of disqualified interest, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute that could be carried forward or back to reduce Income Taxes.

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to any Acquired Company Entity that is not generally available without specific application therefor.

“Tax Return” means any return, declaration, report, claim for refund, form and information return or statement or other document filed or required to be filed with a Taxing Authority reporting liability for Taxes, including any schedules or attachments thereto and any amendment thereof.

“Tax Sharing Agreement” means any Tax sharing, allocation, grouping or indemnification agreement, provision or arrangement (other than pursuant to any ordinary-course commercial contract the primary purpose of which does not relate to Taxes) (including, for the avoidance of doubt, any agreement or arrangement, as a result of which liability of any Acquired Company Entity to a Taxing Authority is determined or taken into account with reference to the activities of any other person), other than any such agreement, provision or arrangement that is solely between one or more Acquired Company Entities.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Termination Agreement” means a termination agreement, in respect of the Services Agreement, dated as of January 1, 2011, by and between R.R. Bowker LLC and Penn LLC, to be entered into between Penn LLC and R.R. Bowker LLC at or prior to the Closing, in form and substance reasonably satisfactory to Cornell Parent and Penn Parent.

“Transaction Consideration” means (i) the Equity Consideration, (ii) the Closing Cash Consideration, (iii) the amount of the Escrow Funds released to the Equityholders pursuant to Section 2.06(b), and (iv) the Equityholders’ Representative Fund Distribution Amount.

“Transaction Documents” means this Agreement, the Merger Agreement, the Registration Rights Agreement Amendment, the Support Agreements, the Nominating Agreement, the Short-Term Services Agreement, the Long-Term Services Agreement, the Termination Agreement, the Occupancy Agreement, and any other written agreements, documents and certificates to be executed and delivered by or on behalf of any of the Cornell Transaction Parties, Penn Transaction Parties or Acquired Company Entities pursuant hereto or in connection herewith.

“Transaction Expenses” means the aggregate amount of all fees, costs and expenses incurred by or on behalf of, or payable by, any of the Acquired Company Entities in connection with the preparation, negotiation, execution and consummation of this Agreement and the other Transaction Documents and the Transactions (including those that become due or payable on or after the Closing pursuant to Contracts in effect at or prior to the Closing), or any other sale or strategic review process conducted or pursued by any of the Acquired Company Entities (including in connection with any initial public offering), whether or not accrued and whether billed or payable prior to, on or after the Closing, including (i) any fees, costs and other expenses of any investment bankers, financial advisors (including the brokers referred to in Section 3.25), attorneys, accountants and other advisors and service providers, (ii) any retention, change in control, transaction or similar bonus or payment (that does not otherwise constitute Indebtedness under this Agreement) that is or becomes due or payable to any Acquired Company Service Provider, in each case, arising as a result of the execution or delivery of this Agreement or the other Transaction Documents or the consummation of the Transactions, in each case, whether due and payable prior to, at or after the Closing, plus the employer portion of any payroll, employment or similar Taxes related thereto, (iii) any fees, costs, and expenses incurred (or that would be incurred or made) as a result of the termination or settlement of any Related Party Contract or account that is required to be terminated or settled pursuant to Section 6.11, (iv) any costs associated with procuring the D&O Tail, and (v) Transfer Taxes required to be borne by Penn Parent pursuant to Section 7.01(a) and other non-Income Taxes required to be borne by Penn Parent pursuant to Section 7.01(b), in each case only to the extent that such amounts have not been paid prior to the Closing; provided that Transaction Expenses shall not include, and Cornell Parent shall bear, 100% of any filing fees under the HSR Act and any other Competition Laws applicable to the Cornell Parties’ acquisition of the Acquired Company Securities pursuant to this Agreement.

“Transaction Expenses Payoff Instructions” means documentation setting forth the Transaction Expenses of a type described in clause (i) of the definition thereof, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information reasonably necessary to effect the final payment in full thereof.

“Transaction Tax Deductions” means, without duplication and regardless of by whom paid, the aggregate amount of Tax deductions for U.S. federal income tax purposes (and corresponding state tax purposes) in the taxable year that includes the Closing Date for (i) the payment of any Transaction Expenses, (ii) all fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of the Closing Indebtedness in connection with the Closing or included as a liability in the Closing Working Capital, (iii) all fees, costs and expenses incurred by the Acquired Companies in connection with or incident to Transactions, but only to the extent they reduce the Transaction Consideration or amounts that would be Transaction Expenses except for the fact that such expenses were paid prior to Closing (including, to the extent “more likely than not” deductible, any such legal, accounting, consulting and investment banking fees, costs and expenses). The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of clause (i) or (iii) above.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents (including, for clarity, the Mergers and the Pre-Closing Restructuring).

“Transfer Tax” means any direct or indirect transfer, documentary, sales, use, stamp, registration, real property, business and occupation, value added or other similar Tax (for the avoidance of doubt, not including any Income Taxes, direct or indirect capital gains or similar Taxes, or withholding Taxes).

“Unpaid Pre-Closing Income Tax Liability Amount” means the aggregate amount of the unpaid Liabilities of the Acquired Company Entities for Income Taxes with respect to any Pre-Closing Tax Period beginning on or after January 1, 2020 (which, for the avoidance of doubt, (A) shall not be less than zero in the aggregate, but (B) may be less than zero with respect to a particular jurisdiction in which Taxes of the Acquired Company Entities are due, but only to the extent attributable to overpayments of estimated Taxes with respect to the relevant Pre-Closing Tax Period or Straddle Period or to overpayments of Taxes in a prior period available to be applied to a subsequent Pre-Closing Tax Period or Straddle Period), provided that for purposes of computing such amount (i) such Liability shall be computed in accordance with past practice (including reporting positions, jurisdictions, elections and accounting and valuation methods) of the Acquired Company Entities in preparing Tax Returns for Income Taxes, unless otherwise required by Applicable Law, (ii) any liabilities for accruals or reserves established or required to be established under GAAP methodologies with respect to contingent Income Tax liabilities or with respect to uncertain Tax positions shall be excluded, (iii) all deferred Tax assets and liabilities for GAAP purposes shall be excluded, (iv) the Closing Date shall be treated as the final day of the taxable year of the Acquired Company Entities, (v) the amount of accrual for Taxes for the portion of any Straddle Tax Period shall be consistent with Section 7.04, (vi) any amounts otherwise taken into account in calculating Indebtedness, Closing Working Capital or Transaction Expenses shall be excluded, (vii) any payments of estimated Income Taxes or similar amounts which may be credited against Income Taxes otherwise due shall be taken into account, (viii) Transaction Tax Deductions shall be taken into account in the Pre-Closing Tax Period in accordance with Section 7.05(c), and (ix) such liability shall include Income Taxes required to be borne by Penn Parent pursuant to Section 7.01(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any comparable foreign, state or local law.

“Willful Breach” means a material breach of a representation, warranty, covenant or agreement set forth in this Agreement that is the consequence of a willful and intentional act or omission by a Party.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Waiver	6.14
Additional Acquired Company Financial Statements	6.18(a)(x)
Agreement	Preamble
Alternative Financing	6.18(j)
Anti-Corruption Laws	3.24(a)
Balance Sheet	3.07
Balance Sheet Date	3.07
Buyer 401(k) Plan	8.01(e)
Buyer Arrangements	6.14(b)
Buyer Welfare Plan	8.01(d)
Buyer’s FSA	8.01(d)
Closing	2.03
Closing Allocation	2.08(a)
Closing Statement	2.05(a)
COBRA	3.21(f)
COBRA Continuation Coverage	8.01(g)
Commitment Letter	5.09
Company Marks	6.07(a)
Continuing Employees	8.01(a)
Cornell Buyer	Preamble
Cornell Canada Buyer	Preamble
Cornell Merger Sub 1	Recitals
Cornell Merger Sub 2	Recitals
Cornell Parent	Preamble
Cornell Parent Equity Securities	5.04(a)
Cornell Parties	Preamble
Cornell Permits	5.13
Cornell Released Claims	13.13(b)
Cornell Released Parties	13.13(b)
Cornell Releasing Parties	13.13(b)
Cornell SEC Documents	5.07(a)
Cornell UK Buyer	Preamble
Cornell US Buyer 1	Preamble
Cornell US Buyer 2	Preamble

Term	Section
CPA Purchase Agreement	Recitals
D&O Tail	6.08
Data Privacy and Security Policies	3.16(a)
Deal Communications	13.14(b)
Dispute Notice	2.05(b)
e-mail	13.01
Earned Bonus	8.01(f)
End Date	12.01(a)(ii)(A)
Enforceability Exceptions	3.02(a)
Equity Sales	Recitals
Equityholder Distributions	2.07(a)
Equityholders’ Representative	Preamble
Equityholders’ Representative Expense Account	2.04(a)(iv)
Equityholders’ Representative Fund Distribution Amount	2.10(c)
Escrow Account	2.04(a)(i)
Estimated Closing Cash	2.02(a)(i)
Estimated Closing Indebtedness	2.02(a)(i)
Estimated Closing Working Capital	2.02(a)(i)
Estimated Transaction Expenses	2.02(a)(i)
Export Control Laws	3.24(c)(iv)
FCPA	3.24(a)
Final Closing Cash	2.06(c)
Final Closing Indebtedness	2.06(c)
Final Closing Working Capital	2.06(c)
Final Transaction Expenses	2.06(c)
First Equity Sale	Recitals
First Equity Sale Consideration Amount	2.08(a)
First Merger	Recitals
Fried Frank	13.15(a)
Historical Audited Financial Statements	3.07(a)
Historical Financial Statements	3.07
Initial Closing Statement	2.02(a)(i)
Initial Surviving Corporation	Recitals
Insurance Policy	3.17
Intended Tax Treatment	Recitals
Interim Financial Statements	3.07(a)
Internal Controls	5.07(g)(ii)(A)
Item of Disagreement	2.05(b)
Leased Real Property	3.13(c)
Material Contract	3.10(b)
Material Customer	3.19(a)
Material Supplier	3.19(a)
Merger Agreement	Recitals
Merger Consideration	2.01(a)
Mergers	Recitals

Term	Section
New Board Designees	6.06(ii)
New Vice Chairman Designee	6.06(i)
Objection Period	2.05(b)
Overpayment Amount	2.06(b)(i)
Owned Real Property	3.13(a)
Parachute Payments	6.14
Parties	Preamble
Party	Preamble
Payoff Letter	2.02(b)
Penn Bonus Plan	8.01(f)
Penn Canada	Recitals
Penn Canada Acquired Securities	Recitals
Penn Confidential Information	6.04(e)
Penn ELI	Recitals
Penn ELI Reorganization	Recitals
Penn European Holdings	Recitals
Penn European Holdings Acquired Securities	Recitals
Penn Holdings Canada	Recitals
Penn LLC	Preamble
Penn LP	Recitals
Penn LP Acquired Securities	Recitals
Penn LP Buyer 1 Acquired Securities	2.03(d)(i)
Penn LP Buyer 2 Acquired Securities	2.03(d)(ii)
Penn Netherlands	Recitals
Penn Netherlands Acquired Securities	Recitals
Penn Parent	Preamble
Penn Parties	Preamble
Penn Partnership Tax Returns	7.05(e)
Penn Released Claims	13.13(a)
Penn Released Parties	13.13(a)
Penn Releasing Parties	13.13(a)
Penn Written Consent	Recitals
Post-Closing Allocation	2.08(b)
Potential Bonus Recipient	8.01(f)
Proposed Pre-Closing Pro Forma Returns	7.05(d)
Pre-Closing Restructuring	6.05
Pre-Closing Restructuring Plan	6.05
Privileged Deal Communications	3.15(b)
Proceeds Distributions	Recitals
Professionals	11.01(d)(iii)
Provided Penn Information	6.04(d)
Real Property	3.13(c)
Real Property Lease	3.13(d)
Related Party Contract	Section 3.23(a)
Related Party Terminated Agreements	6.11

Term	Section
Related Party Terminated Evidence	6.11
Representative Expenses	11.01(d)(i)
Representative Group	11.01(d)(i)
Residual Communications	13.15(d)
Sanctions	3.24(c)(iii)(A)
Second Equity Sale	Recitals
Second Equity Sale Consideration Amount	2.08(a)(ii)
Second Merger	Recitals
Seller 401(k) Plan	8.01(e)
Seller Payments	2.07(a)
Seller’s FSA	8.01(d)
Selling LPs	Preamble
Support Agreement	Recitals
Third Equity Sale	Recitals
UK Bribery Act	3.24(a)
U.S. Continuing Employee	8.01(d)
Underpayment Amount	2.06(b)(ii)

Section 1.02.     Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. References to any statute, rule or regulation, or any other Applicable Law, shall be deemed to refer to such statute, rule or regulation, or other Applicable Law, as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract disclosed or listed (or required to be listed) on any Schedule hereto, all material amendments, modifications, supplements, extensions and renewals thereto must also be disclosed or listed in the appropriate Schedule. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. For the purposes of this Agreement, any document which is described as being “provided,” “delivered,” “furnished,” “made available” or other similar reference to the Cornell Parties or Penn Parties, as applicable, shall only be treated as such if true and complete copies of such documents have been put in the dataroom prepared by Penn Parent or Cornell Parent, respectively, at least one day prior to the date hereof. When calculating the time period before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. References to one gender include all genders. For purposes of this Agreement, references to “ordinary course of business” (or similar references) shall mean ordinary course of business consistent with past practice (including as to amounts and terms, as applicable). The words “dollar” or “$” shall mean U.S. dollars. The phrase “to the extent” shall mean the degree to which a subject or other things extends, and such phrase shall not mean simply “if”. The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. All times shall refer to the local time in New York, NY unless otherwise stated.

Article 2
Purchase and Sale; Closing

Section 2.01.     Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the following transactions shall occur in the following order (it being understood and agreed that each such transaction in this Section 2.01 shall be contingent upon the consummation of all such transactions in this Section 2.01 at the Closing):

(a)            the First Merger shall be consummated in accordance with the terms of the Merger Agreement;

(b)            the Second Merger shall be consummated in accordance with the terms of the Merger Agreement;

(c)            the First Equity Sale shall be consummated in accordance with Section 2.03(b);

(d)            the Second Equity Sale shall be consummated in accordance with Section 2.03(c); and

(e)            the Third Equity Sale shall be consummated in accordance with Section 2.03(d).

Section 2.02.      Pre-Closing Deliverables. (a) At least three Business Days prior to the Closing Date, Penn Parent shall prepare and deliver to Cornell Parent (i) a written statement (the “Initial Closing Statement”) setting forth Penn Parent’s good faith estimates of Closing Cash (“Estimated Closing Cash”), Closing Indebtedness (“Estimated Closing Indebtedness”), Closing Working Capital (“Estimated Closing Working Capital”) and Transaction Expenses (“Estimated Transaction Expenses”) and, based on such amounts, the Estimated Adjustment Amount and the Closing Cash Consideration, together with reasonable supporting documentation and (ii) the Sale Allocation Schedule. The Initial Closing Statement shall be prepared in accordance with the Accounting Principles and in a manner consistent with the definitions of the terms Closing Cash, Closing Indebtedness, Closing Working Capital and Transaction Expenses. Penn Parent shall (i) provide or cause to be provided to Cornell Parent and its Representatives access upon reasonable notice during normal business hours to the properties, books, contracts, personnel and records of the Acquired Company Entities and its accountant’s work papers relevant to the preparation of the Initial Closing Statement for the sole purpose of reviewing the Initial Closing Statement and (ii) provide Cornell Parent with a reasonable opportunity to review and to propose comments to the Initial Closing Statement and the Sale Allocation Schedule, which Penn Parent shall consider in good faith; provided that Penn Parent’s good faith determination thereof shall in all events control.

(b)            At least three Business Days prior to the Closing Date, Penn Parent shall deliver to Cornell Parent one or more customary payoff letters or other customary form of payoff or redemption documentation (each, a “Payoff Letter”) with respect to each item of Specified Closing Indebtedness outstanding as of immediately prior to the Closing, to be provided by the applicable creditor(s) (or the administrative agent, trustee or similar representative on behalf thereof, if applicable), in respect thereof, dated within a reasonable time prior to or as of the Closing Date, which shall, in each case, (i) set forth the aggregate amount arising under or owing or payable thereunder and in connection therewith on the Closing Date, (ii) acknowledge and agree that, upon payment of such aggregate amounts on the Closing Date, the Acquired Company Entities shall have paid in full all amounts arising under or owing or payable thereunder and in connection therewith, and all Liens related to such Indebtedness shall be released upon the payoff thereof, and (iii) provide for the release in full, upon payment of the amounts set forth in such Payoff Letter, all Liens securing the indebtedness related to such Payoff Letter, if any, and undertakings to promptly prepare and file with the appropriate Governmental Authority such instruments as may be required to effect or evidence such release or shall include authorization for the applicable Acquired Company Entity or another party designated by such Acquired Company Entity to prepare and file any such instruments. Without limiting the foregoing, Penn Parent shall, and shall cause each of the Acquired Company Entities to, cooperate with and take all actions reasonably requested by the Cornell Parties in order to facilitate the termination and payoff of such Specified Closing Indebtedness (and related release of Liens) at the Closing; provided that the foregoing shall not obligate Penn Parent or any Acquired Company Entity to take any action or deliver any notice that is not conditional upon the occurrence of the Closing.

(c)            At least three Business Days prior to the Closing Date, Penn Parent shall deliver to Cornell Parent the Transaction Expenses Payoff Instructions with respect to the applicable Transaction Expenses in form and substance reasonably satisfactory to Cornell Parent.

(d)            Notwithstanding anything to the contrary in this Agreement, for purposes of determining the Closing Cash Consideration, the Final Amounts, and the components thereof, such amount shall not take into account any actions taken by the Cornell Parties, any affiliate of any Cornell Party, the Penn Parties or the Acquired Company Entities following the consummation of the Closing.

Section 2.03.     Closing; Closing Transactions. (a) The closing of the Mergers and the Equity Sales (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts), as soon as possible, but in no event later than three Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other date, time or place as Penn Parent and Cornell Parent may agree; provided that, without the prior written consent of Cornell Parent, the Closing shall not occur earlier than the date that is 75 days after the date hereof.

(b)            At the Closing and immediately following the Second Merger Effective Time, in accordance with Section 2.01 and upon the terms and subject to the conditions set forth in this Agreement:

(i)            Penn LLC shall transfer and deliver to Cornell UK Buyer, and Cornell UK Buyer shall purchase, acquire and accept from Penn LLC (A) the Penn European Holdings Acquired Securities and (B) the Penn Netherlands Acquired Securities, in each case, free and clear of any Liens (other than generally applicable transfer restrictions under applicable state and federal securities laws); and

(ii)          Cornell Parent shall, on behalf of Cornell UK Buyer, deliver, or cause to be delivered, to Penn LLC (or in Penn LLC’s discretion, to the payees set forth in the payoff letters in respect of a portion of the specified closing indebtedness) the applicable portion of the Closing Cash Consideration payable in respect of the Penn European Holdings Acquired Securities and the Penn Netherlands Acquired Securities, as determined in accordance with Section 2.07.

(c)            At the Closing and immediately following the consummation of the First Equity Sale, in accordance with Section 2.01 and upon the terms and subject to the conditions set forth in this Agreement:

(i)            Penn Holdings Canada shall transfer and deliver to Cornell Canada Buyer, and Cornell Canada Buyer shall purchase, acquire and accept from Penn Holdings Canada, the Penn Canada Acquired Securities free and clear of any Liens (other than generally applicable transfer restrictions under applicable state and federal securities laws); and

(ii)           Cornell Parent shall, on behalf of Cornell Canada Buyer, deliver, or cause to be delivered, to Penn Holdings Canada the applicable portion of the Closing Cash Consideration payable in respect of the Penn Canada Acquired Securities, as determined in accordance with Section 2.07.

(d)            At the Closing and immediately following the consummation of the Second Equity Sale, in accordance with Section 2.01 and upon the terms and subject to the conditions set forth in this Agreement:

(i)            Penn Parent shall transfer and deliver to Cornell US Buyer 1, and Cornell US Buyer 1 shall purchase, acquire and accept a portion of Penn Parent’s Penn LP Acquired Securities that represents 99% of the total Penn LP Acquired Securities (the “Penn LP Buyer 1 Acquired Securities”) free and clear of any Liens (other than generally applicable transfer restrictions under applicable state and federal securities laws);

(ii)            Penn Parent and the Selling LPs shall transfer and deliver to Cornell US Buyer 2, and Cornell US Buyer 2 shall purchase, acquire and accept the remaining Penn LP Acquired Securities (the “Penn LP Buyer 2 Acquired Securities”) free and clear of any Liens (other than generally applicable transfer restrictions under applicable state and federal securities laws);

(iii)            Cornell US Buyer 1 shall deliver, or cause to be delivered, to Penn Parent the applicable portion of the Equity Consideration and the Cash Consideration payable in respect of the Penn LP Buyer 1 Acquired Securities, as determined in accordance with Section 2.07; and

(iv)            Cornell US Buyer 2 shall deliver, or cause to be delivered, to Penn Parent and the Selling LPs the applicable portion of the Equity Consideration and the Cash Consideration payable in respect of the Penn LP Buyer 2 Acquired Securities, as determined in accordance with Section 2.07.

Section 2.04.      Other Closing Deliverables. At the Closing:

(a)            Cornell Parent shall deliver, or cause to be delivered:

(i)            to the Escrow Agent, the Escrow Amount, by wire transfer of immediately available funds, for deposit into an escrow account (the “Escrow Account”), to be held pursuant to the terms of the Escrow Agreement;

(ii)            on behalf of the Acquired Company Entities (or Cornell Parent otherwise procuring the repayment of), the Specified Closing Indebtedness to the payees set forth in the Payoff Letters delivered to Cornell Parent in accordance with Section 2.02(b), in each case, by wire transfer of immediately available funds in accordance with the payment instructions set forth therein;

(iii)            on behalf of the Acquired Company Entities (or Cornell Parent otherwise procuring the repayment of), the Transaction Expenses to the payees set forth in the Transaction Expenses Payoff Instructions delivered to Cornell Parent in accordance with Section 2.02(c), in each case, by wire transfer of immediately available funds in accordance with the payment instructions set forth therein; and

(iv)            the Equityholders’ Representative Expense Amount by wire transfer of immediately available funds to a segregated account designated by the Equityholders’ Representative (and set forth in the Sale Allocation Schedule) (the “Equityholders’ Representative Expense Account”) to be held by the Equityholders’ Representative in accordance with the terms of this Agreement;

(b)            Cornell Parent shall deliver, or cause to be delivered, to Penn Parent:

(i)            a duly executed counterpart signature page from Cornell Parent to (A) the Escrow Agreement, (B) the Registration Rights Agreement Amendment and (C) the Nominating Agreement;

(ii)            a duly executed counterpart signature page from R.R. Bowker LLC to (A) the Short-Term Services Agreement, (B) the Long-Term Services Agreement and (C) the Termination Agreement; and

(iii)            a duly executed counterpart signature page from Cambridge Information Group, Inc. to the Occupancy Agreement.

(c)            Penn Parent shall deliver, or cause to be delivered, to Cornell Parent:

(i)            a duly executed copy of the Penn Written Consent;

(ii)            (A) a duly executed transfer of the Penn European Holdings Acquired Securities in favor of Cornell UK Buyer together with the relevant share certificate(s) in the name of Penn LLC or indemnities in respect of any lost share certificates in form and substance reasonably satisfactory to Cornell Parent; (B) an irrevocable power of attorney, in form and substance reasonably satisfactory to Cornell Parent, duly executed by Penn LLC in favor of Cornell UK Buyer to secure its interest in the Penn European Holdings Acquired Securities pending registration of the transfer in the register of members of Penn European Holdings; and (C) signed written resolutions, in form and substance reasonably satisfactory to Cornell Parent of the board of directors of Penn European Holdings approving (x) the registration of the transfer of the Penn European Holdings Acquired Securities (subject only to the transfers being duly stamped), and (y) acceptance of any resignations of any directors of Penn European Holdings as referred to in Section 2.04(c)(iii);

(iii)            a duly executed letter of resignation from each of the directors, officers, limited liability company managers and other Persons holding similar titles of the Acquired Company Entities, effective as of the Closing;

(iv)            evidence in form and substance reasonably satisfactory to Cornell Parent that the Pre-Closing Restructuring has been completed in accordance with this Agreement;

(v)            a duly executed (A) IRS Form W-9 from (x) Penn Parent, (y) Penn LP (including as the owner of Penn LLC and Penn Holdings Canada), and (z) each Selling LP that is a “U.S. person” within the meaning of Section 7701(a)(30) of the Code, and (B) applicable IRS Form W-8 from each Selling LP that is not a “U.S. person” within the meaning of Section 7701(a)(30) of the Code (a “Non-US Selling LP”);

(vi)            Penn LP shall provide Cornell Parent with a duly executed certificate, dated no earlier than 30 days prior to Closing, satisfying the requirements of Treasury Regulations Section 1.1445-11T(d)(2), in form and substance reasonably satisfactory to Cornell Parent;

(vii)            the Related Party Termination Evidence;

(viii)            a duly executed counterpart signature page from the Equityholders’ Representative to the Escrow Agreement;

(ix)            a duly executed counterpart signature page from each of the Equityholders to the Registration Rights Agreement Amendment;

(x)            a duly executed counterpart signature page from Andrew M. Snyder to the Nominating Agreement;

(xi)            a duly executed counterpart signature page from Penn LLC to the Short-Term Services Agreement;

(xii)            a duly executed counterpart signature page from Penn LLC to the Long-Term Services Agreement;

(xiii)            a duly executed counterpart signature page from Penn LLC to the Termination Agreement; and

(xiv)            a duly executed counterpart signature page from Penn LLC to the Occupancy Agreement.

(d)            each Selling LP shall deliver, or cause to be delivered, to Cornell Parent a duly executed transfer of the Penn LP Buyer 2 Acquired Securities held by such Selling LP and any duly executed power of attorney or other authorities under which any such transfer is executed on behalf of such Selling LP.

Section 2.05.      Closing Statement. (a) Within 90 days after the Closing Date, Cornell Parent shall cause to be prepared and delivered to the Equityholders’ Representative a written statement (the “Closing Statement”), together with reasonable supporting detail, setting forth Cornell Parent’s calculation of Closing Cash, Closing Indebtedness, Closing Working Capital and Transaction Expenses. The Closing Statement shall be prepared in accordance with GAAP and in a manner consistent with the definitions of the terms Closing Cash, Closing Indebtedness, Closing Working Capital and Transaction Expenses. The calculations included in the Closing Statement (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions and (ii) shall be based on facts, circumstances and information available as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing. After the delivery of the Closing Statement and until the determination of the Final Adjustment Amount, Cornell Parent shall provide, or cause to be provided, all supporting documentation reasonably requested by the Equityholders’ Representative or its Representatives, and make the relevant personnel and Representatives and relevant financial and other records of the Acquired Company Entities and accountant work papers reasonably available, in connection with the Equityholders’ Representative’s review of the Closing Statement. If Cornell Parent fails to deliver the Closing Statement within 90 days after the Closing Date, then the Initial Closing Statement shall be conclusive and binding upon all of the Parties.

(b)            If the Equityholders’ Representative disagrees with any calculations set forth in the Closing Statement, the Equityholders’ Representative shall deliver to Cornell Parent, within the 45 days following the date on which the Closing Statement was delivered (the “Objection Period”), a written notice (the “Dispute Notice”) setting forth the Equityholders’ Representative’s calculation of the disputed amount, a description in reasonable detail of the grounds for each such disagreement and, upon request, reasonably supporting evidence therefor (to the extent reasonably available) (each such item or amount as to which the Equityholders’ Representative disagrees and sets forth in the Dispute Notice, an “Item of Disagreement”). Except for those Items of Disagreement set forth in a Dispute Notice delivered during the Objection Period, the Equityholders’ Representative shall be deemed to have agreed with all other items and amounts set forth in the Closing Statement which items and amounts shall be conclusive and binding upon all of the Parties.

(c)            In the event that the Equityholders’ Representative delivers the Dispute Notice to Cornell Parent within the Objection Period, Cornell Parent and the Equityholders’ Representative will negotiate in good faith to resolve all Items of Disagreement. If, after a period of 30 days following the date on which such Dispute Notice is delivered, Cornell Parent and the Equityholders’ Representative have not resolved each such Item of Disagreement, then either Cornell Parent or the Equityholders’ Representative shall be entitled to submit all such Items of Disagreement that remain unresolved to the Resolution Accountants; provided that the Equityholders’ Representative and Cornell Parent agree that any communications between and among themselves and their respective representatives relating to the Dispute Notice shall constitute settlement discussions pursuant to Federal Rule of Evidence 408 and similar state laws and shall not be submitted to, or considered by, the Resolution Accountant. Cornell Parent and the Equityholders’ Representative shall, and shall cause their respective Representatives to, reasonably cooperate with the Resolution Accountants so as to enable it to make its determination as efficiently as practicable. The Parties agree that no Party shall have any ex parte communications with the Resolution Accountants related to the Items of Disagreement or this Agreement, and, in the case of the Equityholders’ Representative, the Equityholders’ Representative shall cause the Equityholders to not have any ex parte communications with the Resolution Accountants related to the Items of Disagreement or this Agreement. The Resolution Accountants shall decide all remaining Items of Disagreement solely based on the terms and standards set forth in this Agreement and the written (and to the extent requested by the Resolution Accountants, oral) submission by Cornell Parent and the Equityholders’ Representative and their respective Representatives, and not by independent review. All submissions by a Party to the Resolution Accountants shall substantially simultaneously be submitted to the other Party (and all oral submissions shall be made in the presence of Representatives of all Parties). Cornell Parent and the Equityholders’ Representative shall use commercially reasonable efforts to obtain from the Resolution Accountants a resolution of all Items of Disagreements that remain unresolved as soon as practicable after the date on which the Resolution Accountants are engaged, but in no event later than 30 days after such appointment; provided that any failure by the Resolution Accountants to resolve all Items of Disagreement no later than 30 days after such appointment shall not affect the validity of such resolution. The Resolution Accountants shall render such resolution in a reasoned writing, and the Resolution Accountants’ calculation of the remaining Items of Disagreement referred to the Resolution Accountants shall be binding upon the Parties absent manifest error or fraud (and, for the avoidance of doubt, the Resolution Accountants shall only address Items of Disagreement and shall not adjust any amounts or items that are not in dispute by the Parties); provided that the amount of any remaining Items of Disagreement as so determined by the Resolution Accountants shall not be greater than the highest value for such amount claimed by either Cornell Parent or the Equityholders’ Representative or less than the lowest value for such amount claimed by either Cornell Parent or the Equityholders’ Representative. The costs, fees and expenses of the Resolution Accountants shall be borne by Cornell Parent and the Equityholders’ Representative (payable from the Equityholders’ Representative Expense Account on behalf of the Equityholders) in the same proportion as the aggregate amount of the Items of Disagreement submitted to the Resolution Accountants that are unsuccessfully disputed by each such Party (as finally determined by the Resolution Accountants) bears to the total amount of such Items of Disagreement so submitted. For example, if the Equityholders’ Representative timely submits a Dispute Notice for $1,000, and if Cornell Parent contests only $500 of such amount, and the Resolution Accountants ultimately resolve the dispute by awarding the Equityholders $300 of the $500 contested, then the costs, fees and expenses of the Resolution Accountants will be allocated 60% (i.e., 300/500) to Cornell Parent and 40% (i.e., 200/500) to the Equityholders; provided that Cornell Parent and the Equityholders’ Representative shall each be responsible for 50% of any retainers or other upfront fees (subject to being reallocated pursuant to the preceding sentence). All other costs, fees and expenses incurred by the Parties in connection with resolving such dispute shall be borne by the Party incurring such cost and expense. Cornell Parent and the Equityholders’ Representative agree that either Party may enforce the written determination of the Resolution Accountants as an arbitral award in any court of competent jurisdiction.

Section 2.06.      Post-Closing Cash Consideration True-Up. (a) Within five Business Days after the final determination of the Final Amounts, the Equityholders’ Representative shall deliver to Cornell Parent an updated Sale Allocation Schedule.

(b)            Within five Business Days after the final determination of the Final Amounts:

(i)            If (x) the Estimated Adjustment Amount exceeds (y) the Final Adjustment Amount (the amount of such excess, the “Overpayment Amount”), then Cornell Parent and the Equityholders’ Representative shall cause the Escrow Agent to (A) pay Cornell Parent, from the Escrow Funds, the Overpayment Amount and (B) pay to each Equityholder such Equityholder’s entitlement to the remainder (if any) of the Escrow Funds, as calculated in accordance with Section 2.07. The Parties agree that the Escrow Funds shall be the sole source of recovery by Cornell Parent for any Overpayment Amount.

(ii)            If (x) the Final Adjustment Amount exceeds (y) the Estimated Adjustment Amount (the amount of such excess, the “Underpayment Amount”), then (A) Cornell Parent shall pay, or cause to be paid, to each Equityholder such Equityholder’s entitlement to the Underpayment Amount, as calculated in accordance with Section 2.07 and (B) Cornell Parent and the Equityholders’ Representative shall cause the Escrow Agent to release to each Equityholder such Equityholder’s entitlement to the Escrow Funds, as calculated in accordance with Section 2.07. The Parties agree that in no event shall the Underpayment Amount exceed the Escrow Amount.

(iii)            Notwithstanding anything to the contrary herein, Cornell Parent shall not be required to make any payment pursuant to this Section 2.06(b) until the Equityholders’ Representative delivers to Cornell Parent the updated Sale Allocation Schedule reflecting each Equityholder’s entitlement thereto pursuant to Section 2.06(a). For the avoidance of doubt, any amounts payable to the Equityholders hereunder (including any Underpayment Amount) shall be made net of any Transaction Expenses that arise as a result of the payment of such amounts.

(c)            “Final Closing Cash”, “Final Closing Indebtedness”, “Final Closing Working Capital” and “Final Transaction Expenses” mean the Closing Cash, Closing Indebtedness, Closing Working Capital and Transaction Expenses, in each case, (i) as shown in the Initial Closing Statement, if the Initial Closing Statement is conclusive and binding upon all of the Parties pursuant to Section 2.05(a), (ii) as shown in the Closing Statement, if no Dispute Notice with respect thereto is duly and timely delivered by the Equityholders’ Representative pursuant to Section 2.05(b), or (iii) if a Dispute Notice is duly and timely delivered by the Equityholders’ Representative pursuant to Section 2.05(b), (A) as agreed by Cornell Parent and the Equityholders’ Representative in a signed writing pursuant to Section 2.05(c) or (B) in the absence of such agreement with respect to any disputed item(s), as shown in the Resolution Accountants’ calculation delivered pursuant to Section 2.05(c).

(d)            Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, Cornell Parent shall not be required to make any payment with respect to the Mergers other than the Merger Consideration and there shall be no adjustments to the Merger Consideration following the Closing.

(e)            To the extent permitted by Applicable Law, for Income Tax purposes, the Parties shall treat Overpayment Amounts and Underpayment Amounts as adjustments to the consideration paid pursuant to the Third Equity Sale and, accordingly, such payments shall be treated as made or received by Cornell Parent, on behalf of and as agent for Cornell US Buyer 1 or Cornell US Buyer 2, as the case may be.

Section 2.07.      Payments to Equity Sellers and Equityholders. (a) Without limiting Section 2.07(c) or Section 13.13, in connection with any payments made hereunder to any Equity Seller in respect of the Equity Sales, including pursuant to Section 2.03(b)(ii), Section 2.03(d)(iii) and Section 2.03(d)(iv) (“Seller Payments”), each Seller Payment shall be made to the Equity Sellers in accordance with the Sale Allocation Schedule. Following receipt by any Penn Seller of a Seller Payment hereunder, subject to Section 2.07(e), such Penn Seller shall promptly distribute such amounts to the Equityholders in accordance with Applicable Laws and the Sale Allocation Schedule (“Equityholder Distributions”).

(b)            Without limiting Section 2.07(c) or Section 13.13, in connection with any payments or deliveries of Equity Consideration made hereunder to any Equityholder (including the release of Escrow Funds pursuant to Section 2.06(b) and the payment of the Equityholders’ Representative Fund Distribution Amounts but excluding any Equityholder Distributions), such payment or delivery of Equity Consideration shall be made to the Equityholders in accordance with the Sale Allocation Schedule.

(c)            Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, in no event shall Cornell Parent and its Affiliates be obligated to pay to the Penn Sellers or the Equityholders at the Closing in respect of the Acquired Company Securities, or shall the Penn Sellers or the Equityholders be entitled to receive from Cornell Parent and its Affiliates at the Closing in respect of the Acquired Company Securities, an aggregate amount in excess of the Equity Consideration plus the Closing Cash Consideration.

(d)            Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of the Cornell Parties, the Acquired Company Entities or any of their respective Affiliates, it is expressly acknowledged and agreed that the preparation of the Allocation Schedules (including any updated version thereof delivered pursuant to this Agreement or the Merger Agreement) and the allocations set forth therein are the sole responsibility of Penn Parent, the Equityholders and the Equityholders’ Representative and that the Cornell Transaction Parties and, after the Closing, the Acquired Company Entities and their respective Affiliates shall be entitled to rely on the Allocation Schedules, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith.

(e)            Notwithstanding anything to the contrary in this Agreement, the Penn Sellers and the Equityholders’ Representative, as applicable, shall withhold distribution of the applicable portion of the Equity Consideration that is due to any Equityholder that is a Non-Qualified Investor pursuant to Section 2.07(b) until (i) such Person ceases to be a Non-Qualified Investor or (ii) the Equityholders’ Representative and Cornell Parent determine a method to deliver Cornell Parent Common Stock to such Non-Qualified Investor under an exemption to registration under the Securities Act.

Section 2.08.      Allocation of Purchase Price. (a) At least ten Business Days prior to the Closing Date, Cornell Parent shall deliver to Penn Parent a proposed allocation (the “Closing Allocation”) setting forth the consideration to be paid (i) pursuant to the First Equity Sale by Cornell UK Buyer to Penn LLC for the Penn European Holdings Acquired Securities and the Penn Netherlands Acquired Securities (the “First Equity Sale Consideration Amount”) and (ii) pursuant to the Second Equity Sale by Cornell Canada Buyer to Penn Holdings Canada for the Penn Canada Acquired Securities (the “Second Equity Sale Consideration Amount”). Cornell Parent shall thereafter consult with Penn Parent and consider in good faith any changes reasonably proposed by Penn Parent with respect to the Closing Allocation. At least three Business Days prior to the Closing Date, Cornell Parent shall deliver to Penn Parent a final Closing Allocation, which final Closing Allocation shall be subject to Penn Parent’s consent (not to be unreasonably withheld, conditioned or delayed).

(b)            Within 60 days following the final determination of the Final Amounts, Cornell Parent shall deliver to the Equityholders’ Representative an allocation statement (the “Post-Closing Allocation”) allocating:

(i)            an amount equal to the First Equity Sale Consideration Amount (plus assumed liabilities, to the extent properly taken into account under Section 1060 of the Code) among the assets of Penn European Holdings and Penn Netherlands (and the assets of each of its Subsidiaries that is a Disregarded Entity) for Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder;

(ii)            an amount equal to the Second Equity Sale Consideration Amount (plus assumed liabilities, to the extent properly taken into account under Section 1060 of the Code) among the assets of Penn Canada (and the assets of each of its Subsidiaries that is a Disregarded Entity) for Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder; and

(iii)           the consideration paid pursuant to the Third Equity Sale (i.e., the consideration paid in accordance with Section 2.03(d) reduced by any Overpayment Amount and increased by any Underpayment Amount) among the assets of Penn LP (and the assets of each of its Subsidiaries that is a Disregarded Entity) for Tax purposes in a manner consistent with Sections 743(b), 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder, based upon the fair market value of such assets. In connection with the transactions contemplated by this Agreement, (A) deferred revenue of Penn LP as of the Closing Date constituting an “unrealized receivable” within the meaning of Section 751(c) of the Code will be treated as a Code Section 751(c) item and Penn Parent and the Selling LPs agree to treat as ordinary income such deferred revenue attributable to the consideration paid pursuant to the Third Equity Sale less an estimate of the fulfillment costs as of the Closing Date related to such deferred revenue (which fulfillment costs will be calculated consistent with the past practices of Penn LP) and (B) the Accounting Change Item will be treated as a Code Section 751(c) item and Penn Parent and the Selling LPs agree to treat such item as ordinary income attributable to the consideration paid pursuant to the Third Equity Sale.

(c)            The Equityholders’ Representative shall have a period of 30 days after its receipt of the Post-Closing Allocation to provide to Cornell Parent any reasonable comments regarding the Post-Closing Allocation. If the Equityholders’ Representative does not provide any such comments to Cornell Parent within 30 days of receipt of the Post-Closing Allocation, the Post-Closing Allocation shall be binding on the Parties as set forth below. If the Equityholders’ Representative timely provides comments on the Post-Closing Allocation to Cornell Parent, the parties shall work in good faith to resolve any disputes within 30 days.

(d)            Any dispute which the parties are unable to resolve shall be resolved promptly by the Resolution Accountants, the costs of which will be borne one-half by the Cornell Parties and one-half by the Equityholders’ Representative on behalf of the Penn Parties.

(e)            The Post-Closing Allocation, as agreed (or deemed agreed) to by Cornell Parent and the Equityholders’ Representative or as finally determined by the Resolution Accountants, as the case may be, shall be binding on all Parties. Each of the Cornell Parties and the Equityholders agrees to file all U.S. federal, state, local and non-U.S. Tax Returns in accordance with such Post-Closing Allocation, except to the extent otherwise required by Applicable Law.

Section 2.09.      Withholding. (a) Notwithstanding any provision contained herein to the contrary, the Cornell Parties (and any Affiliate thereof) and the Escrow Agent (each, a “Payor”) shall be entitled to deduct and withhold from any amounts otherwise payable to or on behalf of any Person pursuant to this Agreement (including, for the avoidance of doubt, the Equity Consideration) or any other Transaction Document such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax law. Any amounts so deducted and withheld and timely remitted to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made. Except with respect to any withholding (A) with respect to compensatory payments due to any current or former employees, or (B) attributable to a failure to deliver the IRS Form W-9 described in Section 2.04(c)(v), Cornell Parent shall (i) as soon as reasonably practicable after determining that it or any of its Affiliates is required to make any deduction or withholding from any amounts otherwise payable to any Person pursuant to this Agreement or any other Transaction Document, notify the Equityholders’ Representative in writing of such determination, together with the basis for such determination in reasonable detail, and (ii) cooperate in good faith with the Equityholders’ Representative and the relevant Equityholder(s) to reduce or eliminate such deduction or withholding.

(b)            Notwithstanding Section 2.09(a), any Non-US Selling LP that is classified as a partnership for U.S. federal income tax purposes may deliver to the applicable Payor a certificate pursuant to Treasury Regulations Section 1.1446(f)-2(c)(2)(iv), duly executed in accordance with the requirements of such Treasury Regulations and dated as of the Closing Date (and using the Closing Date as the “determination date”), certifying the aggregate percentage of the gain (if any) arising from the transfer that would be allocated to presumed foreign persons (the “Presumed Foreign Percentage”), and including all information required to be provided under Treasury Regulations Section 1.1446(f)-2(c)(2)(iv)(C) (the “Modified Amount Realized Certificate”). In the event that a Non-US Selling LP delivers a Modified Amount Realized Certificate, the applicable Payor shall determine the amount required to be withheld under Section 1446(f) of the Code from the consideration paid to such Non-US Selling LP on the basis of such Non-US Selling LP’s “modified amount realized” as defined in Treasury Regulations Section 1.1446(f)-2(c)(2)(iv)(B), using the Presumed Foreign Percentage as the “aggregate percentage.” In furtherance of determining a Non-US Selling LP’s share of Penn LP’s liabilities for purposes of calculating the amount realized (or modified amount realized) by such Non-US Selling LP from the Third Equity Sale, Penn LP may provide to the Selling LP and the applicable Payor a certification of the Non-US Selling LP’s share of Penn LP’s liabilities in accordance with Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C) (a “Penn LP Liability Certificate”). In the event that Penn LP delivers a Penn LP Liability Certificate with respect to a Non-US Selling LP, the “modified amount realized” with respect to the Non-US Selling LP shall be calculated (and in the absence of a Modified Amount Realized Certificate, the amount realized shall be calculated) using the Non-US Selling LP’s share of Penn LP’s liabilities set forth in the Penn LP Liability Certificate.

Section 2.10.      Equityholders’ Representative Fund. (a) The Equityholders’ Representative shall be entitled to withdraw cash amounts held in the Equityholders’ Representative Expense Account for the reimbursement of out of pocket fees and expenses (including fees to legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Equityholders’ Representative in performing its duties under this Agreement and the other Transaction Documents. The Equityholders’ Representative Expense Amount shall be held by the Equityholders’ Representative in a segregated bank account and the Equityholders’ Representative will hold the Equityholders’ Representative Expense Amount separate from its other funds and will not voluntarily make it available to its creditors in the event of bankruptcy. The Equityholders shall earn no interest or earnings on the Equityholders’ Representative Expense Amount and irrevocably transfer and assign to the Equityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings.

(b)            The Equityholders’ Representative is not providing any investment supervision, recommendations or advice. The Equityholders’ Representative shall have no responsibility or liability for any loss of principal of the Equityholders’ Representative Expense Amount other than as a result of the Equityholders’ Representative’s gross negligence or willful misconduct. The Equityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Equityholders’ Representative Expense Amount, and has no tax reporting or income distribution obligations hereunder.

(c)            Following a determination by the Equityholders’ Representative that the Equityholders’ Representative Expense Amount is no longer required for the purposes contemplated by this Section 2.10, the Equityholders’ Representative shall deliver the portion of the Equityholders’ Representative Expense Amount remaining in the Equityholders’ Representative Expense Account as of such time (such amount, if any, the “Equityholders’ Representative Fund Distribution Amount”) to the Equityholders entitled thereto in accordance with Section 2.07.

(d)            Notwithstanding anything to the contrary herein, in no event shall Cornell Parent or any of its Affiliates have any Liability with respect to the use by the Equityholders’ Representative of any amounts in the Equityholders’ Representative Expense Account.

Article 3
Representations and Warranties of Penn Parent

Except as set forth in the Penn Disclosure Schedules (subject to Section 13.03), Penn Parent represents and warrants to the Cornell Parties that:

Section 3.01.      Corporate Existence; Power and Authorization.

(a)            Each of the Penn Transaction Parties and the Acquired Company Entities is duly organized, validly existing and (where applicable, based on the applicable Person’s jurisdiction of organization) in good standing under the laws of its jurisdiction of organization and has all organizational powers necessary to enable it to own, lease and otherwise hold and operate its properties and other assets, and to carry on its business as presently conducted in all material respects. Each of the Penn Transaction Parties and the Acquired Company Entities is duly qualified to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of “good standing”) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have an Acquired Company Material Adverse Effect.

(b)            Except as would not be material to the Acquired Company Entities, taken as a whole, no Acquired Company Entity has been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt with respect to any such Acquired Company Entity been adopted by such Acquired Company Entity.

(c)            True and complete copies of the Governing Documents of each Acquired Company Entity, in effect as of the date hereof, have been made available to the Cornell Parties. No Acquired Company Entity is in material breach of any of the provisions of any of such Governing Documents.

Section 3.02.      Corporate Authorization.

(a)            The execution, delivery and performance by each Penn Party of this Agreement and by each Penn Transaction Party of the other Transaction Documents to which it is (or is specified to be) a party, and the consummation of the Transactions, are within the organizational powers of such Penn Party or such Penn Transaction Party, as applicable, and, except for the Penn Written Consent, have been duly authorized by all necessary organizational action on the part of such Penn Party or such Penn Transaction Party, as applicable. Each of the Penn Parties has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which any of the Penn Parties are party or are specified to be a party by each of the other parties hereto and thereto, this Agreement constitutes a valid and binding agreement of such Person, and the other Transaction Documents, when executed by a Penn Transaction Party and assuming the due authorization, execution and delivery by each of the other parties thereto, will constitute a valid and binding agreement of the Penn Transaction Party that is (or is specified to be) a party thereto, in each case, enforceable against the applicable Penn Transaction Party, in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)).

(b)            Except for the Penn Written Consent, there are no votes, approvals, consents or other proceedings of the direct or indirect holders of Equity Securities of any Acquired Company Entity necessary in connection with (i) the execution and delivery by any of the Penn Parties, or the performance by the Penn Parties of their obligations under, this Agreement, (ii) the execution and delivery by each Penn Transaction Party of the other Transaction Documents to which it is (or is specified to be) a party, or the performance by such Penn Transaction Party of its obligations thereunder, or (iii) the consummation of the Transactions that, in each case, have not been made or otherwise undertaken prior to the date hereof. No Equityholder has or will have any dissenters’ or appraisal rights under Delaware Law or otherwise in connection with the Transactions. The Penn Written Consent, when executed and delivered, shall constitute a valid, irrevocable and effective adoption of this Agreement and the other Transaction Documents by the stockholders of Penn ELI in compliance with Applicable Law and the Governing Documents of Penn ELI.

Section 3.03.      Governmental Authorization. The execution, delivery and performance by the Penn Parties of this Agreement and by each Penn Transaction Party of the other Transaction Documents to which it is (or is specified to be) a party, and the consummation of the Transactions, require no consent, waiver, approval, license, permits, order or other authorization or action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) the filings and approvals listed in Section 3.03 of the Penn Disclosure Schedules and (iii) any other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquired Company Material Adverse Effect.

Section 3.04.      Capitalization; Subsidiaries. (a) Schedule I sets forth a list of all of the authorized, issued and outstanding Equity Securities of each Acquired Company and, in the case of the Penn LP Acquired Securities, the record and beneficial owners of such Penn LP Acquired Securities, in each case as of the date hereof. The Acquired Company Securities set forth on Schedule I constitute the only outstanding Equity Securities of the Acquired Companies. All Acquired Company Securities are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any pre-emptive rights, rights of first refusal or similar rights created by Applicable Law, the Governing Documents of the Acquired Companies or any Contract to which any Acquired Company is or was bound and have no unsatisfied capital commitments in respect thereof, as applicable. Except for Subsidiaries of the Acquired Companies and except as set forth in Section 3.04(a) of the Penn Disclosure Schedules, the Acquired Companies do not own, directly or indirectly, or have any obligation to acquire, any Equity Securities in any Person.

(b)            All Subsidiaries of the Acquired Companies and their respective jurisdictions of organization are identified on Section 3.04(b) of the Penn Disclosure Schedules. Except as set forth in Section 3.04(b) of the Penn Disclosure Schedules, each of the Acquired Company’s Subsidiaries is wholly owned by an Acquired Company or one of the Acquired Company’s Subsidiaries, free and clear of any Lien (other than generally applicable transfer restrictions under applicable state and federal securities laws), and all of the Equity Securities in each of such Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights created by Applicable Law, the Governing Documents of the Acquired Company Entities or any Contract to which any Acquired Company Entity is bound and have no unsatisfied capital commitments in respect thereof, as applicable.

(c)            Except for the Acquired Company Securities, (i) there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other agreements or arrangements to which any Acquired Company Entity is a party requiring the issuance, sale or transfer of any Equity Securities of any Acquired Company Entity, or any securities convertible, directly or indirectly, into Equity Securities of an Acquired Company Entity, or evidencing the right to subscribe for any Equity Securities of any Acquired Company or any of its Subsidiaries, or giving any Person (other than the Cornell Parties) any rights with respect to any Equity Securities of any Acquired Company Entity and (ii) there are no instruments that otherwise give any Person the right to receive any profits of any Acquired Company Entity (to the extent made to such Person’s equityholders in respect of their equity interests).

(d)            The Acquired Company Entities are not a party to, or otherwise bound by, any voting trusts, voting agreements, proxies, equityholder agreements or other agreements that may affect the voting or transfer of the Acquired Company Securities or the Equity Securities of any other Acquired Company Entities. There are no outstanding agreements or obligations of any Acquired Company Entity (contingent or otherwise) to repurchase, redeem or otherwise acquire any Equity Securities of any Acquired Company Entity.

(e)            Each of the Allocation Schedules (including any updates thereto) are true and complete in all respects in accordance with the terms of this Agreement and the Governing Documents of the Acquired Companies.

Section 3.05.      Noncontravention. The execution, delivery and performance by the Penn Parties of this Agreement and by each Penn Transaction Party of the other Transaction Documents to which it is (or is specified to be) a party, and the consummation of the Transactions, do not and will not at the Closing (i) contravene, conflict with, or result in any violation or breach of any provision of any of the Governing Documents of such Penn Party or such Penn Transaction Party, as applicable, (ii) assuming compliance with the matters and making of the filings, obtaining of the approvals and taking of the other actions referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by, or payment to, any Person under, constitute a breach, default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Penn Transaction Party or any Acquired Company Entity or to a loss of any right or benefit to which any such Person is entitled under any provision of any Contract or Permit binding upon any such Person or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any such Person, with such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have an Acquired Company Material Adverse Effect.

Section 3.06.      Ownership of Acquired Company Securities. (a) Penn LLC (i) is the record and beneficial owner of, and has good and valid title to, the Penn European Holdings Acquired Securities and the Penn Netherlands Acquired Securities, free and clear of any Lien (other than generally applicable transfer restrictions under applicable state and federal securities laws) and (ii) has the sole power to execute and deliver this Agreement and to consummate the transactions contemplated hereby with respect to the Penn European Holdings Acquired Securities and the Penn Netherlands Acquired Securities. At the Closing, Penn LLC will transfer and deliver to Cornell UK Buyer good and valid title to the Penn European Holdings Acquired Securities and the Penn Netherlands Acquired Securities, free and clear of any Lien (other than generally applicable transfer restrictions under applicable state and federal securities laws).

(b)            Penn Holdings Canada (i) is the record and beneficial owner of, and has good and valid title to, the Penn Canada Acquired Securities, free and clear of any Lien (other than generally applicable transfer restrictions under applicable state and federal securities laws) and (ii) has the sole power to execute and deliver this Agreement and to consummate the transactions contemplated hereby with respect to the Penn Canada Acquired Securities. At the Closing, Penn Holdings Canada will transfer and deliver to Cornell Canada Buyer good and valid title to the Penn Canada Acquired Securities, free and clear of any Lien (other than generally applicable transfer restrictions under applicable state and federal securities laws).

(c)            Penn Parent is (i) is the record and beneficial owner of, and has good and valid title to, the Penn LP Acquired Securities set forth opposite Penn Parent’s name on Schedule I, free and clear of any Lien (other than generally applicable transfer restrictions under applicable state and federal securities laws) and (ii) has the sole power to execute and deliver this Agreement and to consummate the transactions contemplated hereby with respect to such Penn LP Acquired Securities. At the Closing, Penn Parent will transfer and deliver to Cornell US Buyer 1 and Cornell US Buyer 2 good and valid title to such Penn LP Acquired Securities, free and clear of any Lien (other than generally applicable transfer restrictions under applicable state and federal securities laws).

(d)            Penn Parent and its Affiliates (excluding the Acquired Company Entities) do not have any equity interest in any Equity Securities of any Acquired Company Entity, other than the Acquired Company Securities. Except for the Cornell Parties’ rights under this Agreement, no Person is a party to (or is an express third party beneficiary under) any (i) Contract to which Penn Parent, its Affiliates or any Acquired Company Entity is a party or (ii) to the Knowledge of Penn Parent, any other Contract, in each case, pursuant to which such Person has a right to purchase or acquire of any Acquired Company Securities.

Section 3.07.      Financial Statements. (a) (i) The audited consolidated statements of financial position of Penn LLC as of December 31, 2020 and December 31, 2019 and the related audited consolidated statements of operations, comprehensive income (loss), and cash flows and member’s equity for the fiscal years then ended (such audited consolidated statements of financial position as of December 31, 2020 (the “Balance Sheet Date”), the “Balance Sheet” and such financial statements, collectively, the “Historical Audited Financial Statements”), and (ii) the unaudited consolidated statements of financial position of Penn LLC as of March 31, 2021, and the related unaudited consolidated statements of operations, comprehensive income (loss), and cash flows and member’s equity for the fiscal quarter then ended (and with respect to which the independent auditors for the Acquired Company Entities shall have performed an Interim Review) (the “Interim Financial Statements” and, together with the Historical Audited Financial Statements, the “Historical Financial Statements”), accurately present, in all material respects, in conformity with GAAP applied on a consistent basis during and across the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Penn LLC as of the dates thereof and their consolidated statement of operations, comprehensive income (loss), and cash flows and member’s equity for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments which are not material in the aggregate and the absence of footnote disclosures and other presentation items) and are consistent in all material respects with the books and records of Penn LLC. As of the date of this Agreement, Penn Parent has made available to Cornell Parent true and complete copies of such Historical Financial Statements.

(b)            None of the Acquired Company Entities have any Indebtedness or Transaction Expenses, other than any Indebtedness that has been or will be taken into account in Final Closing Indebtedness or any Transaction Expenses that have been or will be taken into account in the Final Transaction Expenses.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Company Material Adverse Effect, the Acquired Company Entities maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Acquired Company Entities in accordance with GAAP and to maintain accountability for the consolidated assets of the Acquired Company Entities. Except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Company Material Adverse Effect, there are no significant deficiencies in the design or operation of the Acquired Company Entities’ internal controls over financial reporting that could adversely affect the ability of the Acquired Company Entities to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and there has been no fraud, whether or not material, with respect to the Acquired Company Entities that involved management or other employees of the Acquired Company Entities who have a significant role in the Acquired Company Entities’ internal controls over financial reporting.

(d)            The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the Balance Sheet Date (i) have arisen from bona fide transactions entered into by the Acquired Company Entities involving the actual sale of goods or the actual rendering of services in the ordinary course of business, (ii) constitute only valid, undisputed claims of the Acquired Company Entities not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business, and (iii) are, subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Acquired Company Entities, collectible in full in the normal and ordinary course of business, with such exceptions, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

Section 3.08.      Absence of Certain Changes. (a) Since the Balance Sheet Date: (i) the business of each Acquired Company Entity has been conducted in all material respects in the ordinary course of business consistent with past practices; and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had an Acquired Company Material Adverse Effect.

(b)            Without limiting the generality of the foregoing, since the Balance Sheet Date through the date hereof, there has not been any action taken by any of the Penn Parties or the Acquired Company Entities that, if taken during the period from the date of this Agreement through the Closing without Cornell Parent’s consent, would constitute a breach of any of the provisions of Section 6.01.

Section 3.09.      No Undisclosed Liabilities. There are no Liabilities (including any indebtedness) of any Acquired Company Entity, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any Liability, other than: (a) Liabilities expressly provided for in, or otherwise reflected on, the Balance Sheet; (b) Liabilities under Contracts incurred since the Balance Sheet Date in the ordinary course of business (it being understood that in no event shall any tortious conduct, litigation, infringement, violation of Applicable Law or breach of Contract or Permit be in the ordinary course of business); (c) Liabilities incurred in connection with this Agreement, the other Transaction Documents or the Transactions; and (d) Liabilities which would not reasonably be expected to, individually or in the aggregate, have an Acquired Company Material Adverse Effect.

Section 3.10.      Material Contracts. (a) As of the date of this Agreement, except as set forth in Section 3.10(a) of the Penn Disclosure Schedules, no Acquired Company Entity is party to:

(i)            any Real Property Lease with aggregate rent payments of $500,000 or more per contract year or which are otherwise material to the operation of the business of the Acquired Company Entities, taken as a whole;

(ii)            any Contract for the purchase or sale by any Acquired Company Entity of any real property;

(iii)            any Contract that provides for, or would reasonably be expected to result in, payments by the Acquired Company Entities, from and after the date of this Agreement, (x) in any fiscal year of $1,000,000 or more or (y) in the aggregate over the term of the Contract of $5,000,000 or more;

(iv)            any Contract that provides for, or would reasonably be expected to result in, payments to the Acquired Company Entities, following the date of this Agreement, (x) in any fiscal year of $1,000,000 or more or (y) in the aggregate over the term of the Contract of $5,000,000 or more, other than purchase orders entered into in the ordinary course of business and issued under a general or master agreement, or contracts that have evergreen or automatic renewal terms;

(v)            any Contract (excluding confidentiality and non-disclosure agreements) relating to the acquisition or disposition of any Person, business or Equity Securities or a material amount of the assets of or to any other Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any Acquired Company Entity has remaining material obligations (other than customary confidentiality and non-disclosure obligations or customary covenants to provide reasonable access to books and records);

(vi)            any Acquired Company Collective Bargaining Agreement;

(vii)            any Contract that relates to the formation of, or participation in, a partnership, joint venture, strategic alliance or equivalent arrangement (including any Contract relating to operation, management or control thereof);

(viii)            any Contract (A) relating to or evidencing Indebtedness for borrowed money in excess of $3,000,000, (B) granting any Liens (other than Permitted Liens) over any material asset of an Acquired Company Entity, (C) relating to any material loan or other extension of credit, or obligation to advance or contribute capital, by any Acquired Company Entity, except for trade payment terms extended to any customer in the ordinary course of business or any obligations solely between or among Acquired Company Entities, or (D) guaranteeing the Liabilities of another Person of the type set forth in the preceding clauses (A) - (C);

(ix)            any Contract or series of related Contracts requiring the Acquired Company Entities to make capital expenditures, from and after the date of this Agreement, in excess of $5,000,000 in any calendar year;

(x)            any material agency, dealer, distributor, reseller or other similar Contract involving sales, distribution or promotional activities, or any other Contract providing for commissions to any Person who is not a Key Service Provider of the Acquired Company Entities, pursuant to which commissions would reasonably be expected to exceed $500,000, in the aggregate, in 2021;

(xi)            any Contract pursuant to which any Acquired Company Entity obtains any material license, sublicense, right to use or covenant not to be sued under any Intellectual Property Right (other than any off-the-shelf shrinkwrap, clickwrap or similar license or sublicense for non-custom software that is commercially available);

(xii)            any Contract pursuant to which any Acquired Company Entity grants any license, sublicense, right to use or covenant not to be sued under any of Company’s Owned Intellectual Property Rights or Licensed Intellectual Property Rights, except for non-exclusive licenses granted pursuant to customer, distributor and vendor Contracts, in each case entered into in the ordinary course of business;

(xiii)            any Contract involving the Processing of Personal Information by any other Person for or on behalf of any of the Acquired Company Entities, except for Contracts for which such Processing is immaterial or ancillary to the purpose of such Contract;

(xiv)            any stockholders’ agreement, investors’ rights agreement, registration rights agreement or similar Contract;

(xv)            any Contract granting any Person an option or a right of first refusal or first offer or similar preferential right to purchase or acquire any Equity Securities or any material asset of any Acquired Company Entity;

(xvi)            any Contract or Order containing any provision or covenant that limits the freedom of any Acquired Company Entity (or, after the Closing, that purports to so limit or restrict Cornell Parent or any of its Affiliates) to (A) engage or compete in any activity or line of business in any area or (B) solicit or otherwise engage any Person as a supplier or customer;

(xvii)            any Contract entered into primarily for interest rate or foreign currency swaps, commodity swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements;

(xviii)            any Contract (A) with any sole-source suppliers of material products or services, (B) that includes any “most favored nations” terms and conditions, any exclusive dealing or minimum purchase or sale, “take or pay” obligations, arrangement or requirements to purchase substantially all of the output or production of a particular supplier or (C) containing any provision or covenant that limits the freedom of any Acquired Company Entity to (1) obtain products or services from any Person or (2) set prices and terms for the provision, sale, lease or license of its products, services or technologies with any Person, in the case of Section 3.10(a)(xvii), except for the prices and terms expressly set forth therein with respect to the products, services or technologies provided, sold, leased or licensed thereunder;

(xix)            any Government Contract with aggregate payments to or by the Acquired Company Entities of $1,000,000 or more per year;

(xx)            any Related Party Contract;

(xxi)            any Contract providing for the indemnification of any Person by any Acquired Company Entity (other than indemnification under customer agreements entered into on the Acquired Company’s standard form in the ordinary course of business);

(xxii)            any Contract entered into in connection with the settlement of any Action that contains any material ongoing continuing obligations (other than confidentiality obligations with respect to the terms of such settlement, customary non-disparagement provisions, or similar administrative requirements); or

(xxiii)            any material and express general power-of-attorney executed on behalf of an Acquired Company Entity, except any power-of-attorney provided for limited or ministerial purposes.

(b)            Except as set forth in Section 3.10(b) of the Penn Disclosure Schedules, each Contract set forth or required to be set forth in Section 3.10(a) of the Penn Disclosure Schedules, or that would be required to be disclosed pursuant to Section 3.10(a) if in existence on the Closing Date (each, a “Material Contract”), is a valid, binding and, subject to the Enforceability Exceptions, enforceable agreement of the relevant Acquired Company Entity (and, to the Knowledge of Penn Parent, the other parties thereto) and is in full force and effect. Except as would not, individually or in the aggregate, have an Acquired Company Material Adverse Effect, (i) no Acquired Company Entity or, to the Knowledge of Penn Parent, any other party thereto is in default or breach (with or without notice or lapse of time or both) under the terms of any such Material Contract (and no Acquired Company Entity has received any written or, to the Knowledge of Penn Parent, oral, claim or notice regarding any purported breach or default by such Acquired Company Entity of any Material Contract or any dispute thereunder) and (ii) no Acquired Company Entity has waived any of its rights or benefits under any Material Contract. A true and complete copy of each Material Contract has been provided to Cornell Parent. No written notice to terminate in whole or in part (to the extent such part is material) any Material Contract has been served to Penn Parent or any Acquired Company Entity.

Section 3.11.      Litigation. There is no Action pending or threatened in writing (or, to the Knowledge of Penn Parent, threatened orally) against Penn Parent or any of its Subsidiaries (including the Acquired Company Entities), or any present officers, directors or employees of the foregoing (in their respective capacities as such), that (a) if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, or (b) challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the Transactions. There is no Order outstanding or, to the Knowledge of Penn Parent, threatened against Penn Parent or any of its Subsidiaries (including the Acquired Company Entities) or any present officers, directors or employees of the foregoing (in their respective capacities as such), that individually or in the aggregate, is or would reasonably be expected to be, material to the Acquired Company Entities, taken as a whole.

Section 3.12.      Compliance with Laws and Governmental Orders. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Company Entities, taken as a whole, (i) the Acquired Company Entities are, and have been at all times since the Lookback Date, in compliance in all respects with all Applicable Laws, (ii) since the Lookback Date, no Acquired Company Entity has received any written notice or, to the Knowledge of Penn Parent, any other notice from any Governmental Authority asserting a failure, or possible failure, to comply with any such Applicable Laws and (iii) to the Knowledge of Penn Parent, the Acquired Company Entities are not under any investigation by any Governmental Authority with respect to, and since the Lookback Date have not been threatened to be charged by any Governmental Authority with, any violation of any material Applicable Law.

Section 3.13.      Properties. (a) Section 3.13(a) of the Penn Disclosure Schedules lists all material real property (together with all buildings, structures, improvements and fixtures located thereon or attached thereto, and all easements and other rights and interests appurtenant thereto) owned by any Acquired Company Entity (each, an “Owned Real Property”), and sets forth the name of the record owner of such Owned Real Property and the address thereof. The applicable Acquired Company Entity has good, marketable and indefeasible fee simple title to all of the Owned Real Property, in all material respects, in each case, free and clear of all Liens other than Permitted Liens. Except for the Owned Real Property or as set forth on Section 3.13(a) of the Penn Disclosure Schedules, none of the Acquired Company Entities owns any material real property or has owned any material real property during the past five years.

(b)            Except as set forth in Section 3.13(b) of the Penn Disclosure Schedules or as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Company Entities, taken as a whole, with respect to each Owned Real Property: (i) the applicable Acquired Company Entity has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(c)            Section 3.13(c) of the Penn Disclosure Schedules lists all real property subject to a lease, sublease, license, sublicense, or occupancy agreement to which any Acquired Company Entity is a party as a lessee, sublessee, licensee, sublicensee or occupant and pursuant to which any Acquired Company Entity pays aggregate rent payments of $500,000 or more per contract year or which are otherwise material to the operation of the business of the Acquired Company Entities, taken as a whole (each, a “Leased Real Property” and, together with the Owned Real Properties, the “Real Property”). The applicable Acquired Company Entity has valid leasehold interests in all of the Leased Real Property pursuant to the Real Property Leases, in each case, free and clear of all Liens (other than Permitted Liens).

(d)            True and complete copies of all leases, subleases, licenses, sublicenses, occupancy agreements, and other agreements (in each case, including all amendments, extensions, supplements, renewals and guarantees with respect thereto) with respect to each Leased Real Property (each, a “Real Property Lease”) have been made available to Cornell Parent. Except as set forth in Section 3.13(d) of the Penn Disclosure Schedules, no Acquired Company Entity has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof).

(e)            Except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Company Material Adverse Effect, the Real Property has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for their intended uses. The Real Property constitute all of the real property used or held for use in connection with the businesses of the Acquired Company Entities and are adequate to conduct such businesses as currently conducted.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Company Material Adverse Effect, the applicable Acquired Company Entity has good and valid title to, or in the case of Leased Real Property and leased personal property and assets, has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) it owns or leases or as reflected on the Balance Sheet or acquired after the Balance Sheet Date, free and clear of Liens other than Permitted Liens.

(g)            Except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Company Material Adverse Effect, the property and assets owned or leased by the Acquired Company Entities, or which they otherwise have the right to use, (excluding any Related Party Contracts and any properties or assets leased or used thereunder) constitute all of the property, assets and rights used or held for use in connection with the Acquired Company Entities and are sufficient to conduct such business as conducted on the date hereof and as currently planned to be conducted.

Section 3.14.      Taxes. (a) (i) Each of the Acquired Company Entities has timely filed all Income Tax and all other material Tax Returns that it was required to file under Applicable Law; (ii) all such Tax Returns of the Acquired Company Entities are complete and correct in all material respects; and (iii) all Taxes due and owing by the Acquired Company Entities have been paid or (x) where payment is not yet due, each Acquired Company Entity has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual and (y) where payment is being contested in good faith pursuant to appropriate procedures, each Acquired Company Entity has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which such Acquired Company Entity ordinarily records items on its books and records.

(b)            The applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, for each U.S. federal Income Tax Return of an Acquired Company Entity filed for a taxable period ending on or before December 31, 2016 has expired. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of any Acquired Company Entity and no written request for any such waiver or extension is currently pending.

(c)            There are no material Liens (other than Permitted Liens) for Taxes upon any of the assets of any Acquired Company Entities.

(d)            During the three year period ending on the date hereof, no written claim has been made by a Taxing Authority in a jurisdiction where any Acquired Company Entity does not file Tax Returns that such Acquired Company Entity is or may be subject to taxation by that jurisdiction.

(e)            There is no Action (including any audit) pending or, to the Knowledge of Penn Parent, threatened in writing against or with respect to any Acquired Company Entity in respect of any material Tax or Tax Asset.

(f)            During the two-year period ending on the date hereof, none of the Acquired Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)            There are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Acquired Company Entities and any Taxing Authority.

(h)            No Acquired Company Entity (i) is a party to or bound by any Tax Sharing Agreement, (ii) has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a group consisting solely of the Acquired Company Entities, or (iii) has any liability for Taxes of any person (other than an Acquired Company Entity) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. law, or as a transferee or successor.

(i)            Section 3.14(i) of the Penn Disclosure Schedules sets forth the entity classification for U.S. federal income tax purposes of each Acquired Company Entity as of the date hereof. No Acquired Company Entity is, or has been during the three years preceding the Closing Date, resident for Tax purposes in any country (including by reason of exercising management and control in such jurisdiction) other than the country in which it is organized or had a permanent establishment or fixed base in any country.

(j)            Each of the Acquired Company Entities is in material compliance with Applicable Law relating to the payment and withholding of any material amount of Taxes and has complied in all material respects with all information reporting and backup withholding provisions of Applicable Law.

(k)            Each of the Acquired Company Entities is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Acquired Company Entities. All material related party transactions involving the Acquired Company Entities are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local or non-U.S. law.

(l)            None of the Acquired Company Entities is currently the beneficiary of any extension of time (other than extensions of time automatically granted) within which to file any material Tax Return.

(m)            None of the Acquired Company Entities is a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or any analogous provision of state, local or non-U.S. Law (including Sections 131(g), 131D and 131E of the Israeli Income Tax Ordinance, 1961 (the “ITO”), or any similar provisions with respect to Israeli value added Tax).

(n)            Penn Parent has made available to the Cornell Parties copies of all Tax Returns set forth on Section 3.14(n) of the Penn Disclosure Schedules and all material examination reports and material statements of deficiency assessed against or agreed to by any Acquired Company Entity with respect to such taxable periods.

(o)            None of the Acquired Company Entities (i) received a written Tax opinion with respect to any material transaction related to any period with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has not expired or (ii) has entered into a closing agreement with respect to Taxes with any Taxing Authority or received any private letter ruling from the IRS or any similar ruling from any other Taxing Authority.

(p)            No Acquired Company Entity will be required to include a material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax period as a result of any (i) closing agreement or settlement with a Taxing Authority executed before the Closing, (ii) deferred revenue, prepaid amounts or advanced billings received before the Closing outside the ordinary course of business, (iii) installment sale or open transaction disposition made before the Closing, (iv) change in method of accounting pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. law) relating to an item reported for a taxable year ending on or before the Closing Date, (v) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law) or (vi) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or non-U.S. law). No Acquired Company Entity has made any election under Section 965(h) of the Code.

(q)            The Acquired Company Entities have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the Transactions will not adversely affect the eligibility of any Acquired Company Entity for any existing Tax Grant. None of the Acquired Company Entities has claimed or enjoyed any Tax benefit under the Israeli Law for Encouragement of Capital Investments, 1959.

(r)            None of the Acquired Company Entities has been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(s)            Each Penn Partnership is properly classified as a partnership for U.S. federal income tax purposes and not an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation.

(t)            Each Penn Partnership has in effect a valid election under Section 754 of the Code.

(u)            None of the Acquired Company Entities is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.

(v)            Section 3.14(v) of the Penn Disclosure Schedules sets forth the parties and the amount of each intercompany loan, note or similar arrangement incurred outside the ordinary course of business between the Acquired Company Entities.

(w)            None of the Acquired Company Entities have made any change in method of accounting for Tax purposes in or for any Tax period ending on or after December 31, 2019 other than the change in accounting method described in the definition of “Accounting Change Item” in Section 1.01.

(x)            No representation or warranty is made in this Agreement with respect to the amount, sufficiency or usability of any Tax Asset or the availability of any Tax position in any taxable period (or portion thereof) beginning after the Closing Date.

(y)            Schedule 3.14(y) of the Penn Disclosure Schedules is true, correct and complete (as of the date hereof and of the Closing Date).

Section 3.15.      Intellectual Property. (a) Section 3.15(a) of the Penn Disclosure Schedules sets forth a true and complete list of all of the Acquired Company Entities’ Owned IP Registrations, specifying as to each such item, as applicable, (i) the owner of such item, (ii) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of such item and (iv) the date of application and issuance or registration of such item.

(b)            Each Acquired Company Entity owns or otherwise has a valid and enforceable right to use, and immediately following the consummation of the Transactions will, continue to own or otherwise have a valid and enforceable right to use, all Intellectual Property Rights used or held for use in, or otherwise necessary for, the conduct of the business of such Acquired Company Entity as currently conducted and as planned to be conducted, in each case, in all material respects.

(c)            An Acquired Company Entity is the sole and exclusive legal and beneficial owner of all of the Acquired Company Entities’ material Owned Intellectual Property Rights and holds all right, title and interest in and to such Owned Intellectual Property Rights and its rights under any and all of the Acquired Company Entities’ material Licensed Intellectual Property Rights, in each case, free and clear of any and all Liens, other than Permitted Liens. No Governmental Authority, university, college, other educational institution or research center has any claim, ownership right or other right to any Owned Intellectual Property Rights. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, without limiting the generality of the foregoing, each Acquired Company Entity has entered into valid, binding, enforceable written Contracts with every (i) current employee or independent contractor of, or other Person currently engaged in the creation of any material Intellectual Property Rights for, such Acquired Company Entity and (ii) former employee or independent contractor of, or other Person formerly engaged by, such Acquired Company Entity that has created any material Intellectual Property Rights for such Acquired Company Entity, whereby, in each case, such employees, independent contractors and other Persons (x) presently assign to such Acquired Company Entity any and all of their right, title and interest in and to such Intellectual Property Rights created or developed by such employees, independent contractors and other Persons, including any of the Acquired Company Entities’ material Owned Intellectual Property Rights and (y) acknowledge such Acquired Company Entity’s sole and exclusive ownership of such Intellectual Property Rights. To the Knowledge of Penn Parent, no such Contract has been breached or violated in any material respect.

(d)            The Acquired Company Entities’ rights in the Acquired Company Entities’ Owned Intellectual Property Rights and the Acquired Company Entities’ Licensed Intellectual Property Rights are valid, subsisting and enforceable, and none of the Acquired Company Entities’ Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, in each case, in all material respects.

(e)            The Acquired Company Entities have implemented commercially reasonable policies and procedures and have taken all other commercially reasonable steps necessary to maintain, protect and enforce their rights in the Acquired Company Entities’ Owned Intellectual Property Rights and the Acquired Company Entities’ Licensed Intellectual Property Rights, in each case, in all material respects, including such steps necessary to protect and preserve the confidentiality of all trade secrets and other confidential information included in such Owned Intellectual Property Rights, and no such trade secrets or other confidential information have been disclosed other than to employees, consultants, representatives and agents of the Acquired Company Entities, all of whom are bound by valid, binding, enforceable written confidentiality or non-disclosure Contracts. Penn Parent has provided Cornell Parent with true and complete copies of all such Contracts and, to the Knowledge of Penn Parent, no such Contract has been breached or violated in any material respect.

(f)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, the conduct of the business of the Acquired Company Entities as currently conducted, and the products, processes and services of the Acquired Company Entities, since the Lookback Date, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property Rights or other rights of any Person. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, to the Knowledge of Penn Parent, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any of the Acquired Company Entities’ Owned Intellectual Property Rights or any of the Acquired Company Entities’ rights in any Licensed Intellectual Property Rights.

(g)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, there are no notices or Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened in writing (or, to the Knowledge of Penn Parent, threatened orally (including in the form of cease and desist letters or offers to obtain a license)): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any Person by any Acquired Company Entity, (ii) challenging the validity, enforceability, registrability or ownership of any of the Acquired Company Entities’ Owned Intellectual Property Rights or any of the Acquired Company Entities’ rights in any Licensed Intellectual Property Rights or (iii) by any Acquired Company Entity or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any of the Acquired Company Entities’ Owned Intellectual Property Rights, in each case, in any material respect. None of the Acquired Company Entities is subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any of the Acquired Company Entities’ Owned Intellectual Property Rights or the Acquired Company Entities’ Licensed Intellectual Property Rights, in each case, in any material respect.

(h)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, there are no defects in any of the Acquired Company Entities’ Owned Software that would prevent such Software from performing in accordance with its user specifications in any material respect. Each of the Acquired Company Entities, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Acquired Company Entities’ Owned Software. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, none of the Acquired Company Entities’ Owned Software has been developed, licensed, distributed, used or otherwise exploited by any of the Acquired Company Entities in a manner, or contains any software code including Open Source Software that is licensed under any terms or conditions, that require any Acquired Company Entities’ Owned Software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, the Acquired Company Entities are in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Acquired Company Entities. The Acquired Company Entities have not granted any Person a contingent right to receive or license source code containing or embodying any Owned Software, whether pursuant to an escrow arrangement or otherwise.

(i)            The Acquired Company Entities’ IT Assets operate and perform in accordance with their documentation and functional specifications in all material respects and otherwise in a manner that permits the Acquired Company Entities to conduct their business as currently conducted and as planned to be conducted. The Acquired Company Entities have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity, operation and security of the Acquired Company Entities’ IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation and periodic testing of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures, and (iv) encryption and other security protocol technology. There has been no unauthorized use, access, interruption, modification or corruption of any of the Acquired Company Entities’ IT Assets (or any information or transactions stored or contained therein or transmitted thereby), in each case, in any material respect. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, the Acquired Company Entities’ IT Assets do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) disrupt or adversely affect the functionality of the IT Assets, or (ii) enable or assist any Person to access without authorization, any IT Assets.

Section 3.16.      Privacy and Security.

(a)            The Acquired Company Entities have implemented written policies and procedures relating to the Privacy Requirements and the operation and security of their IT Assets (collectively, the “Data Privacy and Security Policies”). Except as would not reasonably be expected to create a material liability, the Acquired Company Entities have complied at all times, and are currently in compliance, in all material respects, with all Privacy Requirements, and there are no claims or Actions pending or, to the Knowledge of Penn Parent, threatened against any of the Acquired Company Entities by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights or any of the Privacy Requirements.

(b)            Neither the execution, delivery or performance of this Agreement or any of the Transaction Documents, nor the consummation of any of the Transactions, will violate any of the Privacy Requirements in any material respect.

(c)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, the Acquired Company Entities have at all times taken commercially reasonable steps consistent with current industry standards to ensure that all Personal Information in their possession or control is protected against damage, loss and unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Knowledge of Penn Parent, there has been no damage to or loss, unauthorized access, acquisition, use, modification, disclosure or other misuse of Personal Information in the possession or control of any of its vendors or contractors with regard to any Personal Information obtained by, from or on behalf of the Acquired Company Entities, nor has there been any unauthorized intrusions or breaches of security into any of the Acquired Company Entities’ IT Assets or any other systems in which Personal Information is stored by or on behalf of the Acquired Company Entities, in each case, in any material respect.

Section 3.17.      Insurance Coverage. Section 3.17 of the Penn Disclosure Schedules sets forth a list of the material insurance policies or binders of insurance covering the operations of the Acquired Company Entities (including general commercial, product liability, fire and casualty insurance policies) (each such policy, whether or not material, and whether scheduled or not, an “Insurance Policy”). Penn Parent has made available to Cornell Parent true and accurate copies of all such policies or binders. Except as would not have an Acquired Company Material Adverse Effect, each Insurance Policy is legally valid, binding, enforceable and in full force and effect (or has been renewed in the ordinary course of business). Except as would not have an Acquired Company Material Adverse Effect, the Acquired Company Entities have not received written notice of a default with respect to its obligations under, or notice of cancellation or nonrenewal of, or premium increase under, any Insurance Policy, and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis of any of the foregoing. The Insurance Policies have coverage sufficient in amount (subject to reasonable deductibles) to cover the risks of loss or liability customarily insured against by companies similarly situated, and against risks required to comply with Applicable Laws and customarily maintained by organizations similarly situated. There is no claim by the Acquired Company Entities pending under any of the Insurance Policies as to which coverage has been disputed or denied by the underwriters of such policies, except for customary reservation of rights notices where the applicable insurer or insurers have not yet issued a final coverage determination. Except as would not have an Acquired Company Material Adverse Effect, the premiums payable under the Insurance Policies have been timely paid and the Acquired Company Entities have otherwise complied fully with the terms and conditions of all such policies and bonds. Except as would not have an Acquired Company Material Adverse Effect, the Insurance Policies (or other policies providing substantially similar insurance coverage) have been in effect since the Lookback Date with no lapse in coverage.

Section 3.18.      Licenses and Permits. Section 3.18 of the Penn Disclosure Schedules correctly describes each material Permit held by the Acquired Company Entities. The Acquired Company Entities hold and, since the Lookback Date have held, all Permits that are required to be held in order to conduct the business of the Acquired Company Entities (including under the Export Control Laws), except for such noncompliance that would not, individually or in the aggregate, have an Acquired Company Material Adverse Effect. The Permits held by the Acquired Company Entities are valid and in full force and effect. The Acquired Company Entities are, and since the Lookback Date have been, in compliance with and not in default under (and no condition or event exists that, with notice or lapse of time or both, would constitute a default under) such Permits, in each case except for such noncompliance that would not, individually or in the aggregate, have an Acquired Company Material Adverse Effect.

Section 3.19.      Customers and Suppliers. Section 3.19 of the Penn Disclosure Schedules sets forth a complete and accurate list of (a) the top 10 largest customers of the Acquired Company Entities (measured by aggregate revenue) during the twelve months ended December 31, 2020 (each, a “Material Customer”) and (b) the top 10 largest suppliers of materials, products or services to the Acquired Company Entities (measured by the aggregate amount purchased by the Acquired Company Entities) during the twelve months ended December 31, 2020 (each, a “Material Supplier”). From the Balance Sheet Date, (i) none of the Material Customers or Material Suppliers have (A) cancelled or terminated its business relationship with, or (B) notified in writing (or, to the Knowledge of Penn Parent, orally) any Acquired Company Entity of any intention to so cancel or terminate its business relationship with the Acquired Company Entities, except such cancellation or termination would not reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect, and (ii) there has been no material dispute or controversy, or any threatened material dispute or controversy, between any Acquired Company Entity, on one hand, and any such Material Customer or Material Supplier, on the other hand, except such dispute or controversy would not reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect.

Section 3.20.      Acquired Company Service Providers. (a) Penn Parent has made available to Cornell Parent the following information with respect to each Acquired Company Service Provider employed or engaged by an Acquired Company Entity as of the date of this Agreement, to the extent applicable: (i) employee identification number, (ii) employer and jurisdiction of employment, (iii) hire date or length of service, (iv) job title, (v) base salary, base wage, or fee rate, (vi) current year target bonus or incentive opportunity, (vii) status as employee or consultant, and if classified as an employee, whether hourly or salaried, (viii) to the extent an individual is on leave, the nature of such leave, and the date of expected return, and (ix) to the extent an individual is on a work visa, the type of such visa.

(b)            To the Knowledge of Penn Parent, no Key Service Provider has indicated in writing that he or she intends to resign or retire as a result of the Transactions or otherwise within one year of the Closing Date.

(c)            Since the Lookback Date, the Acquired Company Entities have complied in all material respects with Applicable Law relating to labor and employment practices, including all such Applicable Laws relating to labor management relations, wage and hours, collective bargaining, civil rights, equal employment opportunity, age and disability discrimination, sexual harassment, human rights, information privacy and security, payment and withholding of taxes, workplace safety, affirmative action, worker classification, immigration, unemployment insurance, worker’s compensation and layoffs, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole. To the Knowledge of Penn Parent, no Acquired Company Entity is liable for the payment of any material Tax, fines, penalties or other amounts, however designated, for failure to comply with any Applicable Law related to the foregoing.

(d)            Since the Lookback Date, (i) there has not been any material Action related to, or to the Knowledge of Penn Parent, any allegation of or related to, (A) sex-based discrimination, sexual harassment or sexual misconduct, or (B) breach of any policy of any of the Acquired Company Entities relating to the foregoing, against any director or Key Service Provider of any Acquired Company Entity in his or her capacity as a director or Key Service Provider or, to the Knowledge of Penn Parent, in any other capacity, nor, to the Knowledge of Penn Parent, has any such Action been threatened, and (ii) no Acquired Company Entity has entered into any settlement agreements or similar out-of-court or pre-litigation arrangements related to allegations of sexual harassment or misconduct by any such director or Key Service Provider.

(e)            Except as set forth on Section 3.20(e) of the Penn Disclosure Schedules, no Acquired Company Entity is a party to or bound by any Acquired Company Collective Bargaining Agreement nor is any Acquired Company Collective Bargaining Agreement currently being negotiated, and, to the Knowledge of Penn Parent, there has not been any attempt to organize any Acquired Company Service Providers since the Lookback Date. Since the Lookback Date, except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Company Entities taken as a whole, there has been no strike, labor disturbance, jurisdictional dispute, work stoppage, slowdown, lockout or similar organized labor activity pending or threatened in writing against any of the Acquired Company Entities. There are no, and since the Lookback Date have been no, unfair labor practice complaints pending or threatened in writing against any of the Acquired Company Entities before any Governmental Authority or any current union representation questions involving Acquired Company Service Providers with respect to the Acquired Company Entities, except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Company Entities taken as a whole. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Acquired Company Entities to enter into this Agreement or to consummate the Transactions. Since the Lookback Date, no Acquired Company Entity has been a party to or subject to any material Action before any Governmental Authority regarding any Acquired Company Service Provider nor, to the Knowledge of Penn Parent, is any such material Action threatened in writing against any of the Acquired Company Entities.

(f)            No Acquired Company Entity has incurred any material Liability under the WARN Act that remains unsatisfied or has taken any action that would reasonably be expected to cause the Cornell Parties or any of their respective Affiliates to have any Liability or other obligation following the Closing Date under the WARN Act.

(g)            To the Knowledge of Penn Parent, each Acquired Company Service Provider working in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. Each of the Acquired Company Entities has in its files a Form I-9 that, to the Knowledge of Penn Parent, was completed in accordance with Applicable Law for each Acquired Company Service Provider or from whom such form is required under Applicable Law.

(h)            No Acquired Company Service Provider is bound by any written Contract that purports to limit the ability of such individual to engage in or continue or perform any conduct, activity, duties or practice, except any such limitation that is not reasonably expected to have a material impact on the operations of any of the Acquired Company Entities.

(i)            There are no outstanding loans or other extensions of credit made by any of the Acquired Company Entities to any Acquired Company Service Provider, other than business expense advances in the ordinary course of business.

Section 3.21.      Acquired Company Employee Benefit Plans. (a) Section 3.21(a) of the Penn Disclosure Schedules contains a correct and complete list of all material Acquired Company Employee Plans. With respect to each material Acquired Company Employee Plan, Penn Parent has provided to Cornell Parent a complete and correct copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements, insurance contracts or other funding arrangements and amendments related thereto, (ii) the current prospectus or summary plan description (or other description of such Acquired Company Employee Plan provided to Acquired Company Service Providers) and all summaries of material modifications, (iii) the most recent favorable determination or opinion letter from the IRS, (iv) the annual returns/reports (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan year, (v) the most recently prepared actuarial reports and financial statements, and (vi) all material, non-routine documents and correspondence relating thereto received from or provided to any Governmental Authority within the last three years.

(b)            Each Acquired Company Employee Plan has been established, maintained, funded and administered in all material respects in accordance with the terms of such Acquired Company Employee Plan and the applicable requirements of Applicable Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole. No material Action (other than routine claims for benefits) is pending against or involves, or, to the Knowledge of Penn Parent, is threatened in writing against or with respect to, any Acquired Company Employee Plan before any arbitrator or Governmental Authority.

(c)            None of the Acquired Company Entities nor any of their respective ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or within the past six years has sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect Liability with respect to, (i) a pension plan (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iii) a “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code).

(d)            With respect to any Acquired Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause any of the Acquired Company Entities to incur any Liability under ERISA or the Code, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(e)            Each Acquired Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS. To the Knowledge of Penn Parent, no circumstances exist that would reasonably be expected to result in the loss of such qualification or exemption. Each trust created under any such Acquired Company Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(f)            None of the Acquired Company Entities have any current or projected Liability for, and no Acquired Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any Acquired Company Service Provider (other than coverage mandated by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)).

(g)            All contributions, premiums and payments that are due have been made for each Acquired Company Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Balance Sheet or disclosed in the notes thereto, in either case to the extent required under applicable accounting principles, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole. There has been no amendment to any Acquired Company Employee Plan that would increase materially the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h)            (i) Each Acquired Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code has been operated in compliance in all material respects with, (ii) the Acquired Company Entities have complied in practice and operation with, all applicable requirements of Sections 409A and 457A of the Code, and (iii) no amounts currently deferred or to be deferred under any such Acquired Company Employee Plan would not be determinable when otherwise includible in income under Section 457A of the Code, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(i)            Each Acquired Company International Plan (i) has been maintained in compliance with its terms and Applicable Law and (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole. The assets of each Acquired Company International Plan that provides retirement, medical or life insurance benefits following retirement or other termination of service or employment (x) are at least equal to the liabilities of such Acquired Company International Plan (determined based on reasonable actuarial assumptions) or (y) if such Acquired Company International Plan is unfunded, properly accrued in accordance with the accounting standards applicable to the Acquired Company Entity that sponsors, maintains or contributes to such Acquired Company International Plan, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(j)            Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will (i) entitle any Acquired Company Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other obligation under, any Acquired Company Employee Plan, or (iii) as of the Closing, result in the payment of any amount that would not be deductible under Section 280G of the Code.

(k)            No Acquired Company Entity has any obligation to gross-up, indemnify or otherwise reimburse any Acquired Company Service Provider for any Tax incurred by such Acquired Company Service Provider under Section 409A, 457A, or 4999 of the Code.

(l)            The Acquired Company Entities’ obligations to provide statutory severance pay to the Acquired Company Service Providers located in Israel pursuant to the Severance Pay Law are fully funded for 85% of gross salary in accordance with Section 14 under the Severance Pay Law or are either fully funded for 85% of gross salary in accordance with, or reserved for the entire salary as required by, Applicable Law on any of the applicable Acquired Company Entity’s financial statements, and such funding or reserves are and were implemented properly, from the commencement date of the Acquired Company Service Provider’s employment and on the basis of the Acquired Company Service Provider’s entire salary. Upon the termination of employment of any Acquired Company Service Provider located in Israel with an arrangement under Section 14 of the Severance Pay Law as a result of the applicable agreement between the Israeli General Federation of Labor (Histadrut), the Israeli Coordinating Bureau of Economic Organization and the Israeli Industrialists’ Association, the Acquired Company Entities will be required to make payment under the Severance Pay Law in an amount equal to the sum of the funds accumulated in accordance with Section 14 of the Severance Pay Law in respect of the portion of the salary covered thereby, plus an additional payment to cover any remaining unfunded amount.

Section 3.22.     Environmental Matters. Except as would not have an Acquired Company Material Adverse Effect:

(i)            there is no Liability (including pursuant to any Contract) of or relating to any Acquired Company Entity (or predecessor thereof) arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability; and

(ii)            since the Lookback Date, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, in, under, to or from (A) any location, property or facility by or on behalf of, (B) at any location, property or facility now or previously owned, leased or operated by or (C) any location, property or facility to which any Hazardous Substance has been transported by or on behalf of, in each case, any Acquired Company Entity (or any predecessor thereof).

Section 3.23.     Related Party Transactions. (a) Other than (w) the Transaction Documents, (x) ordinary course Contracts incident to employment by or service to the Acquired Company Entities of any Person (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant, employment agreement, compensation benefits, travel advances, equity or incentive equity documents or similar agreements or arrangements), (y) agreements solely between or among two or more Acquired Company Entities and no other Persons, or (z) any Contract listed in Section 3.23(a) of the Penn Disclosure Schedules, no Penn Related Party (i) is a party to any Contract that provides services to or receives services from an Acquired Company Entity (including any monitoring, management or similar agreement), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by any of the Acquired Company Entities, (iii) licenses Intellectual Property Rights (either to or from any of the Acquired Company Entities) or (iv) is indebted to any Acquired Company Entity (any Contract listed or required to be listed in Section 3.23(a) of the Penn Disclosure Schedules, a “Related Party Contract”).

(b)            Except for the Excluded Arrangements, all of the Contracts set forth (or required to be set forth) in Section 3.23(a) of the Penn Disclosure Schedules, and all amounts owed to any Penn Related Party, shall be completed, satisfied or terminated at or prior to the Closing, in each case without any further Liability to any Acquired Company Entity (or Cornell Parent or any of its Affiliates) on or after the Closing.

Section 3.24.     Anti-Corruption Laws; Sanctions; Export Control Laws. (a) Since January 1, 2018, each Acquired Company Entity and its directors, officers, employees, and, to the Knowledge of Penn Parent, agents and representatives has complied in all material respects with the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), The Bribery Act of 2010 of the United Kingdom (the “UK Bribery Act”) and all other anti-corruption Applicable Laws (collectively, “Anti-Corruption Laws”).

(b)            Since January 1, 2018, except as would not reasonably be expected to result in a violation of Anti-Corruption Laws in any material respect and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, none of the Acquired Company Entities nor any of their respective directors, officers, employees, or, to the Knowledge of Penn Parent, agents or representatives, acting alone or together, (i) has received, directly or indirectly, anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any Person (including any customer, supplier, employee or agent of any customer or supplier) for the purpose of obtaining or retaining business or to otherwise achieve an improper commercial advantage, in each case, in violation of Applicable Laws, (ii) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B), for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtain an improper advantage, in each case, in violation of Anti-Corruption Laws or (iii) has made or authorized any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business, in each case, in violation of Applicable Laws.

(c)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole:

(i)            each Acquired Company Entity has maintained since the Lookback Date and currently maintains internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets were, have been and are executed only in accordance with management’s general or specific authorization;

(ii)            none of the Acquired Company Entities or any of their respective current officers, directors, employees or, to the Knowledge of Penn Parent, agents or representatives is or was a Government Official, nor to the Knowledge of Penn Parent, is or were any of the foregoing a close family member of a Government Official (except for any such individuals whose (a) status as a Government Official is solely due to his/her current or former service in the armed services, whether on active duty or reserve status, and (b) rank is below the U.S. military pay grade of O-7 (“one star” general or admiral) or the equivalent in any other foreign jurisdiction);

(iii)            none of the Acquired Company Entities or any of their respective directors or officers is a Person that is, or is fifty percent (50%) or more owned or controlled by Persons that are: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”); or (B) located, organized or resident in a country or territory that is itself the subject of Sanctions (currently, Cuba, Crimea, Iran, North Korea, and Syria); and

(iv)            the Acquired Company Entities are, and since January 1, 2018 have been, in compliance in all respects with all Applicable Law concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions.

(d)            Since January 1, 2018, none of the Acquired Company Entities has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions, to the extent such dealing or transaction is or was in violation of Sanctions.

(e)            The Acquired Company Entities have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance in all material respects with Anti-Corruption Laws and applicable Export Control Laws and Sanctions.

Section 3.25.     Finders’ Fees. Except as set forth on Section 3.25 of the Penn Disclosure Schedules, there is no financial advisor, investment banker, broker, finder or other intermediary that is entitled to any fee or commission from any of the Penn Parties or Acquired Company Entities in connection with the Transactions.

Section 3.26.     Exclusivity of Representations. The representations and warranties made by the Penn Parties in Article 3 of this Agreement and the other Transaction Documents are the exclusive representations and warranties made by the Penn Parties in connection with the Transactions. Without limiting the generality of the foregoing, except as expressly covered by the representations and warranties set forth in Article 3 of this Agreement (or any certificate delivered in connection with this Agreement) or in the other Transaction Documents, none of the Penn Parties, any Acquired Company Entity or any of their respective Representatives or equityholders has made, and shall not be deemed to have made, any representations or warranties in (i) the materials relating to the business and affairs of the Acquired Company Entities that have been made available to the Cornell Parties including due diligence materials, or any presentation of the business and affairs of the Acquired Company Entities by the management of the Acquired Companies or others in connection with the Transactions or (ii) any cost estimates, projections or other predictions, including any offering memorandum or similar materials, made available by Penn Parent or the Acquired Companies or their respective Representatives.

Section 3.27.     Penn Parties Acknowledgment. The Penn Parties acknowledge that, without limiting any other Transaction Document, except as otherwise expressly set forth in Article 5 of this Agreement (and the certificate delivered pursuant to Section 9.03(d)), each Cornell Party (i) expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of its businesses or its assets, and (ii) specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to its assets, any party thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, and the Penn Parties have relied solely on their own examination and investigation thereof and (iii) hereby expressly disclaims any other representations or warranties of any kind or nature, legal or contractual, express or implied, notwithstanding the delivery or disclosure to the Penn Parties or their Representatives or equityholders of any documentation or other information (including any financial projections or other supplemental data), and acknowledges that the Penn Parties have not relied on any representations or warranties except as expressly set forth in Article 5 of this Agreement (or the certificate delivered pursuant to Section 9.03(d)). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN Article 5 OF THIS AGREEMENT (or the certificate delivered pursuant to Section 9.03(d)), NONE OF THE CORNELL PARTIES OR ANY OF THEIR AFFILIATES MAKES OR PROVIDES, AND EACH PENN PARTY HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE CORNELL PARTIES’ ASSETS OR ANY PARTY THEREOF.

Article 4
Representations and Warranties of the Selling LPs

Each Selling LP hereby, severally and not jointly, represents and warrants to Cornell Parent that:

Section 4.01.      Existence; Authorization. (a) If such Selling LP is not an individual, it is an entity duly organized, validly existing and (where applicable based on such Selling LP’s jurisdiction of organization) in good standing under the laws of its jurisdiction of organization under the laws of its jurisdiction of organization and the execution, delivery and performance by such Selling LP of this Agreement and each other Transaction Document to which it is (or is specified to be) a party, and the consummation of the Transactions, are within the organizational power of such Selling LP and have been duly authorized by all necessary organizational action on the part of such Selling LP. If such Selling LP is an individual, such Selling LP has full legal capacity, right and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or is specified to be) a party, and to perform such Person’s obligations hereunder and thereunder.

(b)            Such Selling LP has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery by each of the other Parties, this Agreement constitutes a valid and binding agreement of such Selling LP, and the other Transaction Documents to which such Selling LP is (or is specified to be) a party, when executed by such Selling LP and assuming the due authorization, execution and delivery by each of the other parties thereto, will constitute a valid and binding agreement of such Selling LP, in each case, enforceable against such Selling LP in accordance with its terms (subject to the Enforceability Exceptions).

Section 4.02.     Governmental Authorization. The execution, delivery and performance by such Selling LP of this Agreement and by such Selling LP of the other Transaction Documents to which it is (or is specified to be) a party, and the consummation of the Transactions, require no consent, waiver, approval, license, permits, order or other authorization or action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) the filings and approvals listed in Section 3.03 of the Penn Disclosure Schedules and (iii) any other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquired Company Material Adverse Effect.

Section 4.03.     Noncontravention. The execution, delivery and performance by such Selling LP of this Agreement, and the consummation of the Transactions, do not and will not at the Closing (i) if such Selling LP is not an individual, contravene, conflict with, or result in any violation or breach of any provision of any of the Governing Documents of such Selling LP, (ii) assuming compliance with the matters and making of the filings, obtaining of the approvals and taking of the other actions referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by, or payment to, any Person under, constitute a breach, default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Selling LP or to a loss of any right or benefit to which any such Person is entitled under any provision of any Contract or Permit binding upon such Selling LP or (iv) result in the creation or imposition of any Lien (other than generally applicable transfer restrictions under applicable state and federal securities laws) on any Penn LP Acquired Securities, with such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have an Acquired Company Material Adverse Effect.

Section 4.04.     Ownership. (a) Such Selling LP (i) is the record and beneficial owner of, and has good and valid title to, all of the Penn LP Acquired Securities set forth opposite such Selling LP’s name on Schedule I, free and clear of any Lien (other than generally applicable transfer restrictions under applicable state and federal securities laws) and (ii) has the sole power to execute and deliver this Agreement and to consummate the transactions contemplated hereby with respect to such Penn LP Acquired Securities. At the Closing, such Selling LP will transfer and deliver to Cornell US Buyer 2 good and valid title to such Penn LP Acquired Securities, free and clear of any Lien (other than generally applicable transfer restrictions under applicable state and federal securities laws).

(b)            Such Selling LP does not have any equity interest in any Equity Securities of any Acquired Company Entity, other than the Penn LP Acquired Securities set forth opposite such Selling LP’s name on Schedule I.

Section 4.05.     Litigation. There is no Action pending or threatened in writing (or, to the knowledge of such Selling LP, threatened orally) against such Selling LP or any of its Affiliates, that if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to (i) prevent, materially delay or materially impede the ability of such Selling LP to consummate the Transactions or (ii) result in the creation or imposition of any Lien on such Selling LP’s Penn LP Acquired Securities. There is no Order outstanding or, to the knowledge of such Selling LP, threatened against such Selling LP or any of its Affiliates, that, individually or in the aggregate, is or would reasonably be expected to prevent, materially delay or materially impede the ability of such Selling LP to consummate the Transactions.

Section 4.06.     Interests in Trust. In the case of any Selling LP with Penn LP Acquired Securities held in trust (including by way of a voting trust certificate or other interest of any trust of which such Person is a trustee), no consent of any beneficiary of such trust or any other Person that has not been received is required in connection with the execution and delivery of this Agreement and the consummation of the Transactions.

Article 5
Representations and Warranties of the Cornell Parties

Except as (i) set forth in the Cornell Disclosure Schedules (subject to Section 13.03) or (ii) disclosed in Cornell SEC Documents (excluding any information contained in any part of any such report, schedule, form, statement or other document in any “risk factors” disclosures or set forth in any “forward looking statements” contained therein), Cornell Parent hereby represents and warrants to Penn Parent (and each Cornell Buyer hereby represents and warrants to Penn Parent solely with respect to the matters relating to themselves in Section 5.01, Section 5.02(a), Section 5.03, Section 5.05 and Section 5.11) that:

Section 5.01.     Corporate Existence; Power.

(a)            Each Cornell Transaction Party is duly organized, validly existing and (where applicable, based on the applicable Cornell Transaction Party’s jurisdiction of organization) in good standing under the laws of its jurisdiction of organization and has all organizational powers necessary to enable it to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted in all material respects. Each Cornell Transaction Party is duly qualified to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of “good standing”) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Cornell Material Adverse Effect.

(b)            Except as would not be material to the Cornell Parent and its Subsidiaries, taken as a whole, neither Cornell Parent nor any of its Subsidiaries has been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt with respect to any such Person been adopted by such Person.

Section 5.02.     Corporate Authorization.

(a)            The execution, delivery and performance by each Cornell Party of this Agreement and by each Cornell Transaction Party of the other Transaction Documents to which it is (or is specified to be) a party, and the consummation of the Transactions, are within the organizational powers of such Cornell Party or Cornell Transaction Party, as applicable and, have been duly authorized by all necessary organizational action on the part of such Cornell Party or such Cornell Transaction Party, as applicable. Each of the Cornell Parties has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which any of the Cornell Parties are party or are specified to be a party by each of the other parties hereto and thereto, this Agreement constitutes a valid and binding agreement of such Person, in each case, enforceable against the applicable Cornell Transaction Party, in accordance with its terms (subject to the Enforceability Exceptions).

(b)            Except for the adoption of the Merger Agreement by the holders of Equity Securities of Cornell Merger Sub 1 and Cornell Merger Sub 2, there are no votes, approvals, consents or other proceedings of the direct or indirect holders of Equity Securities of any Cornell Transaction Party necessary in connection with (i) the execution and delivery by any of the Cornell Parties, or the performance by the Cornell Parties of their obligations under, this Agreement, (ii) the execution and delivery by each Cornell Transaction Party of the other Transaction Documents to which it is (or is specified to be) a party, or the performance by such Cornell Transaction Party of its obligations thereunder, or (iii) the consummation of the Transactions that, in each case, have not been made or otherwise undertaken prior to the date hereof (including pursuant to any Applicable Law or the Governing Documents of Cornell Parent).

Section 5.03.      Governmental Authorization. The execution, delivery and performance by the Cornell Parties of this Agreement and by each Cornell Transaction Party of the other Transaction Documents to which it is (or is specified to be) a party, and the consummation of the Transactions, require no consent, waiver, approval, license, permits, order or other authorization or action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) the filings and approvals listed in Section 3.03 of the Penn Disclosure Schedules and (iii) any other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Cornell Material Adverse Effect.

Section 5.04.     Capitalization.

(a)            The authorized capital stock of Cornell Parent consists of an unlimited number of no par value shares of any class. As of May 13, 2021, there were outstanding 611,898,063 shares of Cornell Parent Common Stock and no shares of preferred stock (collectively, the “Cornell Parent Equity Securities”). All outstanding shares of capital stock of Cornell Parent are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any pre-emptive rights, rights of first refusal or similar rights created by Applicable Law, the Governing Documents of Cornell Parent or any Contract to which Cornell Parent or any of its Subsidiaries is or was bound and have no unsatisfied capital commitments in respect thereof, as applicable. Except for Subsidiaries of Cornell Parent, Cornell Parent does not own, directly or indirectly, or have any obligation to acquire, any Equity Securities in any Person (other than Equity Securities held for short term investments for cash management purposes).

(b)            As of the date hereof, other than the Cornell Parent Equity Securities, (i) there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other agreements or arrangements to which Cornell Parent or any of its Subsidiaries is a party requiring the issuance, sale or transfer of any Equity Securities of Cornell Parent or any of its Subsidiaries, or any securities convertible, directly or indirectly, into Equity Securities of Cornell Parent or any of its Subsidiaries, or evidencing the right to subscribe for any Equity Securities of Cornell Parent or any of its Subsidiaries, or giving any Person (other than Sponsors and Penn Parent) any rights with respect to any Equity Securities of Cornell Parent or any of its Subsidiaries and (ii) there are no instruments that otherwise give any Person the right to receive any profits of Cornell Parent or any of its Subsidiaries or any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Equity Securities of Cornell Parent and its Subsidiaries (to the extent made to such Person’s equityholders in respect of their Equity Securities).

(c)            Except for the Existing Investor Rights Agreement, Cornell Parent and its Subsidiaries are not a party to, or otherwise bound by, any voting trusts, voting agreements, proxies, equityholder agreements or other agreements that may affect the voting or transfer of the Cornell Parent Equity Securities or any Equity Securities of Cornell Parent’s Subsidiaries. There are no outstanding agreements or obligations of Cornell Parent or any of its Subsidiaries (contingent or otherwise) to repurchase, redeem or otherwise acquire any Equity Securities of Cornell Parent or any of its Subsidiaries.

Section 5.05.     Noncontravention. The execution, delivery and performance by the Cornell Parties of this Agreement and by each Cornell Transaction Party of the other Transaction Documents to which it is (or is specified to be) a party, and the consummation of the Transactions, do not and will not at the Closing (i) contravene, conflict with, or result in any violation or breach of any provision of any of the Governing Documents of such Cornell Party or such Cornell Transaction Party, as applicable, (ii) assuming compliance with the matters and making of the filings, obtaining of the approvals and taking of the other actions referred to in Section 5.03, violate any Applicable Law, (iii) require any consent or other action by, or payment to, any Person under, constitute a breach, default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Cornell Party or such Cornell Transaction Party, as applicable, or to a loss of any right or benefit to which such Person is entitled under any provision of any material Contract or Permit binding upon such Person or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any material asset of such Person, with such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have a Cornell Material Adverse Effect.

Section 5.06.     Litigation. There is no Action pending or threatened in writing (or, to the Knowledge of Cornell Parent, threatened orally) against Cornell Parent or any of its Subsidiaries, or any present officers, directors or employees of the foregoing (in their respective capacities as such), that (a) if determined or resolved adversely in accordance with the plaintiff’s demands, reasonably be expected to prevent, materially delay or materially impede the Cornell Parties’ ability to consummate the Transactions or to perform any of their respective obligations under this Agreement or the other Transaction Documents, or (b) challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the Transactions. There is no Order outstanding or, to the Knowledge of Cornell Parent, threatened against Cornell Parent or any of its Subsidiaries or any present officers, directors or employees of the foregoing (in their respective capacities as such), that individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impede the Cornell Parties’ ability to consummate the Transactions or to perform any of their respective obligations under this Agreement or the other Transaction Documents.

Section 5.07.     SEC Filings and the Sarbanes-Oxley Act.

(a)            Cornell Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Cornell Parent since March 13, 2019 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Cornell SEC Documents”).

(b)            As of its filing date (and as of the date of any amendment), each Cornell SEC Document complied, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be.

(c)            As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Cornell SEC Document filed pursuant to the Exchange Act did not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)            Each Cornell SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)            None of Cornell Parent’s Subsidiaries is required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments in any comment letters of the staff of the SEC received by Cornell Parent or its Subsidiary relating to the Cornell SEC Documents. To the Knowledge of Cornell Parent, as of the date hereof, none of the Cornell SEC Documents is the subject of any material unresolved SEC review or SEC investigation.

(f)            As of the date of this Agreement, neither Cornell Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of Cornell Parent or any of its Subsidiaries in the Cornell SEC Documents.

(g)            Cornell Parent and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of Cornell Parent has, in material compliance with Rule 13a-15 under the Exchange Act, (i) designed, implemented and maintained disclosure controls and procedures to ensure that material information relating to Cornell Parent, including its consolidated Subsidiaries, is made known to the management of Cornell Parent by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to Cornell Parent’s auditors and the audit committee of Cornell Parent’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect Cornell Parent’s ability to record, process, summarize and report financial data and have identified for Cornell Parent’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Cornell Parent’s Internal Controls.

Section 5.08.     Equity Consideration. Cornell Parent has sufficient authorized but unissued shares of Cornell Parent Common Stock necessary for the Cornell Parties to meet their obligations to deliver the Equity Consideration at the applicable times pursuant to Article 2. The shares of Cornell Parent Common Stock to be issued as part of the Equity Consideration will, when issued and delivered pursuant to Article 2 or the Merger Agreement, be duly authorized, validly issued, fully paid and non-assessable and the issuance thereof will be free of any Liens (other than generally applicable transfer restrictions under applicable state and federal securities laws, and the restrictions under the Registration Rights Agreement).

Section 5.09.     Financing. The applicable Cornell Transaction Parties will have sufficient cash, available lines of credit or other sources of immediately available funds to enable them to make payment of the amounts to be paid by them in cash hereunder at the Closing. A true, complete and correct copy of a debt commitment letter (including (a) all exhibits, schedules and annexes thereto and (b) any associated fee letter in customarily redacted form (none of which redactions would adversely affect the amount, conditionality, enforceability, availability or termination of the Financing or rights and remedies with respect to breaches thereof)) as of the date of this Agreement (as it may be amended, restated, replaced or substituted, in whole or in part, in a manner not in contravention of this Agreement, including as a result of any Alternative Financing, the “Commitment Letter”) has been provided to Penn Parent. As of the date hereof, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Clarivate U.S. Finance Corporation and, to the Knowledge of Cornell Parent, the other parties thereto, enforceable against Clarivate U.S. Finance Corporation and, to the Knowledge of Cornell Parent, the other parties thereto in accordance with its terms (subject only to the Enforceability Exceptions). As of the date hereof, the Commitment Letter has not been amended or modified, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded or otherwise modified, and no such amendment, modification, withdrawal or rescission is contemplated as of the date hereof other than as would not require a consent or waiver under this Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default by the Cornell Parties or any of their respective Affiliates under the Commitment Letter or, to the Knowledge of the Cornell Parties, would otherwise result in any portion of the Financing contemplated thereby to be unavailable. All fees (if any) required to be paid under the Commitment Letter have been paid in full or will be duly paid in full as and when due, and the Cornell Parties or their applicable Affiliates have otherwise satisfied all of the other terms and conditions required to be satisfied by them pursuant to the terms of the Commitment Letter on or prior to the date hereof. There are no conditions precedent related to the funding of the Financing other than as expressly set forth in the Commitment Letter. Other than the Commitment Letter, there are no other contracts, arrangements or understandings entered into by Cornell Parent or any Affiliate thereof related to the Financing (except for (i) customary engagement letters, non-disclosure agreements or similar agreements which do not impact the conditionality or amount of the Financing and (ii) those that would not be reasonably expected to affect the availability of any portion of the Financing and which do not impact the conditionality or amount of the Financing). As of the date hereof, none of the Cornell Parties has any reason to believe that any of the conditions to the funding of the full amount of the Financing will not be satisfied or the portion of the Financing necessary to effect the Closing will not be consummated in full on or before the Closing Date. Assuming the Financing is funded on the Closing Date in accordance with the Commitment Letter and the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Financing will be in an amount sufficient for the Cornell Transaction Parties to consummate the Transactions. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by the Cornell Parties or any of their respective Affiliates be a condition to any of the Cornell Parties’ respective obligations under this Agreement.

Section 5.10.     Finders’ Fees. Except for Evercore Inc., there is no financial advisor, investment banker, broker, finder or other intermediary that is entitled to any fee or commission from Cornell Parent or any of its Subsidiaries in connection with the Transactions.

Section 5.11.     Tax Classification. Each of Cornell US Buyer 1 and Cornell US Buyer 2 will be, as of immediately before Closing, classified as corporations for U.S. federal income tax purposes. Cornell Parent is, and immediately after the Closing will be, classified as a foreign corporation for U.S. federal income tax purposes.

Section 5.12.     Compliance with Laws and Governmental Orders. Except as would not, individually or in the aggregate, reasonably be expected to be material to Cornell Parent and its Subsidiaries, taken as a whole, (i) Cornell Parent and its Subsidiaries are, and have been at all times since the Lookback Date, in compliance in all respects with all Applicable Laws; (ii) neither Cornell Parent nor any of its Subsidiaries has received any written notice or, to the Knowledge of Cornell Parent, any other notice from any Governmental Authority asserting a failure, or express possible failure, to comply with any such Applicable Laws and (iii) to the Knowledge of Cornell Parent, Cornell Parent and its Subsidiaries are not under any investigation by any Governmental Authority with respect to, and are not currently being threatened in writing to be charged with, any violation of any material Applicable Law.

Section 5.13.     Anti-Corruption Laws; Sanctions; Export Control Laws.

(a)            Except as would not have a Cornell Material Adverse Effect, since January 1, 2018, Cornell Parent and its Subsidiaries and its and their directors, officers, employees, and, to the Knowledge of Cornell Parent, agents and representatives have complied in all respects with the Anti-Corruption Laws.

(b)            Since January 1, 2018, except as would not have a Cornell Material Adverse Effect, none of Cornell Parent, any of its Subsidiaries or any of its or their respective directors, officers, employees, or to the Knowledge of Cornell Parent, agents or representatives, acting alone or together, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B), any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtain an improper advantage, in each case, in violation of Anti-Corruption Laws or (ii) has made or authorized any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business, in each case, in violation of Applicable Laws.

(c)            Except as would not have a Cornell Material Adverse Effect:

(i)            Cornell Parent and its Subsidiaries have maintained since the Lookback Date and currently maintain internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets were, have been and are executed only in accordance with management’s general or specific authorization;

(ii)            none of Cornell Parent or its Subsidiaries or any of its or their respective current directors or officers is a Person that is, or is fifty percent (50%) or more owned or controlled by, Persons that are: (A) the subject of any Sanctions; or (B) located, organized or resident in a country or territory that is itself the subject of Sanctions (currently, Cuba, Crimea, Iran, North Korea, and Syria); and

(iii)            Cornell Parent and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all respects with all Export Control Laws and all applicable Sanctions.

(d)            Since January 1, 2018, neither Cornell Parent nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions, to the extent such dealing or transaction is or was in violation of Sanctions.

(e)            Cornell Parent and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance in all material respects with Anti-Corruption Laws and applicable Export Control Laws and Sanctions.

Section 5.14.     Exclusivity of Representations. The representations and warranties made by the Cornell Transaction Parties in this Agreement and the other Transaction Documents are the exclusive representations and warranties made by the Cornell Transaction Parties in connection with the Transactions. Without limiting the generality of the foregoing, except as covered by the express representations and warranties set forth in this Agreement or in the other Transaction Documents, none of the Cornell Transaction Parties or any of their Representatives or equityholders has made, and shall not be deemed to have made, any representations or warranties in (i) the materials relating to the business and affairs of Cornell Parent and its Subsidiaries that have been made available to Penn Parent and its Affiliates including due diligence materials, or any presentation of the business and affairs of Cornell Parent and its Subsidiaries by the management of Cornell Parent or others in connection with the Transactions or (ii) any cost estimates, projections or other predictions, including any offering memorandum or similar materials, made available by Cornell Parent or its Subsidiaries or their respective Representatives.

Section 5.15.     Cornell Party Acknowledgment. The Cornell Parties acknowledge that, without limiting any other Transaction Document, except as otherwise expressly set forth in Article 3 of this Agreement (or the certificate delivered pursuant to Section 9.02(f)), each Penn Party (i) expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Acquired Company Entities’ businesses or its or their assets, (ii) specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, and the Cornell Parties have relied solely on their own examinations and investigations thereof and (iii) hereby expressly disclaims any other representations or warranties of any kind or nature, legal or contractual, express or implied, notwithstanding the delivery or disclosure to the Cornell Parties or their Representatives or equityholder of any documentation or other information (including any financial projections or other supplemental data), and acknowledges that the Cornell Parties have not relied on any representations or warranties except as expressly set forth in Article 3 of this Agreement (or the certificate delivered pursuant to Section 9.02(f)). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 3 OF THIS AGREEMENT (OR IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.02(F)), NONE OF THE PENN PARTIES, THE ACQUIRED COMPANY ENTITIES, OR ANY OF THEIR AFFILIATES MAKES OR PROVIDES, AND EACH CORNELL PARTY HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ACQUIRED COMPANY ENTITIES’ ASSETS OR ANY PART THEREOF.

Article 6
Covenants of Parties

Section 6.01.     Conduct of the Acquired Company Entities. (a) From the date hereof until the Closing Date, (i) except as set forth in Section 6.01(a) of the Penn Disclosure Schedules, (ii) as expressly required or expressly permitted by this Agreement (including the Pre-Closing Restructuring), (iii) as required by Applicable Law or (iv) as consented to by Cornell Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to Section 6.01(b)(ix)(C))), Penn Parent shall cause each of the Acquired Company Entities to, (A) conduct its business in the ordinary course consistent with past practice (including with respect to its customers and suppliers) and (B) use its commercially reasonable efforts to (x) preserve intact its present business organization, (y) maintain in effect all Permits and (z) maintain satisfactory relationships with its customers, lenders, suppliers, lessors and others having material business relationships with it.

(b)            Without limiting the generality of Section 6.01(a), except (i) as set forth in Section 6.01(b) of the Penn Disclosure Schedules, (ii) as otherwise expressly required by this Agreement (including the Pre-Closing Restructuring), (iii) as required by Applicable Law or (iv) as consented to by Cornell Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Penn Parent shall not, and shall cause each Acquired Company Entity not to:

(i)            adopt or propose any change to, or amend or otherwise alter, the Governing Documents (whether by merger, consolidation or otherwise) of any Acquired Company Entity;

(ii)            split, combine or reclassify any Equity Securities of an Acquired Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property or any combination thereof) in respect of any Acquired Company Securities (other than a cash dividend paid by an Acquired Company Entity to another Acquired Company Entity), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Acquired Company Securities;

(iii)            (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Equity Securities of any Acquired Company Entity or (B) amend any term of any Acquired Company Security (whether by merger, consolidation or otherwise);

(iv)            (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any assets, properties or businesses that exceed $10,000,000 individually or in the aggregate, or (B) acquire any real property;

(v)            sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or allow to lapse, or create or incur any Lien (other than Permitted Liens) on, any of the Acquired Company Entities’ material assets, securities, properties, interests or businesses, other than in the ordinary course of business;

(vi)            sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any material Lien (other than Permitted Liens) on, any of its material Owned Intellectual Property Right or its material Licensed Intellectual Property Right, other than in the ordinary course of business;

(vii)            make any material loans, advances or capital contributions to, or investments in, any other Person other than contributions to the Acquired Company’s wholly owned Subsidiaries;

(viii)          create, incur, assume or otherwise become liable with respect to any Indebtedness for borrowed money, other than (x) Indebtedness of up to $25,000,000 in the aggregate in the ordinary course of business, (y) revolving borrowings pursuant to commitments in effect on the date hereof under the Acquired Company Entities’ or any of their Subsidiaries’ existing credit agreements or (z) Indebtedness solely among the Acquired Company Entities and their Subsidiaries;

(ix)            (A) other than in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect or terminate any Material Contract (or any Contract that would have been an Material Contract if such Contract were in effect, as so amended or modified, as of the date of this Agreement), or (B) otherwise materially waive, release or assign any material rights, claims or benefits of the Acquired Company Entities under any Contract or otherwise, other than, in each case, (1) in the ordinary course of business, or (C) amend or modify, or waive any right under, any Related Party Contract, other than as expressly required pursuant Section 6.12;

(x)            except as required by Applicable Law or the terms of the Acquired Company Employee Plans or the Acquired Company Collective Bargaining Agreements, as applicable, (i) except as set forth in Section 6.01(b)(x) of the Penn Disclosure Schedules, grant or increase any severance, retention or termination pay to, or enter into, amend or renew any severance, retention, termination, employment, consulting, retirement, deferred compensation, change in control, transaction bonus or other similar Contract with, any current or former Acquired Company Service Provider, (ii) grant any equity or equity-based awards to or discretionarily accelerate the vesting or payment or otherwise amend the terms of any such awards (including any currently outstanding awards with respect to any Acquired Company Securities) held by, any current or former Acquired Company Service Provider (and Penn Parent shall cause Penn Management Investment Vehicle LLC not to take any such action), (iii) establish, adopt, enter into, or materially amend any Acquired Company Employee Plan or Acquired Company Collective Bargaining Agreement, other than routine amendments to health and welfare plans relating to open enrollments that do not result in materially increased administrative costs, (iv) except as set forth in Section 6.01(b)(x) of the Penn Disclosure Schedules, increase the compensation, bonus or other benefits provided by any Acquired Company Entity to any current or former Acquired Company Service Provider, other than increases in base compensation in the ordinary course of business consistent with past practice or (v) hire or retain any new Acquired Company Service Provider with annual base compensation in excess of $200,000, or terminate the employment or service of any Acquired Company Service Provider with annual base compensation in excess of $200,000 other than for “cause” or for performance reasons, or take any action that is reasonably likely to give rise to a “good reason” (or any term of similar meaning) claim entitling any Acquired Company Service Provider to severance payments or benefits under any Acquired Company Employee Plan or any other existing employment or severance agreement with such Acquired Company Service Provider;

(xi)            change any of the Acquired Company Entities’ methods of accounting, except as required by concurrent changes in GAAP;

(xii)            settle or compromise, or offer or propose to settle or compromise, (A) any Action by or against any of the Acquired Company Entities (other than settlements or compromises solely in cash, in an amount not to exceed $250,000 in the aggregate, in each case, net of insurance coverage), but excluding the resolution of disputes in the ordinary course of business with customers of the Acquired Company Entities, or (B) any Action by or against any of the Penn Transaction Parties or any of the Acquired Company Entities that relates to the Transactions;

(xiii)            make or change any material Tax election, settle any material Tax claim or assessment, prepare or file any material Tax Return in a manner inconsistent with past practice except as required by Applicable Law, adopt or change any material Tax accounting method, change any annual Tax accounting period, file any material amended Tax Return, surrender any right to claim a Tax refund, offset or other reduction in respect of any material Tax liability, enter into any closing agreement, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than any such extensions or waivers automatically granted or made in the ordinary course of business); or

(xiv)            agree, resolve or commit to do any of the foregoing.

(c)            Notwithstanding anything to the contrary in this Agreement: (i) nothing in this Section 6.01 is intended to give any Cornell Party or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Acquired Company Entities prior to the Closing in violation of Applicable Law; (ii) any action taken, or omitted to be taken, by any Penn Party or any Acquired Company Entity pursuant to any Applicable Law or any other directive, pronouncement or guideline issued by a Governmental Authority, in each case that is legally binding on any Acquired Company Entity, providing (in Penn Parent’s reasonable interpretation) for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, COVID-19, shall in no event be deemed to constitute a breach of Section 6.01(a); and (iii) any action taken, or omitted to be taken, by any Penn Party or any Acquired Company Entity that is responsive to or as a result of COVID-19 (including any interpretation, application or implementation of any guidelines or directives, closures, “sheltering-in-place” or other restrictions advised, recommended or suggested by any Governmental Authority, whether or not having the effect of an Applicable Law), as determined in good faith by the Acquired Company Entities in their sole and reasonable discretion, shall in no event be deemed to constitute a breach of Section 6.01(a); provided that, prior to taking, or omitting to take, any such action described in this clause (iii), to the extent practicable, the applicable Acquired Company Entities shall notify Cornell Parent of such action (or omission) and consider in good faith any suggestions of Cornell Parent with respect to such action (or failure to act).

Section 6.02.     Conduct of Cornell Parent and its Subsidiaries. (a) From the date hereof until the Closing Date, (i) except as set forth in Section 6.02(a) of the Cornell Disclosure Schedule, (ii) as expressly required or expressly permitted by this Agreement, (iii) as required by Applicable Law or (iv) as consented to by Penn Parent in writing (which consent shall not be unreasonably withheld or delayed), Cornell Parent shall not:

(i)            adopt or propose any change to, or amend or otherwise alter, its Governing Documents in a manner that would be materially adverse to Cornell Parent’s stockholders;

(ii)            (A) split, combine or reclassify any shares of Cornell Parent Common Stock or (B) declare, set aside or pay or make any dividend or make any other distribution (whether in cash, stock, property or any combination thereof), including by repurchase or redemption, in respect of Cornell Parent Common Stock;

(iii)            issue, deliver or sell, or authorize the issuance, delivery or sale of, any Equity Securities of Cornell Parent or Equity Securities of a Subsidiary of Cornell Parent, other than (A) in the ordinary course of business or as may be required or permitted under any employee benefit plan of Cornell Parent or any of its Subsidiaries, the grant of any Cornell Parent Equity Securities, (B) the issuance of any Cornell Parent Common Stock upon the exercise or the settlement, as applicable, of any outstanding Cornell Parent Equity Securities granted under any employee benefit plan of Cornell Parent or any of its Subsidiaries in accordance with the respective terms thereof, (C) the issuance of any Equity Securities pursuant to existing Contracts or (D) the issuance of any Equity Securities by a Subsidiary of Cornell Parent to Cornell Parent or another wholly owned Subsidiary of Cornell Parent; or

(iv)            agree, resolve or commit to do any of the foregoing.

Section 6.03.     Efforts; Further Assurances.

(a)            Subject to the terms and conditions of this Agreement, each of the Cornell Parties and Penn Parent will use reasonable best efforts to take, or cause to be taken (including, in the case of Penn Parent, by causing the Acquired Company Entities to take), all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the Transactions, including using reasonable best efforts to (i) determine whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the Transactions, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, (iii) prepare and file as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, or take any other required action and (iv) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the Transactions. Without limiting the generality of the foregoing, each of the Cornell Parties agrees to take (and each Cornell Party’s “reasonable best efforts” shall expressly include the taking of), and cause each of its Affiliates to take all actions that are necessary or advisable or as may be required by any Competition Authority to consummate the Transactions as promptly as reasonably practicable (and in any event prior to the End Date) including (A) taking all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Competition Authority or otherwise in connection with any Competition Law or the issuance of any Order that would enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, (B) proffering and agreeing to sell, license or otherwise dispose of or hold separate (1) any entities, assets or facilities of the Acquired Companies before or after the Closing or (2) any entities, assets or facilities of any Cornell Party or any of its Affiliates before or after the Closing, (C) terminating, amending or assigning existing relationships and contractual rights and obligations, (D) amending, assigning or terminating existing licenses or other agreements and entering into such new licenses or other agreement, (E) contesting and resisting (including through litigation) any Action that is instituted (or threatened to be instituted) challenging the Transactions as in violation of Competition Laws, and committing to have vacated, lifted, reversed, or overturned prior to the End Date any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, the Parties decide that litigation is not in their respective best interests and (F) otherwise offering to take or offering to commit to take any action which it is capable of taking and promptly taking or committing to take such action, that limits its freedom of action with respect to any of the assets or business of any Cornell Party, any of their Affiliates, the Acquired Companies, or its ability to retain any of assets of the Acquired Companies, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the End Date.

(b)            In furtherance and not in limitation of the foregoing, as promptly after the date hereof as reasonably practicable (and in any event, within ten (10) Business Days after the date of this Agreement), each of Cornell Parent and Penn Parent shall make and cause their respective Affiliates to make, appropriate filings of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, and shall request early termination of the waiting period associated therewith. To the extent permitted under Applicable Law, each of Cornell Parent and Penn Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filings or submissions that are necessary under the HSR Act and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority in connection with such filing or submission. Notwithstanding the foregoing, Cornell Parent shall have the right to control and direct all interactions (including all correspondences, meetings, proposals and negotiations) with Governmental Authorities in connection with all notices, filings, approvals or clearances sought in connection with the Transactions, including under the HSR Act and any other Competition Laws, so long as (i)  Cornell Parent’s actions in connection therewith are in accordance with, and consistent with, Cornell Parent’s obligations under this Agreement (including this Section 6.03), and (ii) Cornell Parent shall consult with Penn Parent and its counsel in advance regarding the matters described in this Section 6.03(b) (including in respect of the strategy to obtain such consents and the defense of the Transactions before any Governmental Authority), and consider in good faith all recommendations of Penn Parent and its counsel.

(c)            The Cornell Parent, on the one hand, and Penn Parent, on the other hand, shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Authority relating to the transactions contemplated by this Agreement; provided that such materials may be redacted to (A) remove references to commercially or competitively-sensitive information, and (B) address attorney-client privilege (or similar privileges) or confidentiality concerns. The Cornell Parent, on the one hand, and Penn Parent, on the other hand, agree not to participate in any substantive meeting or discussion, either in person or by telephone or video with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(d)            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, none of (i) the Cornell Parties and their respective Affiliates, on the one hand, and (ii) the Penn Parties and their respective Affiliates, on the other hand, shall enter into any acquisition (whether by merger, stock acquisition, business combination or otherwise) or permit such acquisition to be entered into by any such Person or any of its Subsidiaries, that would materially impair or materially delay any such Person’s ability to consummate the Transactions or perform its obligations hereunder. Without limiting the generality of the foregoing or any other provision of this Agreement, none of the Cornell Parties or the Penn Parties, or any of their respective Affiliates, shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions under any Competition Laws or the expiration or termination of any waiting periods under the HSR Act or any other Competition Law, or (ii) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions, or increase the risk of not being able to remove any such Order on appeal or otherwise, in each case, as a result of any Competition Laws. For the avoidance of doubt, the Cornell Parties shall be permitted, prior to the Closing, to acquire or agree to acquire (whether by merger, consolidation, stock or asset purchase or otherwise) any amounts of assets of or any equity in each of the Persons set forth in Section 6.03(d) of the Cornell Disclosure Schedules or any business or division thereof.

Section 6.04.      Confidentiality. (a) From and after the Closing and until the third anniversary of the Closing, Penn Parent shall not disclose or use, and shall cause its Affiliates and its and their respective Representatives not to disclose or use, unless required to disclose by judicial or administrative process or by other requirements of Applicable Law (in which case such Penn Parent shall use commercially reasonable efforts to (x) provide Cornell Parent with reasonably prompt prior written notice of such requirement to the extent reasonably practicable, so that Cornell Parent may seek an appropriate protective order (at Cornell Parent’s sole cost and expense), unless as determined by Penn Parent’s (or its Affiliates or their respective Representatives’) counsel (which may be in-house counsel), providing such notice would constitute a violation of Applicable Law and (y) cooperate in connection with Cornell Parent’s efforts to obtain a protective order or confidential treatment (at the sole cost and expense of Cornell Parent)), all documents and information concerning the Acquired Company Entities, except to the extent that such information (A) is generally available to the public other than as a result of disclosure by Penn Parent or any of its Affiliates or its or their Representatives in violation of this Agreement or (B) is received by, or becomes available to, Penn Parent or its Affiliates or Representatives from sources other than Cornell Parent or any of its Subsidiaries, or any of its or their Representatives and who are not known to Penn Parent or such Affiliates or Representatives to be under an obligation of confidentiality with respect thereto. Notwithstanding the foregoing, any such Person may disclose such information (x) to its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under Applicable Law arising out of the Transaction Documents or the Transactions, (y) to its legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of the Transaction Documents or the Transactions or (z) with respect to information customarily provided or reported to investors or potential or prospective investors in private equity funds (including investment performance, investment returns and general information pertaining to “portfolio companies”), any Penn Related Party or any direct or indirect investors or potential investors in any investment vehicle affiliated with, or managed or advised by, any Sponsor or its Affiliates (including limited partners or potential limited partners), who are, in each case, subject to customary confidentiality undertakings.

(b)            From and after the Closing, until the third anniversary of the Closing Date, upon reasonable request and advance notice, Penn Parent shall, and shall cause its Subsidiaries to, provide Cornell Parent and its Representatives with reasonable access, during normal business hours, to the books and records of Penn Parent and its Subsidiaries that are in their possession at the relevant time, solely to the extent related to the period prior to the Closing and solely to the extent reasonably necessary to permit Cornell Parent or any of its Subsidiaries to perform or satisfy any legal or regulatory obligations mandated by Applicable Law relating (i) to any period on or before the Closing Date; provided that any such access shall not require Penn Parent or its Subsidiaries to permit access to any privileged information (except that, prior to withholding any such information, Penn Parent shall notify Cornell Parent in writing of the nature of the information being withheld and take any reasonable actions as may reasonably be requested by Cornell Parent to implement alternate arrangements (including entering into confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow Cornell Parent access to such information to the fullest extent reasonably practicable under the circumstances). Cornell Parent shall bear all of the reasonable out-of-pocket costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with Cornell Parent’s exercise of its rights under this Section 6.04(b).

(c)            The Parties acknowledge and agree that the Confidentiality Agreement shall terminate upon the Closing.

(d)            Without limiting anything contained in the Confidentiality Agreement, without the express written consent of Penn Parent, all information provided to any of the Cornell Parties or their Representatives in, pursuant to or in connection with this Agreement (including any information set forth in Article III or on the Penn Disclosure Schedules, the Required Information and any other information provided in connection with the Financing) (collectively, the “Provided Penn Information”) shall be deemed, and be treated as, Confidential Information (as such term is defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement; provided that this Section 6.04(d) shall not limit any affirmative express provision of Section 6.18 in connection with the Financing, and Penn Parent acknowledges and consents to the use of the Provided Penn Information, including the Required Information, to the extent reasonably required in connection with the Financing; provided, further, that notwithstanding anything in this Agreement to the contrary, no Cornell Party or any of its Affiliates shall disclose, or shall be required to disclose, any segmental information related to the Acquired Company Entities or their respective businesses except in a form and to an extent consistent with the audited Historical Financial Statements for the yearly period ended on the Balance Sheet Date.

(e)            From and after the Closing, neither Cornell Parent nor any of its Subsidiaries shall disclose or use, and shall cause its Affiliates and its and their respective Representatives not to disclose or use, any documents or information concerning Penn Parent or any of its Subsidiaries, including any information related to the direct or indirect equity holding of Penn Parent and the allocation to any such direct or indirect equityholder of the consideration payable pursuant to this Agreement (“Penn Confidential Information”), unless required to disclose by judicial or administrative process or by other requirements of Applicable Law (in which case Cornell Parent shall use commercially reasonable efforts to (x) provide Penn Parent with reasonably prompt prior written notice of such requirement to the extent reasonably practicable, so that Penn Parent may seek an appropriate protective order (at Penn Parent’s sole cost and expense), unless as determined by Cornell Parent’s (or its Representative’s) counsel (which may be in-house counsel) that providing such notice would itself constitute a violation of Applicable Law and (y) assist Penn Parent’s efforts to obtain a protective order or confidential treatment (at the sole cost and expense of Penn Parent)). Notwithstanding anything to the contrary, “Penn Confidential Information” shall not include any information that (A) is generally available to the public other than as a result of disclosure by Cornell Parent or any of its Affiliates or its or their Representatives in violation of this Agreement, or (B) is received by, or becomes available to, Cornell Parent or its Representatives from an unaffiliated third party after the Closing Date, provided that such third party is not known to Cornell Parent or its Representatives to be subject to a contractual, legal, fiduciary or other obligation of confidentiality relating to such information. Notwithstanding the foregoing, any such Person may disclose such information to: (x) to its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under Applicable Law arising out of the Transaction Documents or the transactions contemplated thereby; or (y) to its legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of the Transaction Documents or the Transactions.

Section 6.05.     Pre-Closing Restructuring. Penn Parent shall, and shall cause its Subsidiaries to, take such steps as are required to consummate the restructuring as outlined in, and at the times and sequence referred to in, the restructuring plan set forth on Exhibit F (such restructuring plan, the “Pre-Closing Restructuring Plan” and the restructuring outlined therein, the “Pre-Closing Restructuring”). Penn Parent shall (i) keep Cornell Parent reasonably informed, including at Cornell Parent’s request, of the status of the Pre-Closing Restructuring and (ii) provide to Cornell Parent copies of each agreement or arrangement proposed to be entered into by Penn Parent or any of its Subsidiaries in connection with the Pre-Closing Restructuring prior to entering into such agreements or arrangements, and shall consider in good faith Cornell Parent’s comments with respect to such agreements or arrangements. Penn Parent shall (i) keep Cornell Parent reasonably informed, including at Cornell Parent’s request, of the status of the Pre-Closing Restructuring and (ii) provide to Cornell Parent copies of each agreement or arrangement proposed to be entered into by Penn Parent or any of its Subsidiaries in connection with the Pre-Closing Restructuring prior to entering into such agreements or arrangements, and shall consider in good faith Cornell Parent’s comments with respect to such agreements or arrangements. With Cornell Parent’s prior consent (not to be unreasonably withheld, conditioned or delayed), Penn Parent shall be entitled to update the Pre-Closing Restructuring Plan following the date hereof.

Section 6.06.     Governance Matters. Cornell Parent shall, and shall cause the Board of Directors of Cornell Parent to, take all necessary action within its and their power to cause (i) one individual designated by Penn Parent (the “New Vice Chairman Designee”) to be appointed as Vice Chairman of the Board of Directors of Cornell Parent as of the Closing and (ii) one individual designated by Penn Parent (together with the New Vice Chairman Designee, the “New Board Designees”) to be appointed to the Board of Directors of Cornell Parent, including, to the extent necessary, by increasing the size of the Board of Directors of Cornell and appointing the New Board Designees to fill the resulting vacancies. The New Vice Chairman Designee shall be Andrew M. Snyder, and the other New Board Designee shall be Michael J. Angelakis. The re-nomination of Andrew M. Snyder to the Board of Directors of Cornell Parent following the Closing shall be governed by the terms of the Nominating Agreement.

Section 6.07.     Trademarks; Tradenames.

(a)            After the Closing, none of the Equityholders’ Representative, any of its Affiliates or any of its or their respective directors, officers, successors, assigns, agents or other Representatives shall (x) register or attempt to register, or directly or indirectly use in any fashion, including in signage, corporate letterhead, business cards, internet websites or marketing material, or seek to register, in connection with any products or services anywhere in the world in any medium, any of the trademarks, service marks, domain names, trade names or other indicia of origin set forth in Section 6.07 of the Penn Disclosure Schedules or any derivative thereof or anything confusingly similar thereto (collectively, the “Company Marks”), or (y) challenge or assist any third party in opposing the rights of Cornell Parent or any of its Affiliates anywhere in the world in any Company Marks.

(b)            Notwithstanding the foregoing, the Equityholders’ Representative shall have a limited, non-exclusive, royalty-free right in the ongoing conduct of the Equityholders’ Representative’s business, to utilize materials and assets (including stationery, forms, business cards and other similar items) that bear the Company Marks as of the Closing Date for up to 90 calendar days following the Closing Date. As soon as practicable, but in no event later than 90 calendar days following the Closing Date, the Equityholders’ Representative shall, and shall cause its business to, remove, strike over, or otherwise obliterate all Company Marks from all assets and materials owned or used by the Equityholders’ Representative’s business. Any use by the Equityholders’ Representative’s business under this Section of any materials and assets that bear the Company Marks is subject to the Equityholders’ Representative’s use of such materials and assets in a form and manner, and with standards of quality, as in effect for such materials, assets and Company Marks as of the Closing Date.

(c)            Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 6.07, the Equityholders’ Representative (i) may, at all times after the Closing, (A) keep records and other historical or archived documents containing or referencing the Company Marks, and (B) refer to the historical fact that the certain the Equityholders’ Representative businesses were previously conducted under the Company Marks as reasonably necessary; and (ii) have no obligation to alter, remove or otherwise eliminate any use or reference to any Company Marks in any materials or documents stored in archival or electronic backup systems or that otherwise are not public-facing.

(d)            Cornell Parent hereby acknowledges and agrees that it is not receiving any right, title or interest in or to the BOWKER-formative trademarks set forth in Section 6.01(b)(vi) of the Penn Disclosure Schedules; provided that Cornell Parent shall have, and is hereby granted, a limited, non-exclusive, sublicensable (to Cornell Parent’s Affiliates), royalty-free right to utilize the BOWKER-formative trademarks for one year from the Closing Date solely in connection with the ongoing conduct of the Acquired Companies’ businesses.

Section 6.08.     Indemnification; D&O Insurance.

(a)            The Cornell Parties agree that all rights to indemnification, exculpation and advancement of expenses existing as of the date of this Agreement in favor of the directors, officers, and employees of each Acquired Company Entity (or any other individual acting in such capacity), as provided in the Acquired Company Entities’ Governing Documents or otherwise in effect as of the date hereof pursuant to any Contract set forth on Section 6.08 of the Penn Disclosure Schedules with respect to any matters occurring on or prior to the Closing Date, shall survive the Transactions and shall continue in full force and effect and that the Cornell Parties shall cause the Acquired Company Entities to perform and discharge the Acquired Company Entities’ obligations to provide such indemnification, exculpation and advancement of expenses. To the maximum extent permitted by Applicable Law, such indemnification shall be mandatory rather than permissive, and the Cornell Parties shall cause the Acquired Company Entities to advance expenses in connection with such indemnification as provided in the applicable Acquired Company Entity’s Governing Documents or such other applicable Contract. The indemnification, liability limitation, exculpation or advancement of expenses provisions of the Acquired Company Entities’ Governing Documents shall not, for six years after Closing, be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers or employees of any Acquired Company Entity (or any other individual acting in such capacity), unless such modification is required by Applicable Law.

(b)            At or prior to the Closing Date, Penn Parent shall cause the Acquired Company Entities to purchase a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) (the “D&O Tail”), which policy or policies shall cover those persons who are currently covered by any Acquired Company Entity’s directors’ and officers’ liability insurance policy or policies on terms with respect to coverage and amount that are no less favorable than those of such policy or policies for an aggregate period of not less than six years from the Closing Date with respect to claims arising from facts or events that occurred at or before the Closing, including with respect to the Transactions. All of the costs and expenses related to the D&O Tail shall be borne by Penn Parent (and, in the event borne by an Acquired Company Entity, shall be included in Transaction Expenses).

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 6.08 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Acquired Company Entities. In the event that Cornell Parent, any Cornell Party or any Acquired Company Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, reasonable best efforts shall be used to make proper provision so that the successors and assigns of Cornell Parent, such Cornell Party or the Acquired Company Entities, as the case may be, shall succeed to the obligations set forth in this Section 6.08.

(d)            The directors, officers and employees of each Acquired Company Entity (or any other individual acting in such capacity) entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.08 are express third-party beneficiaries of this Section 6.08 and may enforce their right hereunder. This Section 6.08 shall be binding on all successors and assigns of the Cornell Parties and the Acquired Company Entities.

Section 6.09.     Access; Retention of Books and Records. From and after the Closing, the Cornell Parties shall cause the Acquired Company Entities to retain all material books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Acquired Company Entities in existence as of the Closing for a period of seven years from the Closing Date, and upon request with reasonable advance notice, Cornell Parent shall, and shall cause the Acquired Company Entities to give the Equityholders’ Representative, the Sponsors and their respective Representatives reasonable access (including the right to copy, as applicable), during normal business hours, to the books, records and personnel of the Acquired Company Entities to the extent (w) required in connection with any Tax audit or other action by a Governmental Authority with respect to the Equityholders’ ownership of the Acquired Company Securities prior to the Closing, (x) reasonably necessary for any Penn Party, any Equityholder, any Sponsor or any of their respective Affiliates to prepare any filings, financial or other reports required to be prepared and delivered thereby to any Person pursuant to Applicable Law or Contract, (y) necessary to comply with Applicable Law or (z) related to the defense of a claim made by a third party (other than, except to the extent required by Applicable Law (including any subpoena), any Cornell Transaction Party, any Subsidiary of Cornell Parent or any of their respective Affiliates); provided that, except to the extent required by Applicable Law (including any subpoena), (i) no such access or disclosure shall be permitted for a purpose related to a dispute or a potential dispute with or involving Cornell Parent or any of its Subsidiaries (in which case the applicable rules of civil discovery shall apply), and (ii) Cornell Parent may restrict the foregoing access and disclosure to the extent such access or that disclosure would (A) result in the loss of attorney-client privilege or other similar legal immunity or (B) contravene any Applicable Law or Contract (except that, prior to withholding any such access or information pursuant to this clause (ii), Cornell Parent shall notify the Equityholders’ Representative in writing of the nature of the information being withheld and take any actions as may reasonably be requested by the Equityholders’ Representative to implement alternate arrangements (including entering into customary confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow the Equityholders’ Representative, the Sponsors or their respective Representatives access or information to the fullest extent reasonably practicable under the circumstances). Any investigation pursuant to this Section 6.09 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Cornell Parent and its Subsidiaries. The Equityholders’ Representative shall bear all of the reasonable costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) incurred in connection with the Equityholders’ Representative’s exercise of its rights under this Section 6.09.

Section 6.10.     Public Announcements. No Party shall, and each Party shall cause its Affiliates not to, issue any press release, have any communication with the press or make any other public statement with respect to this Agreement, the other Transaction Documents or the Transactions without the prior consent of the other Parties; provided that (i) the restrictions set forth in this Section 6.10 shall not apply to any release or public statement required by Applicable Law or any applicable listing authority (in which case the Parties shall use commercially reasonable efforts to (x) consult with Cornell Parent or the Equityholders’ Representative, as applicable, prior to making any such disclosure to the extent permitted by Applicable Law and reasonably practicable under the circumstances and (y) cooperate (at Cornell Parent’s or the Equityholders’ Representative’s expense, as applicable) in connection with such other Party’s efforts to obtain a protective order), (ii) a Party may make oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was previously publicly disclosed in accordance with the foregoing requirements and (iii) the foregoing shall not restrict disclosures of information to any direct or indirect investors or potential investors in any investment vehicle affiliated with, managed or advised by any Sponsor or its Affiliates (including limited partners or potential limited partners), who are, in each case, subject to customary confidentiality undertakings.

Section 6.11.     Related Party Contracts and Accounts.

(a)            Immediately prior to the Closing, all intercompany balances and accounts between any Penn Related Party, on the one hand, and any Acquired Company Entity, on the other hand, in each case, shall be settled or otherwise eliminated in such manner as determined by Penn Parent, in consultation with Cornell Parent, without any further Liability to any Acquired Company Entity, Cornell Parent or any of its Subsidiaries. Immediately prior to the Closing, all Related Party Contracts other than the Excluded Arrangements (the “Related Party Terminated Agreements”) shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no Acquired Company Entity shall have any further Liability therefor or thereunder (and Penn Parent shall, and shall cause the Acquired Company Entities, to ensure such Related Party Terminated Agreements are terminated). For the avoidance of doubt, no Excluded Arrangement shall be terminated pursuant to this Section 6.11. At or prior to the Closing, Penn Parent shall deliver to Cornell Parent reasonable written evidence of the termination of each Related Party Terminated Agreement (the “Related Party Termination Evidence”).

(b)            Following the date hereof, Cornell Parent and Penn Parent shall negotiate in good faith the terms of (i) the Short-Term Services Agreement, (ii) the Long-Term Services Agreement, (iii) the Termination Agreement and (iv) the Occupancy Agreement, in each case in form and substance reasonably acceptable to Cornell Parent and Penn Parent.

Section 6.12.     Third-Party Notices and Consents. Following the date hereof, Penn Parent shall, and shall cause the Acquired Company Entities to, use commercially reasonable efforts to cooperate with the Cornell Parties in determining whether any actions are required to be taken or any consents, approvals or waivers are required to be obtained from third parties (including under any Contracts) in connection with the consummation of the Transactions; provided that in no event will the Closing be delayed as a result of Penn Parent’s cooperation pursuant to this Section 6.12. Upon Cornell Parent’s reasonable request, Penn Parent shall, and shall cause the Acquired Company Entities to, use their respective commercially reasonable efforts (including by cooperating with the Cornell Parties and their Affiliates and Representatives) (i) in connection with the giving of notices of the Transactions to any third parties, including pursuant to any Contracts to which any of the Acquired Company Entities is a party and (ii) to obtain any third-party consents, waivers or novations (including under any Contracts) requested by Cornell Parent; provided that in connection with obtaining any such third-party consent, waiver or novation, no Acquired Company will be required to (and, without the written consent of Cornell Parent, no Acquired Company shall) (x) make or agree to make more than a de minimis payment, (y) grant any accommodations or accept any amendment, conditions or obligations, each of which, if made or agreed to, shall be conditioned upon the Closing, or (z) otherwise be required to agree to any accommodation, condition or other term that is not conditioned upon, and in each case will be in effect as of, the Closing. Notwithstanding anything herein to the contrary, it is expressly acknowledged that no such consents, approvals or waivers referred to in this Section 6.12 shall be, or be deemed to constitute, conditions to Closing.

Section 6.13.     Notices of Certain Events. Each of Penn Parent and Cornell Parent shall promptly notify the other, as promptly as reasonably practicable, after obtaining Knowledge, after the date of this Agreement, of:

(a)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)            any written notice from any Governmental Authority in connection with the Transactions; and

(c)            any Actions by or before any Governmental Authority commenced or, to the Knowledge of Penn Parent or Cornell Parent, as applicable, threatened that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or Section 5.06, respectively, or that relate to the consummation of the Transactions;

provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 6.14.     Section 280G. Prior to the Closing Date, Penn Parent shall seek to obtain a written waiver (a “280G Waiver”) from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) of his or her right to any and all payments or other benefits that could reasonably be expected to be deemed “parachute payments” under Section 280G(b) of the Code (“Parachute Payments”) if such payments are not approved by the applicable Acquired Company Entity’s stockholders in a manner that satisfies the requirements of Section 280G(b)(5)(B) of the Code and any regulations thereunder, including any Buyer Arrangements (as defined below), but only to the extent provided to Penn Parent in a timely manner in accordance with the requirements of this Section 6.14. At least one day after obtaining the 280G Waivers (if any), and at least two days prior to the Closing Date, Penn Parent shall solicit stockholder approval of the Parachute Payments in a manner that satisfies the exemptions under Section 280G(b)(5)(A)(ii) of the Code and any regulations issued thereunder, including providing adequate disclosure to all stockholders entitled to vote. Prior to the Closing Date, Penn Parent shall deliver to the Cornell Parties evidence that a vote of the applicable stockholders was solicited in accordance with the foregoing provisions and that either (a) the requisite number of stockholder votes was obtained or (b) the requisite number of stockholder votes was not obtained and no waived Parachute Payments shall be made (to the extent the 280G Waivers were executed). Notwithstanding the foregoing, to the extent that any Contract, agreement or arrangement is or will be entered into by and between the Cornell Parties or any of the Acquired Company Entities or any of their respective Affiliates and a disqualified individual before or effective as of the Closing Date in connection with the Transactions that, together with any other payments or benefits which may be paid or granted to such disqualified individual in connection with the Transactions, could reasonably be expected to constitute a Parachute Payment as determined by the Cornell Parties (the “Buyer Arrangements”), then the Cornell Parties shall provide a copy of such Buyer Arrangement to Penn Parent at least ten days before the Closing Date and shall cooperate with Penn Parent in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein which may be paid or granted in connection with the Transactions that could reasonably be expected to constitute a Parachute Payment. Penn Parent shall provide to the Cornell Parties for review and reasonable comment, no later than five days prior to seeking the 280G Waivers, (i) drafts of any waivers, disclosure documents and other relevant documents relating to the 280G Waivers and vote prepared by Penn Parent in connection with this Section 6.14 and (ii) reasonable documentation regarding the determination of the Parachute Payments. Penn Parent shall incorporate any reasonable comments made by the Cornell Parties prior to seeking the 280G Waivers and soliciting the vote.

Section 6.15.     Listing of Equity Consideration. Prior to the Closing, Cornell Parent shall file a supplemental listing application with the New York Stock Exchange to effectuate the listing of a number of shares of Cornell Parent Common Stock equal to the Equity Consideration and use its reasonable best efforts to cause the New York Stock Exchange to authorize the listing of such shares no later than the Closing, subject to official notice of issuance.

Section 6.16.     Wrong Pockets. In the event that at any time, or from time to time, after the Closing, the Equityholders’ Representative or any of its Affiliates, shall receive or otherwise possess any asset used in the businesses of the Acquired Companies as of the date hereof or as of the Closing, the Equityholders’ Representative, promptly following its aware of such fact, shall, or shall cause the applicable Affiliate to, promptly transfer, or cause to be transferred, such asset to Cornell Parent or its designated Affiliate and Cornell Parent or such designated Affiliate shall accept such asset (for no additional consideration). Prior to any such transfer in accordance with this Section 6.16, the Equityholders’ Representative or such Affiliate, as applicable, shall hold such asset in trust for the use and benefit of Cornell Parent.

Section 6.17.     Further Assurances. Penn Parent, the Equityholders’ Representative and Cornell Parent agree to use commercially reasonable efforts (a) to furnish to the other Party such further information, (b) to execute and deliver to the other Party such other documents and (c) to do such other acts and things, in each case, as the other Party reasonably requests for the purpose of carrying out the intent of this Agreement and the other Transaction Documents.

Section 6.18.     Financing Matters.

(a)            Penn Parent shall use its commercially reasonable efforts to provide, and shall cause the Acquired Company Entities to use their commercially reasonable efforts to provide, to the Cornell Parties, at the Cornell Parties’ sole expense, at any time and from time to time prior to the Closing, all cooperation reasonably requested in writing by the Cornell Parties that is necessary, proper or advisable in connection with the arrangement of the Financing, including using commercially reasonable efforts with respect to the following:

(i)            as promptly as reasonably practicable, (A) furnishing the Cornell Parties with the Required Information and (B) updating any Required Information provided to the Cornell Parties so that such Required Information is Compliant;

(ii)            as promptly as reasonably practicable, informing the Cornell Parties if, to the Knowledge of Penn Parent, there exist any facts that would be reasonably likely to require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or be Compliant;

(iii)            assisting in the preparation for and participating in customary marketing efforts for the Financing (including a reasonable number of meetings, presentations, calls, roadshows, due diligence sessions, drafting sessions and sessions with rating agencies), including direct contact between appropriate members of senior management of the Acquired Company Entities, on the one hand, and actual or prospective financing sources or investors, on the other hand, and assisting the Cornell Parties in obtaining ratings in connection with the Financing;

(iv)            reasonably assisting the Cornell Parties and the Financing Parties with the preparation of bank information memoranda, lender presentations, roadshow materials, investor presentations, offering documents, rating agency presentations and similar documents required in connection with the Financing, including reviewing and commenting on the Cornell Parties’ draft of a business description with respect to the Acquired Company Entities to be included in marketing materials; provided that any such memoranda, documents or presentations shall not be issued by Penn Parent or its Affiliates and shall contain disclosure and financial statements with respect to the Acquired Company Entities reflecting the applicable Cornell Parties or their respective Affiliates as the primary obligors;

(v)            causing their independent auditors to (A) provide, consistent with customary practice, (x) reasonable assistance to the Cornell Parties in connection with the Financing, including in the Cornell Parties’ preparation of pro forma financial statements and information, (y) consents customary for financings of a type similar to the Financing (including consents of auditors for the inclusion or incorporation by reference of their reports in any registration statement or prospectus to be filed by Cornell Parent and the use of their reports in any other materials relating to the Financing), and (z) drafts and executed versions of customary comfort letters (including customary “negative assurance” comfort and change period comfort) with respect to the Historical Financial Statements, the Additional Acquired Company Financial Statements and financial information relating to the Acquired Company Entities, subject to the completion by such auditors of customary procedures relating thereto, as reasonably requested by the Cornell Parties or as necessary or customary for financings of a type similar to any of the financings contemplated by the Financing (including any SEC-registered offering of equity securities) and (B) attend accounting due diligence sessions to the extent reasonably requested by the Cornell Parties in connection with the Financing prior to the Closing;

(vi)            reasonably assisting the Cornell Parties in connection with the preparation of pro forma financial information and pro forma financial statements to the extent necessary or reasonably requested in connection with the Financing; provided that such assistance shall consist of the provision of historical financial information regarding the Acquired Company Entities that is reasonably available from their books and records and reasonably determined by the Cornell Parties to be necessary to prepare pro forma financial statements (A) for the fiscal period ended December 31, 2020 and (B) as of and for each of the fiscal period ended March 31, 2021 and any more recent interim period for which unaudited financial statements of Penn LLC either have been delivered or were required to be delivered pursuant to this Agreement (including, to the extent reasonably requested in connection with the preparation of customary “last twelve month” pro forma financial information, for the comparative interim period in the prior fiscal year);

(vii)            reasonably cooperating in connection with the redemption, prepayment or discharge (or defeasance), in each case which is fully effective as of the Closing, of the Specified Closing Indebtedness, including delivery of notices and deliverables with respect thereto, and the release of any liens in connection therewith;

(viii)            reasonably cooperating with the Cornell Parties in connection with (A) the taking of corporate actions necessary to consummate the Financing at the Closing, (B) the execution and delivery of definitive documents reasonably necessary to consummate the Financing at the Closing and (C) the provision of guarantees and collateral and the perfection thereof in connection with the Financing, in each case no earlier than the Closing; and

(ix)            providing (A) customary authorization letters to the Financing Parties authorizing the distribution of information to prospective investors and/or lenders, containing customary representations on behalf of the Acquired Company Entities to the Financing Parties consistent with the Commitment Letter, including that the public side versions of such documents do not include material non-public information about the Acquired Company Entities or their securities and a “10b-5” representation with respect to the accuracy of the information contained in the disclosure and marketing materials with respect to the Acquired Company Entities and (B) all documentation and other information about the Acquired Company Entities required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and the Beneficial Ownership Regulation, in each case to the extent reasonably requested by the Cornell Parties in writing in accordance with the requirements of the Financing Parties reasonably in advance of the Closing, and in any case, at least nine Business Days prior to the Closing Date.

(b)            If the Closing does not occur on or prior to August 12, 2021, Penn Parent will furnish to the Cornell Parties, on or prior to such date, the unaudited consolidated statements of financial position of Penn LLC as of June 30, 2021 and the related unaudited consolidated statements of operations, comprehensive income (loss) and cash flows and member’s equity for the six months then ended and the corresponding six month period ended June 30, 2020 (with respect to which the independent auditors for the Acquired Company Entities shall have performed an Interim Review) (such financial statements, the “Additional Acquired Company Financial Statements”); provided that Penn Parent shall use its commercially reasonable efforts to ensure that, upon and following delivery, the Additional Acquired Company Financial Statements (i) are and remain Compliant and (ii) satisfy the representation and warranty set forth in Section 3.07 as if they were “Historical Financial Statements” and thereby subject to such representation and warranty.

(c)            For the avoidance of doubt, the Cornell Parties acknowledge and agree that the provisions contained in Section 6.18(a) and (b) represent the sole obligation of Penn Parent, the Acquired Company Entities and their respective Representatives with respect to cooperation in connection with the arrangement of any financing to be obtained by the Cornell Parties with respect to the Transactions and no other provision of this Agreement shall be deemed to expand or modify such obligations.

(d)            Nothing in Section 6.18(a) shall require (x) any agreement executed by the Acquired Company Entities with respect to the Financing to be effective until the Closing or any of the Acquired Company Entities to take any action under any such agreement that is not contingent upon the Closing or that would be effective prior to the Closing (in each case, for the avoidance of doubt, with the exception of notices of repayment, prepayment or redemption and the authorization letter referred to in Section 6.18(a)(ix)(A)), (y) the Acquired Company Entities to make any representation, warranties or certifications as to which, after the Acquired Company Entities’ use of commercially reasonable efforts to cause such representation, warranty or certification to be true, the Acquired Company Entities have in good faith determined that such representation, warranty or certification is not true or (z) Penn Parent or any of the Acquired Company Entities to take any action with respect to the Financing to the extent it would,

(i)            interfere unreasonably with the business or operations of the Acquired Company Entities;

(ii)            cause any condition to Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement by the Penn Parties (including any representations or warranties hereunder);

(iii)            result in the Acquired Company Entities paying any commitment or other fee or expense prior to the Closing Date;

(iv)            cause the Acquired Company Entities to incur liability in connection with the Financing prior to the Closing Date (for the avoidance of doubt, with the exception of the authorization letter referred to in Section 6.18(a)(ix)(A));

(v)            cause any director, officer or employee of the Acquired Company Entities to incur any personal liability or require any of the boards of directors (or equivalent bodies) of the Acquired Company Entities to enter into any resolutions or take similar action with respect to the Financing that would be effective prior to the Closing;

(vi)            result in the contravention of, or reasonably be expected to result in a violation or breach of, or a default under, any laws, any organizational document or any Material Contract to which any of the Acquired Company Entities is a party;

(vii)          without limiting the obligations set forth in Section 6.18(a)(ix)(A) with respect to the authorization letter, require the Acquired Company Entities to provide access to or disclose information that Penn Parent determines would jeopardize any attorney-client privilege or would otherwise be restricted from disclosure (provided that, to the extent permissible and reasonably practical, Penn Parent and the Acquired Company Entities shall inform Cornell Parent that information is being withheld and use their commercially reasonable efforts to disclose the nature and substance of such information in a manner that does not jeopardize such privilege or contravene such restriction); or

(viii)         without limiting any express obligation herein to prepare or deliver financial statements or assist with the preparation of pro forma financial statements, require the Acquired Company Entities to prepare separate financial statements for any individual Acquired Company Entity or Subsidiary thereof.

(e)            The Cornell Parties shall keep Penn Parent and the Acquired Company Entities informed upon reasonable request, in reasonable detail, with respect to all material activity concerning the Financing (including the status thereof), shall give Penn Parent and the Acquired Company Entities prompt written notice (i) if they become aware of any material change with respect to the availability of the Financing (including, as a result of any actual or potential breach, repudiation or termination with respect to the Commitment Letter), (ii) of any termination of the Commitment Letter (other than in connection with the receipt of a replacement or substitute financing permitted by clause (j) below), (iii) of the receipt of any written notice or other written communication from any Financing Party with respect to, or the Cornell Parties otherwise becoming aware of, any material dispute or disagreement between or among any parties to any Commitment Letter relating to the obligation to fund the Financing, and (iv) of any reason the Cornell Parties believe in good faith that they will not be able to obtain the Financing in at least the amount of aggregate commitments under the Commitment Letter, and shall provide Penn Parent and the Acquired Company Entities information and copies of drafts of such definitive documentation as is available to them as shall be reasonably requested by Penn Parent or the Acquired Company Entities for purposes of monitoring the progress of the Financing, including copies of then-current drafts of the credit agreement, offering memorandum and other definitive and marketing documents. No Cornell Party shall, nor shall it permit any of its Subsidiaries to, without the prior written consent of Penn Parent, take any action with respect to the Financing that would reasonably be expected to materially impair, materially delay or prevent consummation of all or any portion of the Financing if such action could be reasonably expected to materially adversely affect the ability of the Cornell Parties to consummate the transactions contemplated to occur on or prior to the Closing Date, including the ability to make the payments contemplated by the Payoff Letter.

(f)            Subject to Section 6.04(d), the Cornell Parties may share non-public or otherwise confidential information with the Financing Parties, and the Financing Parties may share such information with potential Financing Sources, prospective investors and ratings agencies in connection with customary marketing efforts relating to the Financing if (i) the recipients of such information agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda or (ii) such information is reasonably required to be shared with such potential Financing Sources or prospective investors in connection with the Financing.

(g)            Penn Parent on its own behalf and on behalf of the Acquired Companies hereby consents to the reasonable use of the Acquired Companies’ logos in connection with the Financing in accordance with customary practice; provided, that such logos are used in a manner that is not intended, or reasonably likely, to harm or disparage the Acquired Companies’ reputation or goodwill.

(h)            Cornell Parent shall promptly, upon request by Penn Parent, reimburse Penn Parent for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by it or any of the Acquired Company Entities or their Subsidiaries in connection with the cooperation contemplated by Section 6.18(a) and (b) or otherwise in connection with the Financing and shall indemnify and hold harmless Penn Parent and the Acquired Company Entities, and their respective Subsidiaries and Representatives, from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them of any type in connection with the arrangement of the Financing and any information used in connection therewith, except (i) with respect to any information prepared or provided by or on behalf of Penn Parent or the Acquired Company Entities or (ii) to the extent such liabilities, obligations, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties result from the breach of this Agreement by the Penn Parties or from the gross negligence, bad faith or willful misconduct of the Penn Parties or their respective Representatives, and the foregoing obligations shall survive termination of this Agreement.

(i)            The Cornell Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing, including by using commercially reasonable efforts with respect to the following: (i) maintaining in effect the Commitment Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (j) below), (ii) negotiating and entering into definitive agreements with respect thereto, (iii) satisfying, or obtaining a waiver thereof, on a timely basis all conditions to the Financing applicable to the Cornell Parties that are within their control, (iv) enforcing their rights and the obligations of the Financing Parties under the Commitment Letter and (v) assuming that all conditions to the Financing have been satisfied or waived, consummating the Financing at or prior to the Closing. Without limiting the generality of the foregoing, and solely to the extent that the Cornell Parties would be required to satisfy the conditions set forth in the Conditions Exhibit to the Commitment Letter (the “Conditions Exhibit”) in order to obtain all or any portion of the Financing on the Closing Date, Cornell Parent shall, upon Penn Parent’s reasonable request made within a reasonable period of time prior to the Closing Date, furnish proof to Penn Parent of the satisfaction (or waiver) of the conditions set forth in clauses 5 and 6 of the Conditions Exhibit that are, or would be, required to be satisfied (or waived) on or prior to the Closing Date in order for the Cornell Parties to obtain all or any portion of the Financing on the Closing Date.

(j)            For the avoidance of doubt, the Cornell Parties shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive their rights under the Commitment Letter, including without limitation to (i) obtain alternative sources of financing in lieu of all or a portion of the Financing to the extent disclosed to Penn Parent with reasonable opportunity to review the terms thereof and/or (ii) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments; provided that no such amendment, supplement, replacement, substitution, termination, modification or waiver shall (A) reduce the aggregate amount of available Financing to less than the amount required for the Cornell Parties to consummate the Transactions, (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Financing as set forth in the existing Commitment Letter, (C) materially and adversely affect the ability of the Cornell Parties to enforce their rights against other parties to the Commitment Letter, relative to the ability of the Cornell Parties to enforce their rights against such other parties to the Commitment Letter as in effect on the date hereof (it being understood that this clause (C) shall not prohibit a replacement or substitute financing not otherwise prohibited by this clause (j)) or (D) otherwise reasonably be expected to prevent, materially impede or materially delay the funding of the Financing on the Closing Date or the consummation of the Transactions.

(k)            If all or any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter and such unavailability would reasonably be expected to adversely affect the ability of the Cornell Parties to consummate the Transactions, the Cornell Parties shall use commercially reasonable efforts to promptly obtain alternative debt financing (an “Alternative Financing”) in an amount that is sufficient to consummate the Transactions; provided that in no event shall the Cornell Parties or any of their Affiliates be required to agree to (A) interest rates, fees, tenor or call protection less favorable to the Cornell Parties than provided for in the Commitment Letter as of the date hereof or (B) terms, taken as a whole, materially less favorable to the Cornell Parties than provided for in the Commitment Letter as of the date hereof, in each case of (A) and (B) after giving effect to any “flex” provisions in the Commitment Letter.

(l)            In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by any Cornell Party or any of their respective Affiliates or any other financing be a condition to any of the Cornell Parties’ respective obligations under this Agreement.

Article 7
Tax Matters

Section 7.01.     Transfer Taxes and other Transaction Taxes.

(a)            All Transfer Taxes incurred in connection with the Mergers or the Equity Sales shall be borne 50% by Penn Parent (as a Transaction Expense) and 50% by the Cornell Parties, other than any Transfer Taxes incurred in connection with the First Equity Sale, which shall be borne 100% by the Cornell Parties. The Parties shall cooperate in executing and filing, in the manner required by Applicable Law, any Tax Returns required in respect of such Transfer Taxes. For the avoidance of doubt, all Transfer Taxes incurred in connection with the Pre-Closing Restructuring shall be borne by Penn Parent (as a Transaction Expense to the extent not paid prior to the Closing Date).

(b)            Any non-U.S. Taxes (other than Transfer Taxes) incurred as a result the First Equity Sale or the Second Equity Sale, to the extent in excess of the Taxes that would have been incurred if Penn European Holdings, Penn Netherlands and Penn Canada had remained subsidiaries of Penn LP at the time of the Third Equity Sale, shall be borne 50% by Penn Parent (as an Unpaid Pre-Closing Income Tax Liability Amount with respect to Income Taxes and otherwise as a Transaction Expense) and 50% by the Cornell Parties. All other non-U.S. Taxes (other than Transfer Taxes) resulting from the Transactions (including, for the avoidance of doubt, all Taxes resulting from the Transactions and that would have been incurred if Penn European Holdings, Penn Netherlands and Penn Canada had remained subsidiaries of Penn LP at the time of the Third Equity Sale) shall be borne by Penn Parent (as an Unpaid Pre-Closing Income Tax Liability Amount with respect to Income Taxes and otherwise as a Transaction Expense).

Section 7.02.     Termination of Tax Sharing Agreements. Prior to the Closing Date, Penn Parent shall terminate, or cause the termination of, all Tax Sharing Agreements to which any Acquired Company Entity is party.

Section 7.03.     Cooperation on Tax Matters. The Cornell Parties and Penn Parties shall cooperate fully, as and to the extent reasonably requested by the Cornell Parties and Penn Parties, in connection with the preparation and filing of any Tax Return (including the Pre-Closing Pro Forma Returns), any audit, litigation or other Action with respect to Taxes. Such cooperation shall include the retention and (upon such request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Cornell Parties and Penn Parties agree to retain all books and records with respect to Tax matters pertinent to any Acquired Company Entity relating to any Pre-Closing Tax Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority. The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party.

Section 7.04.     Straddle Tax Period Allocations. For purposes of this Agreement, in the case of a Straddle Tax Period, (x) property Taxes and any other periodic Taxes imposed on or with respect to the Acquired Company Entities (that are not based on income, receipts, services or transactions, including sales, use, withholding, payroll or other employment Taxes) allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Tax Period and (y) the amount of all other Taxes (other than Transfer Taxes) of the Acquired Company Entities for a Straddle Tax Period which relate to the Pre-Closing Tax Period shall be computed as if such Tax period ended as of the Closing Date (including, for purposes of Sections 951 and 951A of the Code (or any corresponding or similar provision of U.S. state or local law), with respect to any Acquired Company Entity that is a “controlled foreign corporation” (as such term is defined in Section 957 of the Code (or any corresponding or similar provision of U.S. state or local law))).

Section 7.05.     Certain Tax Matters Related to the Penn Partnerships.

(a)            Notwithstanding anything to the contrary in this Agreement, the Parties agree that each of the Penn Partnerships shall make a valid election under Section 754 of the Code (and any comparable provision of U.S. state law) in a timely manner with respect to each of the Penn Partnerships’ Income Tax Return that includes the Closing Date, unless such Penn Partnership has already validly made such election in a prior year and such election has not been revoked.

(b)            Notwithstanding any other provision of this Agreement, after the Closing Date, (i) the Parties agree to cause the Person that is the “partnership representative” (as described in Section 6223 of the Code) or “designated individual” (as described in Treasury Regulations Section 301.6223-1(b)(3)(ii)) of the Penn Partnerships for purposes of the Partnership Tax Audit Rules to cause the Penn Partnerships not to make, where applicable, “push-out” elections under Section 6226 of the Code for any Pre-Closing Tax Period of the Penn Partnerships without the prior written consent of the Equityholders’ Representative and (ii) no “partnership representative” or “designated individual” of any of the Penn Partnerships for any Pre-Closing Tax Period of the Penn Partnerships, as applicable, shall take any action under the Partnership Tax Audit Rules with respect to Penn Partnerships, as applicable, if such action is not required by Applicable Law and could reasonably have an adverse impact on the Cornell Parties unless Cornell Parent provides its prior written consent to such action (such consent not to be unreasonably withheld, conditioned or delayed).

(c)            The Parties shall cause each Penn Partnership to allocate all items of its income, gain, loss, deduction and credit of the Penn Partnerships, for the taxable year during which the Closing Date occurs between (i) the portion of such taxable year that ends on the Closing Date (with such items allocated to the Equityholders) and (ii) the portion of such taxable year that begins on the date immediately after the Closing Date (with such items being allocated to the applicable Cornell Parties), using a “closing of the books method” pursuant to Section 706 of the Code (and any comparable provision of U.S. state or local law or non-U.S. law); provided that to the extent not prohibited by Applicable Law, all Transaction Tax Deductions shall be allocated to the portion of such taxable year that ends on the Closing Date (with such items allocated to the Equityholders).

(d)            The Equityholders’ Representative shall prepare, and no later than April 30, 2022 shall deliver to the Cornell Parties, proposed pro forma Tax Returns with respect to Income Taxes for the portion of each Straddle Period that ends on (and includes) the Closing Date (the “Proposed Pre-Closing Pro Forma Returns”). Each Proposed Pre-Closing Pro Forma Return shall be prepared consistent with Section 2.08 and this Section 7.05 and consistent with past practices of the Acquired Company Entities.

(e)            The Cornell Parties shall prepare any Tax Returns with respect to Income Taxes for the Penn Partnerships for each Straddle Period (the “Penn Partnership Tax Returns”), which shall incorporate the Proposed Pre-Closing Pro Forma Returns except to the extent that Cornell Parent believes that any allocation of tax items between the pre- and post-closing portions of such Straddle Period or that any position taken on such Proposed Pre-Closing Pro Forma Return is not in accordance with Applicable Law. The Penn Partnership Tax Returns shall be prepared consistent with Section 2.08 and this Section 7.05. At least 45 days prior to the due date for the filing of each Penn Partnership Tax Return, the Cornell Parties shall deliver a draft of such Penn Partnership Tax Return to the Equityholders’ Representative for review and comment. Within 20 days after delivery to the Equityholders’ Representative of such Penn Partnership Tax Return, the Equityholders’ Representative shall provide comments on such Tax Return to the Cornell Parties, which the Cornell Parties shall consider in good faith. The Cornell Parties shall not file any Penn Partnership Tax Return without the prior written consent of the Equityholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed. Any dispute relating to the Penn Partnership Tax Returns (including Cornell Parent’s refusal or failure to incorporate therein all or any portion of the Proposed Pre-Closing Pro Forma Returns) which the parties are unable to resolve shall be resolved promptly by the Resolution Accountants, the costs of which will be borne one-half by the Cornell Parties and one-half by the Equityholders’ Representative on behalf of the Penn Parties. If the Resolution Accountants do not resolve such dispute prior to the due date for the filing of any such Penn Partnership Tax Return, then (A) such Penn Partnership Tax Return shall be filed as prepared by the Cornell Parties, and (B) upon the resolution of such dispute by the Resolution Accountants after the filing of such Penn Partnership Tax Return, if the Resolution Accountants have determined that such Penn Partnership Tax Return was filed incorrectly, the Cornell Parties shall file an amended Penn Partnership Tax Return that reflects the determination of the Resolution Accountants.

Section 7.06.     Tax Treatment. The Parties agree to treat and report the transactions contemplated by this Agreement, for all U.S. federal and applicable state, local and non-U.S. Income Tax purposes (including on all applicable Tax Returns), in accordance with the Intended Tax Treatment and the Post-Closing Allocation, except to the extent required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable U.S. state or local law or non-U.S. law).

Section 7.07.     Partnership Classification. Prior to the second anniversary of the Closing, the Cornell Parties shall not take any action that would result in Penn LP ceasing to be a partnership for U.S. federal income tax purposes.

Section 7.08.     Intercompany Settlements. From and after the date hereof until the Closing, (i) Penn Parent shall, and shall cause its Subsidiaries to, provide Cornell Parent with such information as Cornell Parent may reasonably request with respect to any intercompany loans, accounts or similar arrangements between the Acquired Company Entities, (ii) Penn Parent may terminate, settle, capitalize, forgive or otherwise eliminate any intercompany loans, accounts or similar arrangements that exist between an Acquired Company Entity that is a Disregarded Entity and its regarded parent for U.S. federal income tax purposes, or between Disregarded Entities owned by the same regarded parent for U.S. federal income tax purposes, subject to the agreement of Cornell Parent (not to be unreasonably withheld, conditioned or delayed), and (iii) Penn Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to terminate, settle or otherwise eliminate before Closing such intercompany loans, accounts or similar arrangements as Cornell Parent may reasonably request, subject to the agreement of Penn Parent (not to be unreasonably withheld, conditioned or delayed); provided, that Penn Parent and its Subsidiaries shall not be required to terminate, settle or otherwise eliminate any such intercompany loans, accounts or similar arrangements if doing so would result in a Tax liability that would be borne by the Penn Parties or their direct or indirect owners, unless the Cornell Parties first agree in writing to make whole the Penn Parties or their direct or indirect owners for such Tax liability.

Section 7.09.     Miscellaneous Tax Covenants. The Parties shall comply with the covenants set forth on Section 7.09 of the Penn Disclosure Schedule.

Article 8
Employee Benefits Matters

Section 8.01.      Employee Benefits Matters. (a) The Cornell Parties shall, or shall cause one of their Affiliates (including, following the Closing, the Acquired Company Entities) to, provide each individual who was employed by an Acquired Company Entity immediately prior to the Closing, to the extent such individual continues to be employed by an Acquired Company Entity following the Closing (such employees, the “Continuing Employees”), with (i) for a period of not less than 12 months following the Closing Date, a base salary or hourly wage rate that is no less than the base salary or hourly wage rate, respectively, that was provided to each such Continuing Employee immediately prior to the Closing Date, (ii) for a period beginning on the Closing Date and ending on December 31, 2021, a target annual cash incentive compensation opportunity that is no less favorable than the target annual cash incentive compensation opportunity that was provided to each such Continuing Employee immediately prior to the Closing Date, and (iii) for a period of not less than 12 months following the Closing Date, other compensation and benefits (other than any long-term incentives and equity-based compensation, change in control, retention, transition, stay or similar arrangements, defined benefit pension benefits and post-employment or retirement medical and welfare benefits) that are substantially similar in the aggregate to similarly situated employees of the Cornell Parties, or, if greater, with respect to any Continuing Employee located outside of the United States, at such levels as required by Applicable Law. Following the date hereof, the Penn Parties shall, in accordance with Section 6.03, Section 8.01(k), Section 8.01(a) of the Cornell Disclosure Schedules, and otherwise to the extent permitted by Applicable Law, cooperate to the fullest extent with the Cornell Parties to promptly engage in activities and provide all information (including employment records, employee benefit plan information, updates to the employee census data provided pursuant to Section 3.20(a) to reflect personnel changes and any other information identified in Section 8.01(a) of the Cornell Disclosure Schedules) that are reasonably necessary or appropriate to facilitate the efficient onboarding of the employment of the Continuing Employees with the Cornell Parties or any of their Subsidiaries or Affiliates (including, after the Closing Date, the Acquired Company Entities), as applicable, immediately following the Closing Date. If, five Business Days prior to the Closing Date, it is reasonably likely that the Continuing Employees will be unable to participate in any health and welfare plans of the Cornell Parties immediately following the Closing Date due primarily to a lack of cooperation from the Penn Parties as required by the immediately preceding sentence, the Parties will cooperate in good faith to ensure that the Continuing Employees will continue to receive the same level of health, welfare and other benefits that were provided to the Continuing Employees immediately prior to the Closing Date pursuant to the applicable Retained Plan (including, for the avoidance of doubt, the Cornell Parties’ withholding employee premium cost-sharing via the Cornell Parties’ payroll and promptly remitting such amounts to an account designated by the Equityholders’ Representative) until such time that the Cornell Parties are able to fully onboard the Continuing Employees onto the Buyer Welfare Plans, but in no event any later than the end of the 2021 calendar year. For the sake of clarity, the Parties intend that the Transactions will not constitute a separation, termination, or severance of employment or engagement of any Continuing Employee, and that the Continuing Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date.

(b)            No Inactive Employee will be employed or engaged by an Acquired Company Entity as of immediately prior to the Closing. Following the Closing Date, the Cornell Parties shall extend an offer of at-will employment on the terms set forth in Section 8.01(a) to each Inactive Employee on the date such Inactive Employee actively returns to work, provided that the date such Inactive Employee actively returns to work is within 12 months following the Closing Date. Following such Inactive Employee’s acceptance of such offer of employment, such Inactive Employee shall be a Continuing Employee for purposes of this Agreement. For the sake of clarity, unless an Inactive Employee returns to work and receives an offer of employment from the Cornell Parties pursuant to the terms of this Section 8.01(b), no Inactive Employee will be considered a Continuing Employee for the purposes of this Agreement.

(c)            With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) maintained by any of the Cornell Parties or any of their respective Affiliates in which any Continuing Employee is eligible to participate on or after the Closing Date, for the purposes of determining eligibility to participate and vesting, as well as for the purposes of benefit accruals under any vacation, paid time off or severance plan or program (but not for the purposes of vesting under any equity-based incentive compensation plan), such Continuing Employee’s service with any of the Acquired Company Entities (or any predecessor entity thereof) prior to the Closing Date shall be treated as service with the Cornell Parties to the same extent and for the same purpose as such Continuing Employee was entitled, immediately before the Closing Date, to credit for such service under any analogous Acquired Company Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits or compensation.

(d)            In the event that any Continuing Employee first becomes eligible to participate in an employee benefit plan of any of the Cornell Parties that provides for welfare benefits on or after the Closing Date (each, a “Buyer Welfare Plan”), the Cornell Parties shall, or shall cause their respective Affiliates to use reasonable best efforts to (i) waive all limitations as to preexisting conditions, exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any such Buyer Welfare Plan to the same extent as such conditions, exclusions and waiting periods have been waived under any analogous Acquired Company Employee Plan immediately prior to the Closing Date and (ii) credit each Continuing Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Closing Date under the terms of any analogous Acquired Company Employee Plan providing medical benefits in satisfying any applicable co-payment, deductible or out-of-pocket requirements for the plan year in which the Closing Date occurs under such Buyer Welfare Plan providing medical benefits.

(e)            To the extent permitted by Applicable Law, with respect to the plan year during which the Closing occurs, the Cornell Parties will cover under a flexible spending account plan maintained by one of the Cornell Parties or one of their respective Affiliates (“Buyer’s FSA”) each Continuing Employee located in the United States (each, a “U.S. Continuing Employee”) who has elected to participate in any Acquired Company Employee Plan that includes a flexible spending account or dependent care account feature (“Seller’s FSA”). From the date hereof until the Closing Date, the Cornell Parties and the Penn Parties will cooperate in good faith to enable each U.S. Continuing Employee who, following the Closing Date, elects to participate in Buyer’s FSA to so participate with as little detriment to such Continuing Employee (relative to such U.S. Continuing Employee’s participation in Seller’s FSA immediately prior to the Closing Date) as reasonably possible; provided, that the Cornell Parties’ obligation hereunder shall be subject to the Penn Parties cooperating to the fullest extent to promptly engage in activities and provide all information that are reasonably necessary or appropriate to facilitate the participation by U.S. Continuing Employees in Buyer’s FSA on such terms. Notwithstanding the foregoing or anything to the contrary in this Section 8.01(e), U.S. Continuing Employees who participate in Seller’s FSA immediately prior to the Closing shall be eligible to participate in Buyer’s FSA on terms that are no less favorable, in the aggregate, than similarly situated employees of the Cornell Parties.

(f)            The Cornell Parties shall, as soon as administratively practicable following the Closing Date, take all steps necessary to allow each U.S. Continuing Employee who, as of immediately prior to the Closing, participated in an Acquired Company Employee Plan that is a tax-qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Seller 401(k) Plan”) to participate in a defined contribution plan maintained by a Cornell Party that includes a tax-qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (as applicable, the “Buyer 401(k) Plan”), and as promptly as practicable thereafter, shall permit the Buyer 401(k) Plan to allow each Continuing Employee to make a “direct rollover” to the Buyer 401(k) Plan of the account balances of such Continuing Employees under the Seller 401(k) Plan in which each such Continuing Employee participated prior to the Closing so long as such direct rollover is elected in accordance with Applicable Law by each such Continuing Employee. The Equityholders’ Representative shall take all action necessary to ensure that no Acquired Company Entity is a participating employer in the Seller 401(k) Plan as or after the Closing.

(g)            The Cornell Parties shall, and shall cause their Subsidiaries and Affiliates (including, following the Closing, the Acquired Company Entities) to assume, honor, and continue the terms of all Penn Bonus Plans in effect for the 2021 calendar year as of the Closing Date. The Cornell Parties or one of their respective Affiliates shall pay, or cause to be paid, to each Continuing Employee who is eligible to receive a bonus or other cash-based incentive award in respect of the 2021 calendar year pursuant to a Penn Bonus Plan (each such individual, a “Potential Bonus Recipient”), such bonus or other cash-based incentive award, to the extent earned pursuant to the terms of the applicable Penn Bonus Plan (the “Earned Bonus”), at substantially the same time, and in substantially the manner, prescribed by the applicable Penn Bonus Plan (or, if applicable, pursuant to the past practices of the Acquired Company Entities related to payment of awards under the applicable Penn Bonus Plan, and, for the avoidance of doubt, subject to all continued service requirements and forfeiture provisions of the applicable Penn Bonus Plan). Any Earned Bonus payable to a Potential Bonus Recipient pursuant to this Section 8.01(g) shall in no event be less than the amount accrued by the Acquired Company Entities in respect of such Potential Bonus Recipient under the applicable Penn Bonus Plan for the 2021 calendar year, beginning on the first day of the 2021 calendar year and ending on the Closing Date, all of which accrued amounts shall be reflected as Indebtedness. Notwithstanding anything in this Section 8.01(g) or the terms of any Penn Bonus Plan to the contrary, if a Potential Bonus Recipient suffers an involuntary termination of his or her employment or engagement with any Cornell Party or any Subsidiary or Affiliate thereof (including, following the Closing, any Acquired Company Entity) on or following the Closing Date, but prior to the date upon which he or she would be entitled to receive payment of any Earned Bonus pursuant to the terms of the applicable Penn Bonus Plan, such Potential Bonus Recipient will be entitled to receive a prorated portion of his or her Earned Bonus reflecting the portion of the 2021 calendar year that elapsed prior to and through the termination date, determined based on actual performance and amounts earned through the date of termination under the applicable Penn Bonus Plan, and payable at the time that Earned Bonuses are paid to other Potential Bonus Recipients by the Cornell Parties. For the purposes of this Section 8.01(g), the term “Penn Bonus Plan” means each Acquired Company Employee Plan that is a cash bonus or other cash-based incentive plan or program and is set forth on Section 8.01(g) of the Penn Disclosure Schedules, in which any Continuing Employee participates immediately prior to the Closing.

(h)            The Cornell Parties and their Affiliates will be responsible for providing continued medical and health care coverage pursuant to its group health plans for employees under Part 6, Title I of ERISA and Section 4980B of the Code (“COBRA Continuation Coverage”), for each current or former employee of an Acquired Company Entity who is an “M&A qualified beneficiary” (within the meaning of Treasury Regulation § 54.4980B-9, Q/A-4) (and his or her qualified beneficiaries) in respect of the Transactions due to the occurrence of any “qualifying event” (within the meaning of Treasury Regulation § 54.4980B-4, Q/A-1) occurring prior to or in connection with the Transactions. As soon as practicable (but in no event later than two (2) days) following the Closing, Penn Parent will provide to the Cornell Parties a list of each former employee of the Acquired Company Entities (i) whose employment with the Acquired Company Entities terminated within the 90 days immediately preceding the Closing or (ii) who has enrolled in or is receiving COBRA Continuation Coverage under an Acquired Company Employee Plan as of the Closing Date. For the avoidance of doubt, the Cornell Parties and their Affiliates shall provide COBRA Continuation Coverage to each U.S. Continuing Employee and his or her qualified beneficiaries who incur a “qualifying event,” in accordance with the continuation health care coverage requirements imposed by COBRA or any similar provisions of applicable Law, after the Closing Date.

(i)            The Cornell Parties shall (i) abide by and agree to honor the terms and conditions of any Acquired Company Collective Bargaining Agreement, including all Liabilities arising on or after the Closing Date under or in any way related to such Acquired Company Collective Bargaining Agreement and (ii) indemnify and hold harmless the Equityholders’ Representative, the Selling LPs, and their Affiliates (other than the Acquired Company Entities) with respect to any claims and Liabilities attributable to or arising under any such collective bargaining agreement or based on actions taken or not taken, or any other circumstance that occurs, at any time, on or after the Closing Date.

(j)            (i) Prior to the written or oral distribution by the Cornell Parties or any of their Affiliates of any employee notices or communication materials (including website postings) to the Acquired Company Service Providers at any time prior to the Closing Date about any topic or matter, including, but not limited to, notices or communication materials with respect to employment, compensation, or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transactions or continued employment or engagement thereafter (including any communications with the Key Service Providers), and (ii) prior to the written or oral distribution by the Penn Parties or any of their Affiliates of any employee notices or communication materials (including website postings) to the Acquired Company Service Providers at any time between the date hereof and the Closing Date, solely to the extent that such notices or communication materials relate to employment, compensation, or benefits matters addressed in this Agreement or relate, directly or indirectly, to the Transactions or continued employment or engagement thereafter (including any communications related thereto with the Key Service Providers), in each case, as applicable, each Party shall provide the other Party with a copy of any such notice or communications material, which will be subject to prior review and comment by the applicable Party prior to distribution to any Acquired Company Service Provider, and the Party making such communications will cooperate in good faith in revising such communications in a mutually agreeable manner.

(k)            Effective as of the Closing Date, the Continuing Employees shall cease participating as active employees in, and the Acquired Company Entities will cease to be participating employers or sponsors of, any Retained Plan. The Equityholders’ Representative or its Affiliates (excluding the Acquired Company Entities) shall retain or assume all Liabilities relating to the Retained Plans, and the Equityholders’ Representative shall retain responsibility for, and continue to pay, all medical, life insurance, disability, and other welfare plan expenses and benefits (collectively, “Welfare Benefits”) for each Continuing Employee with respect to claims incurred by such Continuing Employee or his or her covered dependents prior to the Closing Date.  Expenses and benefits with respect to claims for Welfare Benefits incurred by Continuing Employees or their covered dependents on or after the Closing Date shall be the responsibility of the Cornell Parties.  For purposes of this Section 8.01(k), a claim is deemed incurred by a Continuing Employee (i) in the case of medical, prescription drug, dental, or vision benefits, when the services or products that are the subject of the claim are performed or provided; (ii) in the case of life insurance, when the relevant death occurs; (iii) in the case of long-term disability benefits (including any related health benefits), when the relevant disability occurs; (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the Continuing Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications are properly and timely completed and submitted). For the avoidance of doubt, the allocation of Liabilities relating to Welfare Benefits as set forth in this Section 8.01(k) will apply regardless of whether such Welfare Benefits are provided to Continuing Employees through a Retained Plan as contemplated by Section 8.01(a), and the Cornell Parties shall reimburse the Equityholders’ Representative for all such Liabilities incurred under a Retained Plan in respect of such post-Closing Welfare Benefits promptly upon the Equityholders’ Representative’s presentation to the Cornell Parties of invoices or other documentation evidencing such Liabilities.

(l)            Notwithstanding anything contained herein to the contrary and without limiting the generality of Section 13.09, the provisions of Section 8.01 are solely for the benefit of the Parties and nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Acquired Company Employee Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of the Cornell Parties or their respective Affiliates to amend, terminate or otherwise modify any Acquired Company Employee Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any other Person who is not a party to this Agreement (including any Acquired Company Service Provider or any participant in any Acquired Company Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)) any right to continued or resumed employment, engagement or recall with the Cornell Parties, the Acquired Company Entities or any Affiliate thereof, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever, nor shall anything contained herein interfere with the right of the Cornell Parties to relocate or terminate the employment of any of the Continuing Employees at any time after the Closing Date.

Article 9
Conditions to Closing

Section 9.01.     Conditions to Obligations of the Penn Parties, the Cornell Parties and the Selling LPs. The obligations of the Cornell Parties, the Penn Parties and the Selling LPs to consummate the Transactions are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by each of (i) Cornell Parent, on behalf of the Cornell Parties, (ii) Penn Parent, on behalf of the Penn Parties and (iii) the Selling LPs) at or prior to the Closing:

(a)            any applicable waiting period (and any extensions thereof) under the HSR Act relating to the Transactions will have expired or been terminated;

(b)            no provision of any Applicable Law and no Order shall prohibit, restrain or make illegal the consummation of the Transactions;

(c)            all conditions to the closing of the Mergers pursuant to the Merger Agreement shall have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the Mergers, provided that such conditions shall be capable of being satisfied) or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof; and

(d)            the shares of Cornell Parent Common Stock to be issued to the Equityholders by Cornell Parent pursuant to Article 2 and the Merger Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 9.02.     Conditions to Obligations of the Cornell Parties. The obligations of the Cornell Parties to consummate the Transactions are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Cornell Parent, on behalf of itself and the other Cornell Parties) of the following further conditions at or prior to the Closing:

(a)            (i) the representations and warranties of Penn Parent contained in Section 3.08(a)(ii) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of Penn Parent contained in the first sentence of Section 3.06 and the first sentence of Section 3.04(a) shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as though made at and as of the Closing Date, (iii) the representations and warranties of Penn Parent contained in Section 3.01, Section 3.02, Section 3.04 (excluding the first sentence of Section 3.04(a)), Section 3.05(i), Section 3.06 (excluding the first sentence thereof) and Section 3.25 (determined without regard to any qualification or exception contained therein relating to “material,” “materiality,” or “Acquired Company Material Adverse Effect” or any similar qualification or standard) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true and correct only in all material respects as of such time) and (iv) the other representations and warranties of Penn Parent contained in this Agreement (determined without regard to any qualification or exception contained therein relating to “material,” “materiality,” “Material Adverse Effect” or any similar qualification or standard) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true and correct only as of such time), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have an Acquired Company Material Adverse Effect;

(b)            (i) the representations and warranties of the Selling LPs contained in Section 4.04(a)(i) shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of the Selling LPs contained in Section 4.01, Section 4.03(i), Section 4.04 (excluding Section 4.04(a)(i)) and Section 4.06 (determined without regard to any qualification or exception therein relating to “material,” “materiality” or any similar qualification or standard) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true and correct only in all material respects as of such time) and (iii) the other representations and warranties of the Selling LPs contained in this Agreement (determined without regard to any qualification or exception contained therein relating to “material,” “materiality” or any similar qualification or standard) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true and correct only as of such time), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede such Selling LP’s ability to consummate the Transactions;

(c)            each Penn Party and each Selling LP shall have performed in all material respects all of its respective covenants and obligations hereunder required to be performed by it prior to the Closing;

(d)            since the date of this Agreement, there shall not have occurred an Acquired Company Material Adverse Effect;

(e)            the Pre-Closing Restructuring shall been completed;

(f)            Cornell Parent shall have received a certificate duly executed by an executive officer of Penn Parent certifying as to the satisfaction of the conditions set forth in Section 9.02(a), Section 9.02(c) (solely as to each Penn Party and not as to any Selling LP), Section 9.02(d) and Section 9.02(e); and

(g)            Cornell Parent shall have received a certificate duly executed by an authorized officer of each Selling LP certifying as to the satisfaction (solely as to such Selling LP) of the conditions set forth in Section 9.02(b) and Section 9.02(c).

Section 9.03.      Conditions to Obligation of the Penn Parties and the Selling LPs. The obligations of the Penn Parties and the Selling LPs to consummate the Transactions are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by (i) Penn Parent, on behalf of itself and the other Penn Parties, and (ii) the Selling LPs) of the following further conditions at or prior to the Closing:

(a)            (i) the representations and warranties of the Cornell Parties contained in Section 5.01, Section 5.02, Section 5.04, Section 5.05(i), Section 5.08 and Section 5.10 (determined without regard to any qualification or exception contained therein relating to “material,” “materiality,” or “Cornell Material Adverse Effect” or any similar qualification or standard) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true and correct only in all material respects as of such time) and (ii) the other representations and warranties of the Cornell Parties contained in this Agreement (determined without regard to any qualification or exception contained therein relating to “material,” “materiality,” “Cornell Material Adverse Effect” or any similar qualification or standard) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true and correct only as of such time), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Cornell Material Adverse Effect;

(b)            each Cornell Party shall have performed in all material respects all of its respective covenants and obligations hereunder required to be performed by it prior to the Closing;

(c)            since the date of this Agreement, there shall not have occurred a Cornell Material Adverse Effect; and

(d)            Penn Parent shall have received a certificate duly executed by an executive officer of Cornell Parent certifying as to the satisfaction of the conditions set forth in Section 9.03(a), Section 9.03(b) and Section 9.03(c).

Article 10
Survival

Section 10.01.     Survival. Notwithstanding anything herein to the contrary, none of the representations, warranties, covenants or agreements of the Parties contained herein shall survive the Closing, and no claim for breach of any such non-surviving representations, warranties, covenants or agreements, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) in respect thereof may be brought from and after the Closing with respect thereto, except for those covenants (or the portion thereof) that by their terms are to be performed, in whole or in part, after the Closing, which shall survive the Closing until fully performed or satisfied; provided that the Parties shall remain liable for, and nothing in this Agreement shall be deemed to limit such liability for, Fraud with respect to the representations and warranties of such Parties contained in this Agreement.

Article 11
Equityholders’ Representative

Section 11.01.     Equityholders’ Representative. (a) By virtue of the delivery of this Agreement and the Support Agreements, and without further action of any Equityholder, each Equityholder shall be deemed to have irrevocably constituted and appointed Cambridge Information Group III LLC (which, by execution of this Agreement, hereby accepts such appointment) to act as the Equityholders’ Representative and as the sole agent and attorney-in-fact for and on behalf of the Equityholders (in their capacity as such), with full power of substitution, to take all actions on behalf of the Equityholders after the Closing in connection with this Agreement, any other Transaction Documents (including the Escrow Agreement) and any of the Transactions, including (i) to make all determinations and take all actions in connection with any purchase price adjustment pursuant to Article II, (ii) to execute and deliver on behalf of the Equityholders any amendment, consent or waiver under this Agreement or any other Transaction Documents, (iii) to assert, and to agree to resolution of, all claims and disputes hereunder or thereunder, including under Section 2.05, (iv) to retain legal counsel and other professional services, at the expense of the Equityholders, in connection with the performance by the Equityholders’ Representative of this Agreement and the other Transaction Documents, (v) deliver on the Equityholders’ behalf all documents and instruments which the Equityholders’ Representative is permitted or required to deliver, or which the Equityholders’ Representative deems necessary or advisable to deliver, in its judgment, on behalf of the Equityholders in connection with this Agreement or any other Transaction Documents, (vi) to make and receive notices and other communications pursuant to this Agreement and service of process in any Action arising out of or related to this Agreement, (vii) to negotiate, settle or compromise any Action arising out of or related to this Agreement or the other Transaction Documents or any of the Transactions, including to take any action (or determine not to take action) in connection with the defense, prosecution, settlement, compromise or other resolution of any claim hereunder, and (viii) to do each and every act and exercise all rights that are either (x) necessary or appropriate in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing or (y) mandated or permitted by the terms of this Agreement or the other Transaction Documents. The Equityholders’ Representative shall use reasonable efforts to keep the Equityholders reasonably informed with respect to actions of the Equityholders’ Representative pursuant to the authority granted to the Equityholders’ Representative under this Agreement which actions have a material impact on the amounts payable to the Equityholders.

(b)            The power of attorney granted in this Article 11 is coupled with an interest and is irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death or incapacity of each Equityholder. Such agency may be changed by the Equityholders entitled to receive a majority of the Equity Consideration (including in the event of the resignation, death, disability or other incapacity of an Equityholders’ Representative that is an individual), and, following the provision of notice to Cornell Parent, the newly appointed representative shall be the Equityholders’ Representative for all purposes hereunder, and any such successor shall succeed the then-current Equityholders’ Representative as the Equityholders’ Representative hereunder. Neither the removal of, nor the appointment of a successor to, the Equityholders’ Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by any prior Equityholders’ Representative, which shall continue to be effective and binding on the Equityholders. For the avoidance of doubt, any compromise or settlement of any matter by the Equityholders’ Representative hereunder shall be binding on, and fully enforceable against, all Equityholders. No bond shall be required of the Equityholders’ Representative.

(c)            A decision, act, consent or instruction of the Equityholders’ Representative with respect to any matter reserved to the Equityholders’ Representative under the terms of this Agreement or the other Transaction Documents shall constitute a decision, act, consent or instruction of all of the Equityholders and shall be final, binding and conclusive upon each of the Equityholders, and the Cornell Parties and, after the Closing, the Acquired Company Entities, may rely upon any such decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each and every such Equityholder. Each of Cornell Parent and its Affiliates are hereby relieved from any Liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Equityholders’ Representative. Each Equityholder hereby agrees that for any Action arising under this Agreement or any other Transaction Document such Equityholder may be served legal process by registered mail to the address set forth in Section 13.01 for the Equityholders’ Representative (or any alternative address designated to the other Parties in writing by the Equityholders’ Representative), and that service in such manner shall be adequate and such Equityholder shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction. Each Equityholder shall promptly provide written notice to the Equityholders’ Representative of any change of address of such Equityholder.

(d)            (i) None of the Equityholders’ Representative nor its Affiliates and each of their present and former parent companies, successors and assigns, and the members, managers, directors, officers, contractors, agents and employees of each of the foregoing (collectively, the “Representative Group”), shall be liable to any Equityholder for any action or failure to act in connection with the acceptance or administration of its duties and performance of its responsibilities hereunder or under any other Transaction Document. The Equityholders, first through the Equityholders’ Representative Expense Account and second, severally and not jointly, in proportion to their share of the Transaction Consideration, shall indemnify, defend and hold harmless the Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including reasonable fees, disbursements and costs of Professionals (as defined below) and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Representative Expenses”) and arising out of or in connection with the acceptance or administration of its duties and performance of its responsibilities hereunder or under any other Transaction Document. Each Equityholder hereby agrees, to deposit additional funds (on a pro rata basis in accordance with each Equityholder’s proportionate share of the Equity Consideration) into the Equityholders’ Representative Expense Account to the extent necessary to permit the Equityholders’ Representative to make any payments hereunder. Cornell Parent shall have the right to enforce the Equityholders’ obligation to deposit additional funds into the Equityholders’ Representative Expense Account under this provision if necessary to permit the Equityholders’ Representative to make any payments required by this Agreement. The Equityholders’ Representative shall not be liable to Cornell Parent, any of the Acquired Company Entities or any of their respective Affiliates for any action or failure to act in connection with the acceptance or administration of its duties and performance of its responsibilities hereunder or under any other Transaction Document.

(ii)            The Equityholders agree that no provision of this Agreement, any other Transaction Document or any of the Transactions will require any member of the Representative Group to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or the other Transaction Documents or any of the Transactions.

(iii)            The Equityholders’ Representative shall have the discretion to engage or retain attorneys, accountants, advisors, agents, subject matter experts or skilled professionals (collectively, “Professionals”) in the course of the performance of its duties.

(e)            The Equityholders’ Representative, solely in its capacity as the representative of the Equityholders, represents and warrants to Cornell Parent, as of the date hereof and as of the Closing Date, as follows:

(i)            the Equityholders’ Representative is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite organizational power and authority to carry on its business in all material respects as currently conducted;

(ii)            the execution and delivery of this Agreement by the Equityholders’ Representative, and the performance by the Equityholders’ Representative of its obligations hereunder, have been duly authorized by all necessary organizational action on the part of the Equityholders’ Representative;

(iii)            this Agreement has been duly executed and delivered by the Equityholders’ Representative and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of the Equityholders’ Representative, enforceable against the Equityholders’ Representative in accordance with its terms (subject to the Enforceability Exceptions); and

(iv)            the execution and delivery of the Transaction Documents to which it is (or will be) a party by the Equityholders’ Representative, and the performance by the Equityholders’ Representative of its obligations thereunder do not and will not (A) conflict with or result in a violation of the Governing Documents of the Equityholders’ Representative, (B) violate any Applicable Law or (C) require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract binding upon the Equityholders’ Representative.

(f)            Each Equityholder, by its acceptance of its share of the Transaction Consideration payable at the Closing hereunder, accepts and agrees to be bound by the provisions set forth in this Article 11.

Article 12
Termination

Section 12.01.     Grounds for Termination. (a) This Agreement may be terminated at any time prior to the Closing:

(i)            by mutual written agreement of Penn Parent and Cornell Parent;

(ii)            by Penn Parent or Cornell Parent, if:

(A)            the Closing shall not have been consummated on or before November 8, 2021 (such date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(a)(ii)(A) (1) shall be exercisable on or following the End Date if the Closing shall not have been consummated on or before such date, and (2) shall not be available to (x) Cornell Parent if the breach of any provision of this Agreement by a Cornell Party results in the failure of the Closing to occur by such date, or (y) to Penn Parent if the breach of any provision of this Agreement by a Penn Party results in the failure of the Closing to occur by such date; or

(B)            there shall be in effect any Applicable Law that permanently enjoins, prevents or prohibits the consummation of the Transactions and, if such Applicable Law is an Order, such Order shall have become final and non-appealable;

(iii)            by Penn Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Cornell Parties set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach or failure to perform (1) is incapable of being cured by the End Date or (2) has not been cured by the Cornell Parties within 45 days following written notice to Cornell Parent from Penn Parent of such breach or failure to perform, but Penn Parent may terminate this Agreement under this Section 12.01(a)(iii) only so long as a Penn Party or a Selling LP is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by such Penn Party would cause any condition set forth in Section 9.02(a), Section 9.02(b) or Section 9.02(c) not to be satisfied; or

(iv)            by Cornell Parent if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Penn Parties or the Selling LPs set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a), Section 9.02(b) or Section 9.02(c) not to be satisfied, and such breach or failure to perform (1) is incapable of being cured by the End Date or (2) has not been cured by such Penn Party or Selling LP within 45 days following written notice to Penn Parent or such Selling LP, as applicable, from Cornell Parent of such breach or failure to perform, but Cornell Parent may terminate this Agreement under this Section 12.01(a)(iv) only so long as the Cornell Parties are not then in breach of any of their representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Cornell Parties would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied.

The Party desiring to terminate this Agreement shall give notice of such termination to the other Party.

(b)            This Agreement shall automatically terminate, without any further action of any Person, if the Merger Agreement has been terminated in accordance with its terms.

Section 12.02.     Effect of Termination. If this Agreement is validly terminated as permitted by Section 12.01, such termination shall be without Liability of any Party (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such party) to any other Party following such valid termination; provided that if such termination shall result from the Willful Breach or Fraud by any Party, such Party shall be fully liable for any and all Liabilities incurred or suffered by any other Party as a result of such Willful Breach or Fraud. The provisions of this Section 12.02 and Article 13 (other than Section 13.12) shall survive any termination hereof pursuant to Section 12.01.

Article 13
Miscellaneous

Section 13.01.     Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including electronic mail (“e-mail”) transmission; provided that, in the case of e-mail, either receipt of such e-mail is acknowledged by the applicable recipient or a confirmatory hardcopy is sent without undue delay by an internationally recognized courier service) and shall be given:

if (i) to any Cornell Party or (ii) after the Closing, to any Penn Party that is an Acquired Company Entity, to:

Clarivate Plc
160 Blackfriars Road
London SE1 8EZ, U.K.
Attention: Steve Hartman, General Counsel
Email: stephen.hartman@Clarivate.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Daniel Brass
E-mail: daniel.brass@davispolk.com

if (i) to Penn Parent or any Penn Party that is not an Acquired Company Entity, (ii) to the Selling LPs, (iii) before the Closing, to any Penn Party that is an Acquired Company Entity, or (iv) to the Equityholders’ Representative, to:

c/o Cambridge Information Group

7500 Old Georgetown Road, Suite 1400

Bethesda, Maryland 20814

Attention: Larisa Avner Trainor, Senior Vice President and General Counsel

Email: LTrainor@cig.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
801 17th Street, NW
Washington, DC 20006
Attention: Brian Mangino
Email: Brian.Mangino@friedfrank.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

1 New York Plaza

New York, NY 10004

Attention: David Shaw

Email: David.Shaw@friedfrank.com

or such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.     Amendments and Waivers. (a) No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by each of Cornell Parent, Penn Parent and the Equityholders’ Representative. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Parties.

(b)            No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)            This Section 13.02 is subject in all respects to Section 13.15.

Section 13.03.      Disclosure Schedule References. For the purposes of this Agreement, any matter that is disclosed in the Penn Disclosure Schedules or Cornell Disclosure Schedules and its relevance to one or more other schedules is readily apparent on its face to a reasonable person shall be deemed to have been included in such other schedules notwithstanding the omission of a cross reference thereto. No reference to or disclosure of any item or other matter in the Penn Disclosure Schedules or Cornell Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in such Disclosure Schedules. The information set forth in the Penn Disclosure Schedules or Cornell Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Penn Disclosure Schedules, Cornell Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants contained in Article 3 and Article 5 of this Agreement. Nothing in the Penn Disclosure Schedules or Cornell Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenants. Matters reflected in the Penn Disclosure Schedules or Cornell Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. The inclusion of any information in the Penn Disclosure Schedules or the Cornell Disclosure Schedules shall not constitute a waiver of the attorney-client privilege, attorney work product doctrine, or any other applicable privilege.

Section 13.04.      Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 13.05.      Successors and Assignees. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party, except that (i) the Cornell Buyers may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and (ii) the Cornell Parties may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, at any time after the Closing and the satisfaction in full of all of its obligations pursuant to Article II, to any Person; provided that no such transfer or assignment under clause (i) or clause (ii) shall relieve any Cornell Party of its obligations hereunder or enlarge, alter or change any obligation of any other Party to the Cornell Parties.

Section 13.06.     Governing Law. Subject to Section 13.15, this Agreement and all claims and causes of action arising out of or relating to this Agreement or the Transactions (whether based in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state, including with respect to statutes of limitations.

Section 13.07.     Jurisdiction. Subject to Section 13.15, the Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Article 13 shall be deemed effective service of process on such Party.

Section 13.08.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09.     Counterparts; Effectiveness; No Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means) with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as set forth in Section 6.08, Section 13.13 and Section 13.15, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 13.10.     Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 13.11.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12.     Specific Performance. Each Party to this Agreement acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that monetary damages, even if available, would not be an adequate remedy in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party to this Agreement hereby agrees that (a) the other Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of any of the terms or provisions of this Agreement, without proof of damages and without posting a bond, prior to the valid termination of this Agreement, this being in addition to any other remedy to which such other Parties are entitled under this Agreement, and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief, (b) the provisions set forth in Section 12.02 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement prior to its valid termination and (ii) shall not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance, or other equitable relief and (c) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. The equitable remedies described in this Section 13.12 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties to this Agreement may elect to pursue. This Section 13.12 is subject to Section 13.15 insofar as it relates to any action by Penn Parent, any of its Subsidiaries or the Penn Related Parties against the Financing Sources.

Section 13.13.     Release.

(a)            Effective as of the Closing, each of Penn Parent and the Selling LPs, on behalf of itself and its controlled Affiliates (other than the Acquired Company Entities), and its and their respective successors and assigns (collectively, the “Penn Releasing Parties”), (i) agrees to terminate, or cause to be terminated, any Contract required to be terminated pursuant to Section 6.11, in each case without further obligation or Liability of Cornell Parent or any of its Affiliates (including the Acquired Company Entities), and (ii) forever waives, releases, remises and discharges the Cornell Parties, the Acquired Company Entities and their respective successors and Affiliates and, in their capacities as such, the equityholders, directors, officers, employees, agents and assigns of the foregoing (collectively, the “Penn Released Parties”) from any Action or Liability that the Penn Releasing Parties may currently have, or may have in the future, solely to the extent (A) arising prior to, on or after the Closing (so long as the facts, circumstances, actions, omissions or events giving rise to such claim or Liability occurred on or prior to the Closing) relating to the Acquired Company Entities or direct or indirect ownership therein (including (1) under any loan provided to the Acquired Company Entities and (2) any entitlement to expense reimbursement or sponsor, monitoring or similar fees), (B) relating to the allocation or distribution of any consideration paid hereunder (including by the Equityholders’ Representative) (including any alleged inaccuracy or miscalculations in, or otherwise relating to the preparation of, the Initial Closing Statement, the Dispute Notice or the Allocation Schedules and the calculations set forth therein, except for any rights and remedies expressly provided in this Agreement), or (C) relating to the approval or consummation of the Transactions or any other Transaction Document or any other agreement contemplated herein or therein, including any alleged breach of any duty by any officer, manager, director, equityholder or other owner of ownership interests of Penn Parent, any Acquired Company Entity or any of their respective Affiliates, except for the Penn Releasing Parties’ (x) express rights pursuant to this Agreement or any other Transaction Document to which it is a party or otherwise beneficiary (including claims for Fraud), (y) express rights (other than in connection with any breach) under any Related Party Contract that is expressly permitted to survive the Closing in accordance with this Agreement and (z) if such Penn Releasing Party is an Acquired Company Service Provider under any Excluded Arrangement (including rights to earned but unpaid wages or compensation, unpaid vacation and unreimbursed business expenses) (collectively, subject to such exceptions, the “Penn Released Claims”). Each of Penn Parent and the Selling LPs, on behalf of itself and its other Penn Releasing Parties, (I) represents that it has not assigned or transferred to any Person all or any part of, or any interest in, any Penn Released Claims and (II) acknowledges that the Penn Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Penn Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Penn Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Penn Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Each of Penn Parent and the Selling LPs, on behalf of itself and the other Penn Releasing Parties, hereby acknowledges and agrees that if, after the Closing, any of the Penn Releasing Parties should make any claim or demand or commence or threaten to commence any Action against any Penn Released Party with respect to any Penn Released Claim, this Section 13.13 may be raised as a complete bar to any such Action, and the applicable Penn Released Party may recover from the applicable Penn Releasing Party all costs incurred in connection with such Action, including attorneys’ fees.

(b)            Effective as of the Closing, Cornell Parent, on behalf of itself and its controlled Affiliates (including, after the Closing, the Acquired Company Entities), and its and their respective successors and assigns (collectively, the “Cornell Releasing Parties”), forever waives, releases, remises and discharges Penn Parent, the Equityholders’ Representative. the Selling LPs, and their respective successors and Affiliates and, in their capacities as such, the equityholders, directors, officers, employees, agents and assigns of the foregoing (collectively, the “Cornell Released Parties”) from any Action or Liability that the Cornell Releasing Parties may currently have, or may have in the future, solely to the extent (A) arising prior to, on or after the Closing (so long as the facts, circumstances, actions, omissions or events giving rise to such claim or Liability occurred on or prior to the Closing) relating to the Acquired Company Entities or the Cornell Released Parties’ direct or indirect ownership therein, or (B) relating to any Related Party Terminated Agreements, except for, in each case, the Cornell Releasing Parties’ (x) express rights pursuant to this Agreement or any other Transaction Document to which it is a party or otherwise beneficiary (including claims for Fraud), (y) express rights (other than in connection with any breach) under any Related Party Contract that is expressly permitted to survive the Closing in accordance with this Agreement and (z) if such Cornell Releasing Party is an Acquired Company Service Provider under any Excluded Arrangement (including rights to earned but unpaid wages or compensation, unpaid vacation and unreimbursed business expenses) (collectively, subject to such exceptions, the “Cornell Released Claims”). Cornell Parent, on behalf of itself and its other Cornell Releasing Parties, (I) represents that it has not assigned or transferred to any Person all or any part of, or any interest in, any Cornell Released Claims and (II) acknowledges that the Cornell Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Cornell Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Cornell Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Cornell Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Cornell Parent, on behalf of itself and the other Cornell Releasing Parties, hereby acknowledges and agrees that if, after the Closing, Cornell Parent or any of the Cornell Releasing Parties should make any claim or demand or commence or threaten to commence any Action against any Cornell Released Party with respect to any Cornell Released Claim, this Section 13.13(b) may be raised as a complete bar to any such Action, and the applicable Cornell Released Party may recover from the applicable Cornell Releasing Party all costs incurred in connection with such Action, including attorneys’ fees.

Section  13.14. Legal Representation.

(a)            Each of the parties to this Agreement acknowledges that Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) currently serves as counsel to (a) the Penn Parties and the Acquired Company Entities, (b) the Equityholders, (c) the Selling LPs, and (d) their respective Affiliates, including in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions and the Pre-Closing Restructuring. There may come a time, including after the Closing Date, when the interests of the Equityholders, the Selling LPs, and their respective Affiliates, on the one hand, and the Acquired Company Entities, on the other hand, may no longer be aligned or when, for any reason, the Equityholders, the Selling LPs, Fried Frank, or the Acquired Company Entities, or any of their respective Affiliates, believe that Fried Frank cannot or should no longer represent the Equityholders, the Selling LPs, and the Acquired Company Entities, or any of their respective Affiliates. The parties understand and specifically agree that Fried Frank may withdraw from representing the Acquired Company Entities at any time and continue to represent the Equityholders, the Selling LPs, and/or any of their respective Affiliates, even if the interests of the Equityholders, the Selling LPs and/or any of their respective Affiliates, and the interests of the Acquired Company Entities are or may be directly adverse, including in connection with any dispute arising out of or relating to this Agreement, any of the Transaction Documents, the Transactions or the Pre-Closing Restructuring, and even though Fried Frank may have represented any of the Penn Parties and the Acquired Company Entities or any of their respective Affiliates in a matter substantially related to such dispute or may be handling ongoing matters for the Acquired Company Entities or any of their respective Affiliates, and the Acquired Company Entities and the Cornell Parties hereby consent thereto and waive any conflict of interest arising therefrom. In connection with the foregoing, the Acquired Company Entities and their respective Affiliates hereby irrevocably waive and agree not to assert any conflict of interest arising from or in connection with (i) Fried Frank’s prior representation of the Acquired Company Entities or any of their respective Affiliates and (ii) Fried Frank’s representation of the Penn Parties, the Equityholders, the Selling LPs, and any of their respective Affiliates, directors, officers, or employees prior to and after the Closing Date. The Cornell Parties on behalf of themselves and their respective Affiliates further consent and agree to, and agree to cause the Acquired Company Entities to consent and agree to, the communication or transfer by Fried Frank to the Equityholders, the Selling LPs, and their respective Affiliates in connection with any representation of any fact, document or other information known to Fried Frank or in Fried Frank’s possession arising by reason of Fried Frank’s representation of the Penn Parties or the Acquired Company Entities prior to the Closing Date.

(b)            Each of the Parties further agrees that all communications and documents exchanged in any form or format whatsoever between or among any of Fried Frank, the Acquired Company Entities, the Equityholders, the Selling LPs, or any of their respective Affiliates, that relate in any way to the consideration, negotiation, documentation and consummation of this Agreement, the other Transaction Documents, the Transactions or the Pre-Closing Restructuring or any alternative transaction or any dispute arising under or relating to any of the foregoing (collectively, the “Deal Communications”) shall be deemed to be retained and owned solely by the Equityholders and the Selling LPs. All Deal Communications that are subject to the attorney-client privilege, the attorney work product doctrine or any other privilege or protection (collectively, the “Privileged Deal Communications”) shall remain privileged after the Closing Date and the privilege and the expectation of client confidence relating thereto shall belong to the Equityholders, shall be controlled solely by the Equityholders and shall not pass to or be claimed by the Cornell Parties, the Acquired Company Entities, or any of their respective Affiliates. Neither the Equityholders nor Fried Frank shall have any duty whatsoever to reveal or disclose any Deal Communications, Privileged Deal Communications or files to the Acquired Company Entities by reason of any attorney-client relationship between Fried Frank and the Acquired Company Entities or otherwise. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Cornell Parties and the Acquired Company Entities, on the one hand, and a third party other than any Equityholder or any of their Affiliates, on the other hand, the Cornell Parties and the Acquired Company Entities may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither the Cornell Parties nor the Acquired Company Entities may waive such privilege without the prior written consent of the Equityholders’ Representative. In the event that the Cornell Parties or the Acquired Company Entities are legally required by Order to produce any Deal Communications or Privileged Deal Communications in their possession, the Cornell Parties shall immediately (and, in any event, within two (2) Business Days) notify the Equityholders’ Representative in writing (including by making specific reference to this section) so that the Equityholders’ Representative (at its expense) can seek a protective order or take other appropriate action and the Cornell Parties and the Acquired Company Entities agree to use all commercially reasonable efforts to assist therewith.

(c)            Solely with respect to the Deal Communications and the Privileged Deal Communications, to the extent that files or other materials maintained by Fried Frank constitute property of its clients, only the Equityholders’ Representative shall hold such property rights with respect to any representation prior to the Closing of the Acquired Company Entities, and Fried Frank shall have no duty to reveal or disclose any such files or other materials by reason of any attorney-client relationship between Fried Frank, on the one hand, and the Acquired Company Entities, on the other hand.

(d)            The Cornell Parties on behalf of themselves and their respective Affiliates further consent and agree, and agree to cause the Acquired Company Entities (after the Closing Date) to consent and agree, that they will not (i) intentionally access or use the Deal Communications or the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Equityholders, the Selling LPs, or Fried Frank, or any of their respective Affiliates release such materials or waive the attorney-client or other privilege, or by otherwise asserting that the Cornell Parties or the Acquired Company Entities (after the Closing Date) have the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications or the Privileged Deal Communications, directly or indirectly, from Fried Frank or any other Person. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing, the Equityholders’ Representative, the Acquired Company Entities or the Penn Parties (or any Equityholder), or any of their respective directors, officers, employees or other representatives takes any action to protect from access or remove from the premises of the Acquired Company Entities (or any offsite backup or other facilities) any Deal Communications or Privileged Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications or Privileged Deal Communications.

(e)            The Cornell Parties agree, and agree to cause the Acquired Company Entities (after the Closing), not to assert that the privilege has been waived as to any Privileged Deal Communications that may be located in the records or email servers (or in the knowledge of the officers and employees) of the Acquired Company Entities or to intentionally make use of any such Deal Communications or Privileged Deal Communications.

(f)            This Section 13.14 is for the benefit of the Equityholders, the Selling LPs, and Fried Frank, and Fried Frank is an express third party beneficiary of this Section 13.14. This Section 13.14 shall be irrevocable, and no term of this Section 13.14 may be amended, waived or modified, without the prior written consent of the Equityholders’ Representative and Fried Frank.

Section 13.15. Financing Sources. Notwithstanding anything in this Agreement to the contrary, Penn Parent and each Penn Related Party, on behalf of itself and its Subsidiaries, hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Source, arising out of or relating to this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon Penn Parent or its Subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 13.01, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law all rights of trial by jury in any Action brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (vii) agrees that no Financing Source will have any liability to Penn Parent or any other Penn Related Party (for the avoidance of doubt, other than the Cornell Parties and their Affiliates) in connection with this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (viii) agrees that neither Penn Parent nor any other Penn Related Party shall be entitled to seek specific performance of the Commitment Letter; provided that nothing herein shall affect the rights of the Cornell Parties and their Affiliates against the Financing Sources with respect to the Financing or any of the transactions contemplated hereby or thereby or any services thereunder and (ix) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 13.15 and that neither this Section 13.15 (nor any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such other provision would materially modify the substance of this Section 13.15) shall be amended in any way materially adverse to the Financing Sources without the prior written consent of the Financing Parties.

Section 13.16. Non-Recourse. This Agreement may only be enforced against, and any Action or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement or any other Transaction Agreement (and then only to the extent of the specific obligations undertaken by such named party and not otherwise), no past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partner, stockholder, investor or assignee of any party to this Agreement, nor any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partner, stockholder, investor or assignee of any of the foregoing, shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other Liabilities of any one or more of Parties or their respective Affiliates under this Agreement of or for any claim based on, arising out of, or related to this Agreement or any other Transaction Document or the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CAMELOT UK BIDCO LIMITED

By:	/s/ Stephen Hartman
Name: Stephen Hartman
Title: Director

MILLENNIUM RESEARCH GROUP INC.

By:	/s/ Richard Hanks
Name: Richard Hanks
Title: Chief Financial Officer

CLARIVATE SCIENCE HOLDINGS CORPORATION

By:	/s/ Richard Hanks
Name: Richard Hanks
Title: Chief Financial Officer

CLARIVATE US SCIENCE HOLDINGS CORPORATION

By:	/s/ Richard Hanks
Name: Richard Hanks
Title: Chief Financial Officer

CLARIVATE PLC

By:	/s/ Jerre L. Stead
Name: Jerre L. Stead
Title: Executive Chairman and Chief Executive Officer

[Signature Page to Transaction Agreement]

PENN PARENT:

PROQUEST HOLDINGS LLC

By:	/s/ Larisa Avner Trainor
Name: Larisa Avner Trainor
Title: Secretary

PENN LLC:

PROQUEST LLC

By:	/s/ Larisa Avner Trainor
Name: Larisa Avner Trainor
Title: Secretary

PENN HOLDINGS CANADA:

PROQUEST HOLDINGS CANADA LLC

By:	/s/ Larisa Avner Trainor
Name: Larisa Avner Trainor
Title: Secretary

[Signature Page to Transaction Agreement]

SELLING LPS:

CSA GP CORPORATION

By:	/s/ Andrew M. Snyder
Name: Andrew M. Snyder
Title: President

CAMBRIDGE INFORMATION GROUP, INC.

By:	/s/ Andrew M. Snyder
Name: Andrew M. Snyder
Title: Chief Executive Officer

CAMBRIDGE INFORMATION GROUP I LLC

By:	/s/ Andrew M. Snyder
Name: Andrew M. Snyder
Title: Chief Executive Officer

SARA SNYDER EDUCATIONAL TRUST

By:	/s/ Larisa Avner Trainor
Larisa Avner Trainor, Trustee

By:	/s/ Matthew Brehm
Matthew Brehm, Trustee

SAMUEL SNYDER EDUCATIONAL TRUST

By:	/s/ Larisa Avner Trainor
Larisa Avner Trainor, Trustee

By:	/s/ Matthew Brehm
Matthew Brehm, Trustee

[Signature Page to Transaction Agreement]

NATALIE GRANADER EDUCATIONAL TRUST

By:	/s/ Larisa Avner Trainor
Larisa Avner Trainor, Trustee

By:	/s/ Matthew Brehm
Matthew Brehm, Trustee

JOSHUA GRANADER EDUCATIONAL TRUST

By:	/s/ Larisa Avner Trainor
Larisa Avner Trainor, Trustee

By:	/s/ Matthew Brehm
Matthew Brehm, Trustee

JESSICA GRANADER EDUCATIONAL TRUST

By:	/s/ Larisa Avner Trainor
Larisa Avner Trainor, Trustee

By:	/s/ Matthew Brehm
Matthew Brehm, Trustee

A-PQ HOLDINGS, LLC

By:	/s/ Jackson Phillips
Name: Jackson Phillips
Title: President

EQUITYHOLDERS’ REPRESENTATIVE:

CAMBRIDGE INFORMATION GROUP III LLC

By:	/s/ Andrew M. Snyder
Name: Andrew M. Snyder
Title: Chief Executive Officer

[Signature Page to Transaction Agreement]